                                                      Registration No. 33------
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                          -----------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                           BOATMEN'S BANCSHARES, INC.
             (Exact name of Registrant as specified in its charter)
     MISSOURI                       6712                       43-0672260
  (State or other             (Primary Standard               (IRS Employer
  jurisdiction of                Industrial                   Identification
  incorporation or             Classification                    Number)
   organization)                Code Number)

                               One Boatmen's Plaza
                                800 Market Street
                           St. Louis, Missouri  63101
                                 (314) 466-6000
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                          -----------------------------
                                JAMES W. KIENKER
              Executive Vice President and Chief Financial Officer
                           Boatmen's Bancshares, Inc.
                               One Boatmen's Plaza
                                800 Market Street
                           St. Louis, Missouri  63101
                                 (314) 466-7718
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                          -----------------------------
                                   Copies to:
          Thomas C. Erb, Esq.               C. Douglas Buford, Jr., Esq.
          Lewis, Rice & Fingersh            Wright, Lindsey & Jennings
          500 N. Broadway                   2200 Worthen Bank Building
          St. Louis, Missouri  63102        200 West Capitol Ave.
          (314) 444-7600                    Little Rock, Arkansas 72201
                                            (501) 371-0808

                        -----------------------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
 PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION
      STATEMENT AND THE EFFECTIVE TIME OF THE MERGERS DESCRIBED HEREIN.
IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION
 WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL
                INSTRUCTION G, CHECK THE FOLLOWING BOX./ /
                        -----------------------------

                                            CALCULATION OF REGISTRATION FEE
===============================================================================================================================

                                                                 PROPOSED MAXIMUM         PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF           AMOUNT TO BE           OFFERING PRICE PER      AGGREGATE OFFERING        AMOUNT OF
      SECURITIES TO BE REGISTERED        REGISTERED<F1>                UNIT<F2>              PRICE<F2>         REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------------------------------
Common stock, $1.00 par value,
 per share<F3>                            17,683,100                  $28.9375             $511,704,706          $176,449.90
===============================================================================================================================

<F1>  Based upon the assumed maximum number of shares of common stock of the Registrant issuable to holders of common stock of Worthen Banking Corporation, an Arkansas corporation ("Worthen"), in the proposed merger of a wholly-owned subsidiary of the Registrant with and into Worthen.
<F2>  Solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) as of October 10, 1994, being within 5 days of the filing of this Registration Statement.
<F3>  Each share includes one preferred share purchase right which may be exercised upon the occurrence of certain triggering events.

                  -----------------------------
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON
SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE
UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH
SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL
THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE
SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL
BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SAID SECTION 8(a), MAY DETERMINE.
===============================================================================


                                                 BOATMEN'S BANCSHARES, INC.

                                             CROSS REFERENCE SHEET TO PROSPECTUS

                    FORM S-4 HEADING                                             PROSPECTUS LOCATION
- ----------------------------------------------------------------------------------------------------------------------------
 1. Forepart of Registration Statement and Outside
    Front Cover Page of Prospectus . . . . . . . . . . . . .   Forepart of Registration Statement and Outside Front Cover
                                                               Page of Prospectus

 2. Inside Front and Outside Back Cover Pages of
    Prospectus . . . . . . . . . . . . . . . . . . . . . . .   Inside Front and Outside Back Cover Pages of Prospectus;
                                                               Table of Contents

 3. Risk Factors, Ratio of Earnings to Fixed Charges and
    Other Information. . . . . . . . . . . . . . . . . . . .   Summary Information

 4. Terms of the Transaction . . . . . . . . . . . . . . . .   Summary Information; The Merger; Description of Boatmen's
                                                               Capital Stock; Comparison of Shareholder Rights; Certain
                                                               Provisions of the Merger Agreement

 5. Pro Forma Financial Information. . . . . . . . . . . . .   Pro Forma Financial Data

 6. Material Contacts with the Company Being
    Acquired . . . . . . . . . . . . . . . . . . . . . . . .   Summary Information; The Merger; Certain Provisions of the
                                                               Merger Agreement

 7. Additional Information Required for Reoffering by
    Persons and Parties Deemed to Be Underwriters. . . . . .   *

 8. Interests of Named Experts and Counsel . . . . . . . . .   The Merger; Legal Opinion; Experts

 9. Disclosure of Commission Position on Indemnification
    for Securities Act Liabilities . . . . . . . . . . . . .   *

10. Information with Respect to S-3 Registrants. . . . . . .   Incorporation of Certain Documents by Reference; The Merger

11. Incorporation of Certain Information by Reference. . . .   Incorporation of Certain Documents by Reference

12. Information with Respect to S-2 or S-3 Registrants . . .   *

13. Incorporation of Certain Information by Reference. . . .   *

- ---------------------------------------
*Indicates item not applicable




                    FORM S-4 HEADING                                             PROSPECTUS LOCATION
- ----------------------------------------------------------------------------------------------------------------------------
14. Information with Respect to Registrants Other than S-2
    or S-3 Registrants . . . . . . . . . . . . . . . . . . .   *

15. Information with Respect to S-3 Companies. . . . . . . .   Incorporation of Certain Documents by Reference; Summary
                                                               Information; The Merger

16. Information with Respect to S-2 or S-3 Companies . . . .   *

17. Information with Respect to Companies Other than S-2
    or S-3 Companies . . . . . . . . . . . . . . . . . . . .   *

18. Information if Proxies, Consents or Authorizations are to
    be Solicited . . . . . . . . . . . . . . . . . . . . . .   Incorporation of Certain Documents By Reference; Summary
                                                               Information; The Special Meeting; The Merger

19. Information if Proxies, Consents or Authorizations are
    not to be Solicited in an Exchange Offer . . . . . . . .   *

- ---------------------------------------
*Indicates item not applicable

                   WORTHEN BANKING CORPORATION
                         PROXY STATEMENT
                     ----------------------

                   BOATMEN'S BANCSHARES, INC.
                           PROSPECTUS

   This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to shareholders of Worthen Banking Corporation, an Arkansas corporation ("Worthen"), in connection with the solicitation of proxies by the Board of Directors of Worthen for use at a Special Meeting of Shareholders (including any adjournments or postponements thereof) to be held at ---------, local time, on -------------, at ----------------,
- ------------------------, Little Rock, Arkansas (the "Special
Meeting"). At the Special Meeting, shareholders of Worthen will consider and vote upon an Agreement and Plan of Merger (the "Merger Agreement"), dated August 18, 1994, among Worthen, Boatmen's Bancshares, Inc., a Missouri corporation ("Boatmen's") and BBI AcquisitionCo, Inc., an Arkansas corporation and wholly-owned subsidiary of Boatmen's ("AcquisitionCo"), which provides for, among other things, the proposed merger of AcquisitionCo with and into Worthen (the "Merger").

   This Proxy Statement/Prospectus also constitutes a prospectus of Boatmen's with respect to up to 17,683,100 shares of common stock of Boatmen's issuable in the Merger to holders of common stock of Worthen.

   Upon consummation of the Merger, each issued and outstanding share of common stock of Worthen (other than shares held by any shareholder properly exercising dissenters' rights) would be converted into the right to receive one (1) share of common stock of Boatmen's and any attached rights, plus cash in lieu of any existing fractional share interests. As a result of the Merger, Boatmen's would acquire beneficial ownership of all of the issued and outstanding stock of Worthen, and Worthen would be a wholly-owned subsidiary of Boatmen's.

   This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of Worthen on or about
- ---------------, 1994.

   PaineWebber Incorporated has rendered its opinion dated
- ---------------, 1994, confirming its earlier opinion of August 18, 1994, to the Board of Directors of Worthen, that the terms of the Merger are fair to the shareholders of Worthen from a financial point of view.

   This Proxy Statement/Prospectus does not cover any resales of the Boatmen's common stock offered hereby to be received by the stockholders deemed to be "affiliates" of Boatmen's or Worthen upon consummation of the Merger. No person is authorized to make use of this Proxy Statement/Prospectus in connection with such resales, although such securities may be traded without the use of this Proxy Statement/Prospectus by those shareholders of Boatmen's not deemed to be "affiliates" of Boatmen's or Worthen.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
            COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
           THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                      -----------------------------------

            THE SHARES OF BOATMEN'S COMMON STOCK OFFERED HEREBY ARE NOT
              SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE
             FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE
                    FUND OR ANY OTHER GOVERNMENTAL AGENCY.
                       -----------------------------------

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS ---------------, 1994

                        TABLE OF CONTENTS
                                                             PAGE
                                                             ----
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . .  1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . .  1

SUMMARY INFORMATION. . . . . . . . . . . . . . . . . . . . . .  3
  Introduction . . . . . . . . . . . . . . . . . . . . . . . .  3
  The Parties to the Merger. . . . . . . . . . . . . . . . . .  3
     Boatmen's . . . . . . . . . . . . . . . . . . . . . . . .  3
     AcquisitionCo . . . . . . . . . . . . . . . . . . . . . .  3
     Worthen . . . . . . . . . . . . . . . . . . . . . . . . .  4
  The Special Meeting. . . . . . . . . . . . . . . . . . . . .  4
     Date, Time and Place of Special Meeting . . . . . . . . .  4
     Matters to be Considered at the Special Meeting . . . . .  4
     Record Date . . . . . . . . . . . . . . . . . . . . . . .  4
     Vote Required to Approve the Merger Agreement . . . . . .  4
     Security Ownership of Worthen Management. . . . . . . . .  4
  The Merger . . . . . . . . . . . . . . . . . . . . . . . . .  5
     Effects of the Merger . . . . . . . . . . . . . . . . . .  5
     Value of the Merger . . . . . . . . . . . . . . . . . . .  5
     Reasons for the Merger and Recommendation of the Board of
        Directors. . . . . . . . . . . . . . . . . . . . . . .  5
     Opinion of Financial Advisor. . . . . . . . . . . . . . .  6
     Conditions to the Merger; Regulatory Approvals. . . . . .  6
     Conduct of Business Pending the Merger. . . . . . . . . .  6
     Termination of the Merger Agreement . . . . . . . . . . .  6
     Termination Fee . . . . . . . . . . . . . . . . . . . . .  7
     Accounting Treatment. . . . . . . . . . . . . . . . . . .  8
     Effective Time of the Merger. . . . . . . . . . . . . . .  8
     Interests of Certain Persons in the Merger. . . . . . . .  8
     Federal Income Tax Consequences . . . . . . . . . . . . .  8
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . .  9
  Management and Operations After the Merger . . . . . . . . .  9
  Comparison of Shareholder Rights . . . . . . . . . . . . . .  9
  Comparative Stock Prices . . . . . . . . . . . . . . . . . . 11

SELECTED COMPARATIVE PER SHARE DATA. . . . . . . . . . . . . . 12

SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . 13

THE SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . 16
  Date, Time and Place . . . . . . . . . . . . . . . . . . . . 16
  Matters to be Considered at the Special Meeting. . . . . . . 16
  Record Date; Vote Required . . . . . . . . . . . . . . . . . 16
  Voting and Revocation of Proxies . . . . . . . . . . . . . . 16
  Solicitation of Proxies. . . . . . . . . . . . . . . . . . . 17

                                    i

                                                             PAGE
                                                             ----
THE PARTIES. . . . . . . . . . . . . . . . . . . . . . . . . . 18
  Boatmen's. . . . . . . . . . . . . . . . . . . . . . . . . . 18
     General . . . . . . . . . . . . . . . . . . . . . . . . . 18
     Pending Acquisitions. . . . . . . . . . . . . . . . . . . 18
  AcquisitionCo. . . . . . . . . . . . . . . . . . . . . . . . 19
  Worthen. . . . . . . . . . . . . . . . . . . . . . . . . . . 19

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . 21
  Background of the Merger . . . . . . . . . . . . . . . . . . 21
  Reasons for the Merger; Recommendation of Worthen Board of
     Directors . . . . . . . . . . . . . . . . . . . . . . . . 21
  Opinion of Worthen's Financial Advisor . . . . . . . . . . . 21
     Comparable Company Trading Analysis . . . . . . . . . . . 22
     Comparable Transaction Analysis . . . . . . . . . . . . . 23
     Acquiror Dilution Analysis. . . . . . . . . . . . . . . . 24
     Discounted Cash Flow Analysis . . . . . . . . . . . . . . 25
     Pro Forma Merger Analysis . . . . . . . . . . . . . . . . 25
  Merger Consideration . . . . . . . . . . . . . . . . . . . . 26
  Form of the Merger . . . . . . . . . . . . . . . . . . . . . 27
  Conduct of Business Pending the Merger; Dividends. . . . . . 27
  Certain Conditions to Consummation of the Merger . . . . . . 27
  Interests of Certain Persons in the Merger . . . . . . . . . 29
     Director and Officer Indemnification. . . . . . . . . . . 29
     Key Executive Retention Agreement . . . . . . . . . . . . 29
     Employee Retention and Protection Plans . . . . . . . . . 29
     Worthen Banking Corporation Stock Option Plans  . . . . . 31
  Effective Time . . . . . . . . . . . . . . . . . . . . . . . 31
  Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . 31
  Exchange of Stock Certificates; Fractional Shares. . . . . . 33
  Federal Income Tax Consequences. . . . . . . . . . . . . . . 34
  Accounting Treatment . . . . . . . . . . . . . . . . . . . . 34
  Management and Operations After the Merger . . . . . . . . . 35
  Effect on Employee Benefit and Stock Plans . . . . . . . . . 35
  Resale of Boatmen's Common . . . . . . . . . . . . . . . . . 36

PRO FORMA FINANCIAL DATA . . . . . . . . . . . . . . . . . . . 37

DESCRIPTION OF BOATMEN'S CAPITAL STOCK . . . . . . . . . . . . 40
  Boatmen's Common . . . . . . . . . . . . . . . . . . . . . . 40
     Dividend Rights . . . . . . . . . . . . . . . . . . . . . 40
     Voting Rights . . . . . . . . . . . . . . . . . . . . . . 40
     Classification of Board of Directors. . . . . . . . . . . 40
     Preemptive Rights . . . . . . . . . . . . . . . . . . . . 41
     Liquidation Rights. . . . . . . . . . . . . . . . . . . . 41
     Assessment and Redemption . . . . . . . . . . . . . . . . 41
  Boatmen's Series B Preferred Stock . . . . . . . . . . . . . 41
     Dividend Rights . . . . . . . . . . . . . . . . . . . . . 41
     Liquidation Rights. . . . . . . . . . . . . . . . . . . . 41
     Redemption. . . . . . . . . . . . . . . . . . . . . . . . 41

                                    ii

                                                             PAGE
                                                             ----
     Voting Rights . . . . . . . . . . . . . . . . . . . . . . 41
     Superior Stock. . . . . . . . . . . . . . . . . . . . . . 41

COMPARISON OF SHAREHOLDER RIGHTS . . . . . . . . . . . . . . . 42
  Shareholder Vote Required for Certain Transactions . . . . . 42
     Business Combinations . . . . . . . . . . . . . . . . . . 42
     Removal of Directors. . . . . . . . . . . . . . . . . . . 42
     Removal of Officers . . . . . . . . . . . . . . . . . . . 43
     Amendments to Articles of Incorporation . . . . . . . . . 44
  Special Meetings of Shareholders; Shareholder Action by
     Written Consent . . . . . . . . . . . . . . . . . . . . . 44
  Notice of Shareholder Nominations of Directors . . . . . . . 45
  Shareholder Proposal Procedures. . . . . . . . . . . . . . . 46
  Shareholder Rights Plan. . . . . . . . . . . . . . . . . . . 46
  Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . 49
  Takeover Statutes. . . . . . . . . . . . . . . . . . . . . . 49
  Liability of Directors; Indemnification. . . . . . . . . . . 50
  Consideration of Non-Shareholder Interests . . . . . . . . . 52

CERTAIN PROVISIONS OF THE MERGER AGREEMENT . . . . . . . . . . 53
  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . 53
  Exchange of Certificates . . . . . . . . . . . . . . . . . . 53
  Representations and Warranties of the Parties. . . . . . . . 54
  Conditions to the Consummation of the Merger . . . . . . . . 54
  Regulatory Approvals . . . . . . . . . . . . . . . . . . . . 55
  Certain Other Agreements . . . . . . . . . . . . . . . . . . 55
     Business of Worthen in Ordinary Course. . . . . . . . . . 55
     Additional Worthen Reserves, Accruals, Charges, and
        Expenses . . . . . . . . . . . . . . . . . . . . . . . 56
     Environmental Inspections and Other Worthen Agreements. . 57
     Other Worthen Agreements. . . . . . . . . . . . . . . . . 57
     Boatmen's Agreements. . . . . . . . . . . . . . . . . . . 57
  No Solicitation. . . . . . . . . . . . . . . . . . . . . . . 58
  Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . 58
  Indemnification and Insurance. . . . . . . . . . . . . . . . 58
  Waiver and Amendment . . . . . . . . . . . . . . . . . . . . 59
  Termination or Abandonment . . . . . . . . . . . . . . . . . 59
  Termination Fee. . . . . . . . . . . . . . . . . . . . . . . 60
     Occurrence of Triggering Event. . . . . . . . . . . . . . 60
     Superior Transaction. . . . . . . . . . . . . . . . . . . 60
  Expenses and Fees. . . . . . . . . . . . . . . . . . . . . . 60

LEGAL OPINION. . . . . . . . . . . . . . . . . . . . . . . . . 61

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
  Independent Auditors for Boatmen's Bancshares, Inc.. . . . . 61
  Independent Auditors for Worthen Banking Corporation . . . . 61

SHAREHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . . 62

                                    iii

                                                             PAGE
                                                             ----

APPENDICES
  Merger Agreement . . . . . . . . . . . . . . . . . . . . . .A-1
  Fairness Opinion . . . . . . . . . . . . . . . . . . . . . .B-1
  Excerpts of Arkansas Business Corporation Act (Dissenters'
     Rights).  . . . . . . . . . . . . . . . . . . . . . . . .C-1

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BOATMEN'S OR WORTHEN. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE A SOLICITATION OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT ANY INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                      AVAILABLE INFORMATION

    Boatmen's and Worthen each are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "S.E.C."). The reports, proxy statements and other information can be inspected and copied at the public reference facilities of the S.E.C., Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the S.E.C. located at Seven World Trade Center, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the public reference section of the S.E.C. at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning (i) Boatmen's may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006, and (ii) Worthen may be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

    Boatmen's has filed with the S.E.C. a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the common stock of Boatmen's to be issued pursuant to the merger described herein. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the S.E.C.'s principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement is qualified in all respects by such reference.


         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the S.E.C. by Boatmen's
(File No. 1-3750) and Worthen (File No. 1-8525) pursuant to the
Exchange Act are incorporated by reference in this Proxy Statement/
Prospectus:

    1.   Boatmen's Annual Report on Form 10-K for the year ended
         December 31, 1993;

    2. Boatmen's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994;

    3. The description of the common stock of Boatmen's contained in Boatmen's Registration Statement on Form 8-A under the Exchange Act, as amended under cover of Form 8 dated
         July 15, 1988, and the description of the preferred share purchase rights contained in Boatmen's Registration Statement on Form 8-A under the Exchange Act, filed
         August 14, 1990;

    4.   Boatmen's Current Report on Form 8-K dated September 2,
         1994;

    5.   Worthen's Annual Report on Form 10-K for the year ended
         December 31, 1993;

    6. Worthen's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994;

    7. The description of Worthen's capital stock contained in Worthen's Registration Statement No. 2-97994 on Form S-2 under the Exchange Act, filed May 24, 1985; and

    8. Worthen's Current Reports on Form 8-K dated June 24, 1994, and September 9, 1994.

    All documents and reports filed by Boatmen's and Worthen pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the special meeting of shareholders of Worthen shall be deemed to be incorporated by reference in this Proxy Statement/ Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/ Prospectus.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS
RELATING TO BOATMEN'S AND WORTHEN BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING UNINCORPORATED EXHIBITS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO BOATMEN'S, KEVIN R. STITT, DIRECTOR OF INVESTOR RELATIONS, BOATMEN'S BANCSHARES, INC., ONE BOATMEN'S PLAZA, 800 MARKET STREET, ST. LOUIS, MISSOURI 63101 (TELEPHONE NUMBER (314) 466-7662), OR IN THE CASE OF DOCUMENTS RELATING TO WORTHEN, ALAN C. KING, SENIOR VICE PRESIDENT AND CONTROLLER, WORTHEN BANKING CORPORATION, 200 WEST CAPITOL AVENUE, LITTLE ROCK, ARKANSAS 72201 (TELEPHONE NUMBER (501) 371-8769). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ---------------, 1994.

                        SUMMARY INFORMATION

    The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus. The following summary is not intended to be complete and is qualified in all respects by the information appearing elsewhere herein or incorporated by reference into this Proxy Statement/Prospectus, the Appendices hereto and the documents referred to herein. All information contained in this Proxy Statement/Prospectus relating to Boatmen's and its subsidiaries has been supplied by Boatmen's and all information relating to Worthen and its subsidiaries has been supplied by Worthen. Shareholders are urged to read this Proxy Statement/Prospectus and the Appendices hereto and in particular the section entitled "THE MERGER" in their entirety.

                           INTRODUCTION

    This Proxy Statement/Prospectus relates to an Agreement and Plan of Merger, dated August 18, 1994 (the "Merger Agreement"), among Worthen Banking Corporation, an Arkansas corporation ("Worthen"), Boatmen's Bancshares, Inc., a Missouri corporation ("Boatmen's") and BBI AcquisitionCo, Inc. ("AcquisitionCo"), an Arkansas corporation and wholly-owned subsidiary of Boatmen's. The Merger Agreement provides for, among other things, the merger (the "Merger") of AcquisitionCo with and into Worthen. As a result of the Merger, Worthen would become a wholly-owned subsidiary of Boatmen's.

    The summary set forth in this Proxy Statement/Prospectus of certain provisions of the Merger Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated by reference herein and attached as Appendix A hereto.


                     THE PARTIES TO THE MERGER

BOATMEN'S

    Boatmen's is a multi-bank holding company headquartered in St. Louis, Missouri. At June 30, 1994, Boatmen's had consolidated assets of approximately $27.6 billion and shareholders' equity of $2.2 billion, making it the largest bank holding company in Missouri and among the 30 largest in the United States. Boatmen's 45 subsidiary banks, including a federal savings bank, operate from over 400 locations in Missouri, Arkansas, Illinois, Iowa, Kansas, New Mexico, Oklahoma, Tennessee and Texas. Boatmen's also ranks among the 16 largest providers of trust services in the nation, with approximately $34.2 billion in assets under management as of June 30, 1994. Boatmen's other principal businesses include a mortgage banking company, a credit life insurance company, a credit card company and an insurance agency. The principal executive offices of Boatmen's are at One Boatmen's Plaza, 800 Market Street,
St. Louis, Missouri 63101 (telephone number (314) 466-6000).

ACQUISITIONCO

    AcquisitionCo was organized as a wholly-owned subsidiary of Boatmen's solely to effectuate the Merger and has not been engaged in any significant business activity.

WORTHEN

    Worthen is a multi-bank holding company headquartered in Little Rock, Arkansas. At June 30, 1994, Worthen had consolidated assets of approximately $3.5 billion and shareholders' equity of $293 million, making it the second largest bank holding company based in Arkansas. Through its eleven (11) banking subsidiaries, Worthen operates 112 retail banking offices throughout the State of Arkansas and six such offices in the Austin, Texas area. Through its non-banking subsidiaries, Worthen also operates, among other businesses, a full service retail brokerage company, a mortgage banking company and a trust company. The principal executive offices of Worthen are at 200 West Capitol Avenue, Little Rock, Arkansas 72201 (telephone number (501) 378-1521).


                        THE SPECIAL MEETING

DATE, TIME AND PLACE OF SPECIAL MEETING

    The special meeting of the shareholders of Worthen (the "Special Meeting") to consider and vote upon the Merger Agreement will be held at -----------------------------------, ---------------, Little Rock,
Arkansas on ---------------, at ----, local time.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the Special Meeting, holders of Worthen common stock, par value $1.00 per share ("Worthen Common") will consider and vote upon approving the Merger Agreement providing for, among other things, the Merger of AcquisitionCo with and into Worthen.

RECORD DATE

    The record date for the Special Meeting is -------------------.

VOTE REQUIRED TO APPROVE THE MERGER AGREEMENT

    Approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Worthen Common entitled to vote thereon. Holders of Worthen Common will be entitled to one vote per share.

SECURITY OWNERSHIP OF WORTHEN MANAGEMENT

    As of ----------------------, executive officers and directors of Worthen and their affiliates may be deemed to have owned beneficially --------- shares (----%) of Worthen Common, all of which are expected by management of Worthen to be voted in favor of the Merger Agreement.

                            THE MERGER

EFFECTS OF THE MERGER

    At the time the Merger is consummated (the "Effective Time"), AcquisitionCo will merge into Worthen and, as a result thereof, each share of Worthen Common, other than shares any holders of which have duly exercised and perfected their dissenters' rights under the Arkansas Business Corporation Act of 1987 (the "Arkansas Corporate Law"), will be converted into one (1) share of common stock, par value $1.00 per share, of Boatmen's ("Boatmen's Common"), together with any rights attached thereto under or by virtue of the Rights Agreement, dated August 14, 1990, between Boatmen's and Boatmen's Trust Company, as Rights Agent (as described on page -- hereto) (such number of shares, together with any cash payment in lieu of fractional shares, if any, as described herein, is referred to herein as the "Merger Consideration"). No fractional shares of Boatmen's Common will be issued and, in lieu thereof, holders of fractional shares of Worthen Common who would otherwise be entitled to a fractional share interest in Boatmen's Common (after taking into account all shares of Worthen Common held by such holder) will be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of Boatmen's Common on the Nasdaq Stock Market's National Market (the "Nasdaq") on the business day immediately preceding the date on which the Effective Time occurs.

VALUE OF THE MERGER

    As of --------------------, 1994, based on the Merger
Consideration and the closing sales price of Boatmen's Common as reported on Nasdaq for that date, the Merger had a per share value of $--------- to holders of Worthen Common, and the approximate total value of the Merger Consideration to Worthen shareholders was $------ million.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors of Worthen believes that the acquisition of Worthen by Boatmen's is in the best short-term and long-term interests of Worthen. The Board of Directors of Worthen believes that its stockholders will benefit from the Merger through their ownership of a more liquid investment in a bank holding company with greater diversification in banking operations and greater assets than Worthen. As part of Boatmen's, the former Worthen banking subsidiaries and their respective branch offices will have the availability and support of Boatmen's greater resources and economies of scale resulting from a larger operation. The Worthen Board of Directors unanimously approved the Merger Agreement and recommends that you vote in favor of the Merger.

    The Board of Directors of Boatmen's believes that the acquisition of Worthen and its banking subsidiaries would enhance its existing presence in the State of Arkansas and the State of Texas and, generally, would be a natural and desirable extension of Boatmen's banking franchise. The Board of Directors of Boatmen's also believes that the profitability of Worthen's subsidiaries can be enhanced through Boatmen's banking products, systems, methods, capital resources and managerial capabilities.

OPINION OF FINANCIAL ADVISOR

    Worthen's advisor with respect to the financial aspects of the Merger, PaineWebber Incorporated ("PaineWebber"), has rendered its opinion to the Board of Directors of Worthen that the Merger Consideration is fair to Worthen's shareholders from a financial point of view. The opinion of PaineWebber, attached as Appendix B to this Proxy Statement/Prospectus, sets forth the assumptions made, the matters considered and the limitations on the review undertaken in rendering such opinion and should be read by the Worthen shareholders in its entirety.

CONDITIONS TO THE MERGER; REGULATORY APPROVALS

    The Merger is subject to various conditions including, among other things: (i) approval of the Merger Agreement by the requisite holders of a majority of the outstanding Worthen Common; (ii) receipt of regulatory approvals from the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Arkansas State Bank Department (the "Arkansas Banking Department"), and the Texas Department of Banking (the "Texas Banking Department"); (iii) receipt of a legal opinion on certain tax aspects of the Merger; (iv) receipt of an accounting opinion to the effect that the Merger qualifies for "pooling of interests" accounting treatment; and (v) the occurrence of no material adverse changes in the businesses of Boatmen's or Worthen. The Merger may not be consummated until the 30th day after the date of Federal Reserve approval. Applications for the required regulatory approvals from the Federal Reserve [and the Arkansas Banking Department and the Texas Banking Department] have been filed and are pending.

CONDUCT OF BUSINESS PENDING THE MERGER

    Pursuant to the Merger Agreement, Worthen has agreed to carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement, subject to obtaining Boatmen's prior approval to certain specified actions. The Merger Agreement provides that Worthen may declare and pay its regular quarterly dividend on the Worthen Common in an amount not to exceed $0.15 per share at approximately the same time during each quarter which it has historically declared and paid such dividend except that Boatmen's and Worthen have agreed to coordinate the record and payment dates for the quarter in which the Effective Time occurs such that the Worthen shareholders shall receive a quarterly dividend from either Worthen or Boatmen's but not from both with respect to such quarter.

TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement may be terminated at any time prior to the date on which the Merger is closed (the "Closing Date:): (i) by either party if the Merger is not consummated on or prior to August 18, 1995; (ii) by mutual agreement of Boatmen's and Worthen;
(iii) by Boatmen's or Worthen in the event of an uncured breach by the other of any of its representations and warranties or agreements under the Merger Agreement; (iv) by either party in the event that all the conditions to its obligations are not satisfied or waived (and not cured within any applicable cure period); (v) by Boatmen's in the event that Worthen or any of its subsidiaries becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies after the date of the Merger Agreement which is material to the financial condition, results of operation or business of Worthen and its subsidiaries taken as a whole; (vi) by Boatmen's if certain reports of environmental inspection on the real properties of Worthen to be obtained pursuant to the Merger Agreement should disclose any contamination or presence of hazardous wastes the estimated clean up or other remedial cost of which exceeds $10 million; (vii) by Worthen in the event of a superior transaction as described herein; and
(viii) by either party if the Agreement and the Merger are not approved by the shareholders of Worthen.

TERMINATION FEE

    Occurrence of Triggering Event

    The Merger Agreement provides that upon the occurrence of one or more Triggering Events (as described herein), Worthen must pay to Boatmen's the sum of Eighteen Million Dollars ($18,000,000).

    As used in the Merger Agreement, the term "Triggering Event" means the occurrence, prior to eighteen (18) months after the termination of the Merger Agreement because of the failure of Worthen's shareholders to approve it and the Merger, of any one of the following described events: Worthen shall have authorized, recommended, proposed or announced an intention to authorize, recommend or propose, or entered into, an agreement with any person (other than Boatmen's or a subsidiary of Boatmen's) to (A) effect a merger, consolidation or similar transaction involving Worthen,
(B) sell, lease, or otherwise dispose of assets of Worthen or its subsidiaries representing fifteen percent (15%) or more of the consolidated assets of Worthen and its subsidiaries, or (C) issue, sell or otherwise dispose of securities representing twenty percent (20%) or more of the voting power of Worthen or any of its subsidiaries. Notwithstanding the foregoing, no Triggering Event shall occur and no termination fee shall be payable as a result of Worthen's acquisition (by means of any merger, consolidation, share exchange, stock issuance, purchase or any similar transaction) of any entity having total consolidated assets equal to or less than fifty percent (50%) of the total consolidated assets of Worthen, provided that Worthen is the surviving corporation in any such transaction.

    Superior Transaction

    The Merger Agreement provides that Worthen may terminate the Merger Agreement if a qualified and financially capable person or entity makes a bona fide proposal or offer to Worthen to effect a merger, consolidation or similar transaction with Worthen, to acquire from Worthen securities representing twenty percent (20%) or more of the voting power of Worthen or to acquire subsidiaries or assets of Worthen representing fifteen percent (15%) or more of the consolidated assets of Worthen and its subsidiaries and, without causing a breach of any agreement of Worthen, the Worthen Board of Directors reasonably determines in its good faith judgment and in exercise of its fiduciary duties, that such acquisition proposal is more favorable to the Worthen shareholders than the Merger Agreement from a financial point of view and that failure to terminate the Merger Agreement and accept such alternative acquisition proposal would constitute a breach of fiduciary duties. If Worthen terminates the Merger Agreement based on such a superior transaction, Worthen must pay to Boatmen's within two (2) business days of such termination the sum of Eighteen Million Dollars ($18,000,000) as an alternative to, not in addition to, the termination fee resulting from the occurrence of a Triggering Event as described herein.

ACCOUNTING TREATMENT

    The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. The receipt of an opinion from the independent accountants of Boatmen's, confirming that the Merger will qualify for "pooling of interests" accounting, is a condition to Boatmen's and Worthen's obligations to consummate the Merger. If such condition is not met, the Merger would not be consummated unless the condition were waived by Boatmen's and Worthen (which Boatmen's has indicated it would not intend to do) and the approval of Worthen shareholders entitled to vote on the Merger were resolicited if such change in accounting treatment were deemed material to the financial condition and results of operations of Boatmen's on a pro forma basis assuming the completion of the Merger. As of the date of this Proxy Statement/Prospectus, Boatmen's and Worthen are not aware, after consultation with Ernst & Young LLP, of any existing facts or circumstances which would preclude such a pooling opinion from being issued by Ernst & Young LLP.

EFFECTIVE TIME OF THE MERGER

    The Merger Agreement provides that the Merger will become effective upon the filing of Articles of Merger with the Secretary of State of the State of Arkansas. Assuming that the Merger is approved by the requisite vote of the shareholders of Worthen and the other conditions to the Merger are satisfied or waived (where permissible), it is presently anticipated that the Merger will be consummated during the first quarter of 1995, but no assurance can be given that such timetable will be met.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of Worthen's management and Worthen's Board of Directors have interests in the Merger that are in addition to and separate from the interests of shareholders of Worthen generally. These include, among others, provisions in the Merger Agreement relating to director and officer indemnification, employee benefits after the Merger and the conversion of employee stock options.

FEDERAL INCOME TAX CONSEQUENCES

    The Merger is intended to be a tax-free reorganization so that no gain or loss would be recognized by Boatmen's or Worthen, and no gain or loss would be recognized by Worthen shareholders, except with respect to cash received for any fractional shares and except for any cash payments which might be received by Worthen shareholders properly exercising statutory dissenters' rights. Consummation of the Merger is conditioned upon there being delivered an opinion of counsel for Boatmen's to the effect that: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) no gain or loss will be recognized by the holders of shares of Worthen Common upon receipt of the Merger Consideration (except cash received in lieu of fractional shares); (iii) the basis of shares of Boatmen's Common received by the shareholders of Worthen will be the same as the basis of shares of Worthen Common exchanged therefor; and (iv) the holding period of the shares of Boatmen's Common received by such shareholders will include the holding period of the shares of Worthen Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

    IT IS RECOMMENDED THAT SHAREHOLDERS CONSULT THEIR OWN TAX
ADVISORS REGARDING THE FEDERAL, STATE AND FOREIGN INCOME TAX
CONSEQUENCES TO THEM OF THE MERGER AND ANY OTHER TAX CONSIDERATIONS WHICH MAY BE APPLICABLE TO THEM.

DISSENTERS' RIGHTS

    The rights of shareholders of Worthen with respect to the Merger, including specifically any shareholders of Worthen who dissent from the Merger Agreement, are governed by the Arkansas Corporate Law, which provides that a shareholder will be entitled to receive the fair value of his or her shares of Worthen Common held immediately before the Merger is consummated if such shareholder:
(i) delivers to Worthen, prior to the Special Meeting, a written notice of intent to demand payment for his or her shares if the Merger is consummated; (ii) does not vote his or her shares in favor of approving the Merger Agreement; (iii) after receipt of a dissenter's notice from Worthen, makes written demand on Worthen for payment of the fair value of his or her shares within a date to be determined by Worthen, which date must be between 30 and 60 days after Worthen mails or delivers the dissenter's notice; and
(iv) deposits his or her certificates in accordance with the terms of the written dissenters' notice. See "THE MERGER -- Dissenter's Rights" and Appendix C attached hereto.


            MANAGEMENT AND OPERATIONS AFTER THE MERGER

    It is presently anticipated that, after the Effective Time of the Merger, the Board of Directors of Worthen will be comprised of some of the present directors of Worthen and representatives of Boatmen's. Mr. Curtis F. Bradbury, Jr., Chairman and Chief Executive Officer of Worthen, has announced that he will resign upon completion of the Merger. It is not anticipated that the management of Boatmen's will be affected as a result of the Merger.


                 COMPARISON OF SHAREHOLDER RIGHTS

    The rights of the shareholders of Worthen Common and Boatmen's Common differ in certain respects. The rights of the shareholders of Worthen who receive shares of Boatmen's Common in the Merger will be governed by the corporate law of Missouri, the state in which Boatmen's is incorporated, and by Boatmen's Restated Articles of Incorporation, Bylaws and other corporate documents. The governing law and documents of Boatmen's differ from those which apply to Worthen, which is an Arkansas corporation, in several respects, including relative rights in connection with certain redeemable preferred stock of Boatmen's presently issued and outstanding; the shareholder votes required for certain business combinations; removal of directors and amendments to the Articles of Incorporation; certain rights pursuant to Boatmen's Rights Agreement; the circumstances under which a shareholder may dissent from corporate action and receive fair value for his or her shares; and rights of Boatmen's and its shareholders pursuant to certain corporate takeover statutes.

                       COMPARATIVE STOCK PRICES

     Shares of Boatmen's Common are traded in the over-the-counter market and are listed on Nasdaq under the symbol BOAT. Shares of Worthen Common are traded on the American Stock Exchange ("AMEX") under the symbol WOR. The following table sets forth the high and low last sale prices of Boatmen's Common and Worthen Common for the periods indicated, as reported on Nasdaq and AMEX, respectively. The Boatmen's per share prices have been restated as applicable to reflect Boatmen's 2-for-1 stock split effective on October 1, 1993 (the "1993 Stock Split").

                              Boatmen's          Worthen
                            Common Stock       Common Stock
                           --------------      -------------
                           High       Low      High      Low
                           ----       ---      ----      ---

    1992 First Quarter . .$24.19    $21.19    $22.13   $17.63
         Second Quarter. . 25.63     21.44     21.50    19.50
         Third Quarter . . 26.63     25.00     22.50    20.50
         Fourth Quarter. . 28.25     24.75     27.75    20.25

    1993 First Quarter . . 30.50     26.88     27.63    24.00
         Second Quarter. . 32.50     27.25     27.50    21.88
         Third Quarter . . 32.38     29.19     26.63    22.75
         Fourth Quarter. . 33.50     27.50     25.75    20.50

    1994 First Quarter . . 30.50     26.75     23.25    20.75
         Second Quarter. . 35.00     28.88     29.50    21.00
         Third Quarter . . 34.69     30.25     32.00    28.50
         Fourth Quarter. .
          (through-------) -----     -----      -----    -----

    On August 17, 1994, the last trading day before the announcement of the Merger Agreement, the closing sale prices of Boatmen's
Common and Worthen Common as reported on Nasdaq and AMEX, respectively, were $34.38 per share and $31.00 per share, respectively. The equivalent per share price, which is calculated on the basis of the Merger Consideration, was $34.38 on such date.

    On ---------------, 1994, the closing sale prices of Boatmen's Common and Worthen Common as reported on Nasdaq and AMEX, respectively, were $------ per share and $------- per share, respectively, and $------ per share on an equivalent per share basis, and there were approximately ------- and approximately
- -------- holders of record of Boatmen's Common and Worthen Common, respectively.

                SELECTED COMPARATIVE PER SHARE DATA<F1>
                          (unaudited)

The following summary presents comparative historical, pro forma and pro forma equivalent unaudited per share data for both Boatmen's and Worthen. The pro forma amounts assume the Merger had been effective during the periods presented and has been accounted for under the pooling of interests method. For a description of pooling of interests accounting with respect to the Merger, see "THE MERGER--Accounting Treatment." Boatmen's pro forma amounts represent the pro forma results of the combined companies, and Worthen's equivalent pro forma amounts are computed by multiplying the pro forma amounts by a factor of 1.0, to reflect the Merger Consideration (which equals 1.0 share of Boatmen's Common for each share of Worthen Common. The data presented should be read in conjunction with the historical financial statements and the related notes thereto incorporated by reference herein, and the pro forma financial statements included elsewhere in this Proxy Statement/Prospectus.

                            Six Months Ended June 30,            Year Ended December 31,
                            -------------------------            -----------------------
                              1994           1993           1993           1992           1991
                              ----           ----           ----           ----           ----

NET INCOME PER COMMON SHARE:
Historical
 Boatmen's . . . . . . .     $ 1.66         $ 1.54         $ 3.07         $ 2.29         $ 1.77
 Worthen . . . . . . . .       1.40           0.82           1.87           2.05           1.86
Pro forma combined per
  Boatmen's share. . . .       1.62           1.45           2.91           2.25           1.78
Equivalent pro forma
  per Worthen share  . .       1.62           1.45           2.91           2.25           1.78

DIVIDENDS PER COMMON SHARE:

Historical
  Boatmen's. . . . . . .     $ 0.62         $ 0.56         $ 1.15         $ 1.09         $ 1.07
  Worthen. . . . . . . .       0.30           0.10           0.20           0.15           0.13
Pro forma combined per
  Boatmen's share <F2> .       0.62           0.56           1.15           1.09           1.07
Equivalent pro forma
  per Worthen share  . .       0.62           0.56           1.15           1.09           1.07

BOOK VALUE PER COMMON SHARE
  (PERIOD END):

Historical
  Boatmen's. . . . . . .    $ 20.75        $ 19.18         $20.49         $18.20         $16.94
  Worthen. . . . . . . .      17.22          15.19          16.27          14.42          12.32
Pro forma combined per
  Boatmen's share. . . .      20.21          18.63          19.90          17.67          16.32
Equivalent pro forma
  per Worthen share  . .      20.21          18.63          19.90          17.67          16.32

- --------------------------------
<F1> Reflects restatement of Boatmen's share amounts to give effect to the 1993 Stock Split.

<F2> Boatmen's pro forma dividends per share represent historical dividends per share paid by Boatmen's.

                     SELECTED FINANCIAL DATA
    The following tables present selected consolidated historical financial data for Boatmen's and Worthen and unaudited pro forma combined amounts reflecting the Merger. The pro forma amounts assume the Merger had been effective during the periods presented. The data presented are derived from the consolidated financial statements of Boatmen's and Worthen and should be read in conjunction with the more detailed information and financial statements incorporated by reference in this Proxy Statement/ Prospectus. The data should also be read in conjunction with the unaudited pro forma financial statements included elsewhere in this Proxy Statement/Prospectus.

                                              BOATMEN'S BANCSHARES, INC.<F1>
                                                 SELECTED FINANCIAL DATA
                                                       (UNAUDITED)

                                     Six Months Ended June 30,                Year Ended December 31,
                                     -------------------------      --------------------------------------------
                                           1994      1993           1993      1992      1991      1990      1989
                                           ----      ----           ----      ----      ----      ----      ----
                                                  (income statement amounts in thousands except per share
                                                          data and balance sheet amounts in millions)

Summarized Income Statement:
- ---------------------------
 Net Interest Income . . . . . . . . . .  $505,137  $479,591       $981,580  $877,716  $742,532  $655,801  $629,603
 Provision for Loan Losses . . . . . . .    13,006    35,291         60,184   136,626   114,658   119,448    93,248
 Noninterest Income. . . . . . . . . . .   259,857   234,596        493,251   452,082   355,704   297,002   276,899
 Noninterest Expense . . . . . . . . . .   487,117   448,318        950,421   871,928   752,367   651,962   605,426
 Income Tax Expense. . . . . . . . . . .    91,245    71,609        146,807    92,518    60,013    36,363    43,695
 Net Income. . . . . . . . . . . . . . .   173,626   158,969        317,419   228,726   171,198   145,030   164,133
Per Common Share Data<F2>:
- -------------------------
 Net Income. . . . . . . . . . . . . . .     $1.66     $1.54          $3.07     $2.29     $1.77     $1.58     $1.81
 Cash Dividends Paid . . . . . . . . . .      0.62      0.56           1.15      1.09      1.07      1.06      1.02
 Stockholders' Equity (period end) . . .     20.75     19.18          20.49     18.20     16.94     15.84     15.42
Financial Position at Period End:
- --------------------------------
 Loans, Net of Unearned Income . . . . .   $15,701   $14,215        $14,826   $13,111   $12,316   $11,924   $11,593
 Total Assets. . . . . . . . . . . . . .    27,583    25,502         26,654    24,281    23,003    22,795    19,541
 Deposits. . . . . . . . . . . . . . . .    20,243    20,487         20,909    19,685    18,060    18,119    14,964
 Long-Term Debt. . . . . . . . . . . . .       514       471            486       393       316       285       295
 Stockholders' Equity. . . . . . . . . .     2,173     1,989          2,133     1,861     1,680     1,463     1,396
Selected Financial Ratios:
- -------------------------
 Return on Average Assets. . . . . . . .      1.29%     1.31%          1.27%     0.99%     0.79%     0.73%     0.86%
 Return on Average Common
   Equity<F3>. . . . . . . . . . . . . .     16.11     16.50          15.99     12.95     10.78     10.13     12.06
 Net Interest Margin . . . . . . . . . .      4.33      4.58           4.56      4.40      4.05      3.96      4.03
 Nonperforming Assets as % of
   Total Loans and Foreclosed
   Property<F4>. . . . . . . . . . . . .      1.58      2.28           1.90      2.92      3.92      3.93      3.38
 Nonperforming Loans as % of Total
   Loans . . . . . . . . . . . . . . . .      0.91      1.33           1.17      1.96      2.54      3.18      2.67
 Loan Reserve as % of Net Loans. . . . .      2.19      2.32           2.30      2.30      2.05      1.92      1.71
 Net Charge-Offs as % of Average
   Loans . . . . . . . . . . . . . . . .      0.15      0.21           0.24      0.80      0.84      0.76      1.00
 Equity to Assets. . . . . . . . . . . .      7.88      7.80           8.00      7.67      7.30      6.42      7.14
 Tangible Equity to Assets<F5> . . . . .      7.00      6.78           7.04      6.88      6.56      5.73      6.46
 Tier 1 Risk-Based Capital<F6> . . . . .     10.53     10.47          10.67     10.39     10.10      ---       ---
 Total Risk-Based Capital<F6>. . . . . .     14.07     14.38          14.42     13.75     13.17      ---       ---

- ---------------------------
<F1> The information set forth in this table does not give effect to the pending acquisitions of other financial institutions. See "THE PARTIES -- Boatmen's Bancshares, Inc. -- Pending Acquisitions."
<F2> Reflects restatement of share amounts for the 1993 Stock
     Split.
<F3> Based on net income available to common shareholders.
<F4> Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and foreclosed property.
<F5> Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.
<F6> Calculated using final 1992 risk based guidelines.

                                               WORTHEN BANKING CORPORATION
                                                 SELECTED FINANCIAL DATA
                                                       (UNAUDITED)


                                      Six Months Ended June 30,               Year Ended December 31,
                                      -------------------------     --------------------------------------------
                                           1994      1993           1993      1992      1991      1990      1989
                                           ----      ----           ----      ----      ----      ----      ----
                                                  (income statement amounts in thousands except per share
                                                          data and balance sheet amounts in millions)

Summarized Income Statement:
- ---------------------------
  Net Interest Income. . . . . . . . . .   $70,405   $64,869       $132,818  $130,188  $108,963   $98,594   $93,075
  Provision for Loan Losses. . . . . . .       753     3,239          4,628     2,849     3,359     6,214    10,547
  Noninterest Income . . . . . . . . . .    35,294    37,463         66,591    57,458    53,350    44,285    40,520
  Noninterest Expense. . . . . . . . . .    67,278    78,099        147,199   144,150   126,306   111,512   108,304
  Income Tax Expense . . . . . . . . . .    13,839     7,303         16,200     6,710     3,912     2,445     1,216
  Net Income From Continuing
   Operations<F1>. . . . . . . . . . . .    23,829    13,691         31,382    33,937    28,736    22,708    13,528
Per Common Share Data:
- ---------------------
  Net Income From Continuing Operations.     $1.40     $0.82          $1.87     $2.05     $1.86     $1.47     $0.87
  Cash Dividends Paid<F1>. . . . . . . .      0.30      0.10           0.20      0.15      0.13      0.10      0.10
  Stockholders' Equity (period end): . .     17.22     15.19          16.27     14.42     12.32     10.59      9.27
Financial Position at Period End:
- --------------------------------
  Loans, Net of Unearned Income. . . . .    $1,782    $1,527         $1,647    $1,561    $1,427    $1,668    $1,390
  Total Assets . . . . . . . . . . . . .     3,527     3,474          3,579     3,470     3,141     2,854     2,421
  Deposits . . . . . . . . . . . . . . .     2,968     2,951          3,043     3,038     2,766     2,489     2,114
  Long-Term Debt . . . . . . . . . . . .        43        48             44        35        26        29        37
  Stockholders' Equity . . . . . . . . .       293       254            277       241       191       164       143
Selected Financial Ratios:
- -------------------------
  Return on Average Assets<F1> . . . . .      1.36%     0.85%          0.92%     0.99%     0.96%     0.90%     0.59%
  Return on Average Equity<F1> . . . . .     16.86     11.76          12.47     15.22     16.22     14.79     10.41
  Net Interest Margin. . . . . . . . . .      4.52      4.24           4.24      4.19      4.00      4.33      4.51
  Nonperforming Assets as % of
    Total Loans and Foreclosed
    Property<F2> . . . . . . . . . . . .      1.02      1.61           1.40      1.92      2.29      2.57      3.84
  Nonperforming Loans as % of
    Total Loans. . . . . . . . . . . . .      0.89      1.19           1.09      1.34      1.68      1.87      2.91
  Loan Reserve as % of Net Loans . . . .      1.88      2.21           2.02      1.93      2.16      1.87      2.35
  Net Charge-Offs as % of Average
    Loans. . . . . . . . . . . . . . . .      0.06     (0.04)          0.15      0.34      0.30      0.53      0.80
  Equity to Assets . . . . . . . . . . .      8.32      7.32           7.73      6.94      6.07      5.74      5.93
  Tangible Equity to Assets<F3>. . . . .      7.59      6.75           7.01      6.30      5.55      5.34      5.50
  Tier 1 Risk-Based Capital<F4>. . . . .     13.41     12.51          12.86     11.85     10.18       --        --
  Total Risk-Based Capital<F4> . . . . .     14.66     13.99          14.11     13.61     12.05       --        --

- ---------------------------
<F1> Excludes gain from discontinued operations totalling $13.3 million in 1989.
<F2> Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and foreclosed property.
<F3> Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.
<F4> Calculated using final 1992 risk based guidelines.

</TABLE

                                    13



                                             BOATMEN'S BANCSHARES, INC.
                                                      AND
                                            WORTHEN BANKING CORPORATION

                                   PRO FORMA COMBINED SELECTED FINANCIAL DATA
                                                   (Unaudited)


                                 Six Months Ended June 30,               Year Ended December 31,
                                 -------------------------    ----------------------------------------------
                                       1994      1993         1993       1992       1991      1990      1989
                                       ----      ----         ----       ----       ----      ----      ----
                                                  (income statement amounts in thousands except per share
                                                          data and balance sheet amounts in millions)

Summarized Income Statement:
- ---------------------------
 Net Interest Income . . . . . . .   $575,542  $544,460   $1,114,398  $1,007,904  $851,495  $754,395  $722,678
 Provision for Loan Losses . . . .     13,759    38,530       64,812     139,475   118,017   125,662   103,795
 Noninterest Income. . . . . . . .    295,151   272,059      559,842     509,540   409,054   341,287   317,419
 Noninterest Expense . . . . . . .    554,395   526,417    1,097,620   1,016,078   878,673   763,474   713,730
 Income Tax Expense. . . . . . . .    105,084    78,044      162,139      99,228    63,925    38,808    44,911
 Net Income <F1) . . . . . . . . .    197,455   173,528      349,669     262,663   199,934   167,738   177,661
Per Common Share Data <F1><F2>:
- ------------------------------
 Net Income. . . . . . . . . . . .      $1.62     $1.45        $2.91       $2.25     $1.78     $1.56     $1.67
 Cash Dividends Paid . . . . . . .       0.62      0.56         1.15        1.09      1.07      1.06      1.02
 Stockholders' Equity (period end)      20.21     18.63        19.90       17.67     16.32     15.09     14.52
Financial Position at Period End:
- --------------------------------
 Loans, Net of Unearned Income        $17,483   $15,742      $16,473     $14,672   $13,743   $13,592   $12,983
 Total Assets. . . . . . . . . . .     31,110    28,976       30,233      27,751    26,144    25,649    21,962
 Deposits. . . . . . . . . . . . .     23,211    23,438       23,952      22,723    20,826    20,608    17,078
 Long-Term Debt. . . . . . . . . .        557       519          530         428       342       314       332
 Stockholders' Equity. . . . . . .      2,466     2,243        2,410       2,102     1,871     1,627     1,539
Selected Financial Ratios:
- -------------------------
 Return on Average Assets. . . . .       1.29%     1.25%        1.23%       0.99%     0.81%     0.75%     0.83%
 Return on Average Common
   Equity <F3> . . . . . . . . . .      16.18     15.94        15.58       13.20     11.32     10.58     11.91
 Net Interest Margin . . . . . . .       4.35      4.53         4.52        4.37      4.04      4.01      4.08
 Nonperforming Assets as % of
   Total Loans and Foreclosed
   Property <F4> . . . . . . . . .       1.52      2.22         1.85        2.81      3.75      3.76      3.43
 Nonperforming Loans as % of Total
   Loans . . . . . . . . . . . . .       0.91      1.32         1.17        1.90      2.46      3.02      2.69
 Loan Reserve as % of Net Loans          2.16      2.31         2.27        2.26      2.06      1.91      1.78
 Net Charge-Offs as % of Average
   Loans . . . . . . . . . . . . .       0.14      0.19         0.23        0.75      0.78      0.73      0.97
 Equity to Assets. . . . . . . . .       7.93      7.74         7.97        7.57      7.16      6.34      7.01
 Tangible Equity to Assets <F5>. .       7.07      6.78         7.04        6.80      6.44      5.68      6.35
 Tier 1 Risk-Based Capital <F6>. .      10.83     10.68        10.90       10.55     10.11       --        --
 Total Risk-Based Capital <F6> . .      14.15     14.34        14.39       13.74     13.05       --        --

- --------------------------
<F1> Net income includes $868 thousand for the six months
     ended June 30, 1993 and year ended December 31, 1993, for the cumulative effect of FAS No. 109 adoption by Worthen and excludes a gain from discontinued operations at Worthen in 1989 totalling $13.3 million.
<F2> Reflects restatement of share amounts for the 1993 Stock
     Split.
<F3> Based on net income available to common shareholders.
<F4> Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and foreclosed property.
<F5> Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.
<F6> Calculated using final 1992 risk based guidelines.

                        THE SPECIAL MEETING


DATE, TIME AND PLACE

    This Proxy Statement/Prospectus is being furnished to shareholders of Worthen in connection with the solicitation of proxies by the Board of Directors of Worthen for use at the Special Meeting of Shareholders of Worthen to be held at
- -------------------------, Little Rock, Arkansas, on
- -----------------, at ---- --.m., local time, and at any adjournment or postponement thereof.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the Special Meeting, the shareholders of Worthen will be asked to approve the Merger Agreement providing for the Merger of AcquisitionCo with and into Worthen.

    The date on which this Proxy Statement/Prospectus is first being sent to shareholders of Worthen is ---------------, 1994.


RECORD DATE; VOTE REQUIRED

    The Board of Directors of Worthen has fixed the close of business on ---------------, 199-- as the record date for the determination of shareholders of Worthen Common to receive notice of and to vote at the Special Meeting. On the record date there were
- ------------ shares of Worthen Common outstanding. Only holders of shares of Worthen Common of record on the record date are entitled to vote at the Special Meeting. No shares of Worthen Common can be voted at the Special Meeting unless the record holder is present in person or represented by proxy at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Worthen Common entitled to vote thereon is required to approve the Merger Agreement. Each holder of Worthen Common is entitled to one vote per share of Worthen Common. As of the record date, the directors and executive officers of Worthen and their affiliates have the power to vote a total of -------- shares of Worthen Common, or --------% of the shares outstanding, which are expected to be voted in favor of the Merger Agreement.


VOTING AND REVOCATION OF PROXIES

    Proxies for use at the Special Meeting accompany this Proxy Statement/Prospectus. A shareholder may use his or her proxy if he or she is unable to attend the Special Meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the Special Meeting. Shares of Worthen Common represented by a proxy properly signed and returned to Worthen at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with instructions thereon. If a proxy is properly signed and returned and the manner of voting is not indicated on the proxy, any shares of Worthen Common represented by such proxy will be voted FOR the Merger Agreement. Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof on the Merger Agreement, by filing with the Secretary of Worthen a written revocation or a duly executed proxy bearing a later date. A holder of Worthen Common may withdraw his or her proxy at the Special Meeting at any time before it is exercised by electing to vote in person; however, attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy.

SOLICITATION OF PROXIES

    In addition to solicitation of proxies from shareholders of Worthen Common by use of the mail, proxies also may be solicited by personal interview, telephone or other electronic means by directors, officers and employees of Worthen, who will not be specifically compensated for such services, and it is expected that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting materials to their principals and obtain authorization for the execution of proxies. All costs of soliciting proxies, assembling and mailing the Proxy Statement/ Prospectus and all papers which now accompany or hereafter may supplement the same, as well as reasonable out-of-pocket expenses incurred by the above-mentioned banks, brokerage houses and other institutions, nominees or fiduciaries for forwarding proxy materials to and obtaining proxies from their principals will be borne by Worthen. Worthen reserves the right to engage an outside party to solicit proxies and to pay special compensation for that purpose.

    Boatmen's and Worthen have agreed to share in the expense of preparation of this Proxy Statement/Prospectus, and Boatmen's will bear the entire cost of printing this Proxy Statement/Prospectus and all S.E.C. and other regulatory filing fees incurred in connection therewith.

                            THE PARTIES

BOATMEN'S

    GENERAL

    Boatmen's is a multi-bank holding company headquartered in St. Louis, Missouri. Its largest subsidiary, The Boatmen's National Bank of St. Louis, was founded in 1847 and is the oldest bank west of the Mississippi River. Boatmen's owns substantially all of the capital stock of 45 subsidiary banks, including a federal savings bank, which operate from over 400 banking locations in Missouri, Arkansas, Illinois, Iowa, Kansas, New Mexico, Oklahoma, Tennessee and Texas. Boatmen's other principal businesses include a trust company, a mortgage banking company, a credit life insurance company, a credit card bank and an insurance agency. At June 30, 1994, Boatmen's had consolidated assets of $27.6 billion and total shareholders' equity of $2.2 billion, making it one of the 30 largest bank holding companies in the United States.

    Boatmen's is among the sixteen largest providers of personal trust services in the nation, providing personal trust services primarily within its banks' market areas and institutional and pension-related trust services on a national scale. Operating principally through Boatmen's Trust Company, its subsidiaries and trust departments of selected banks, the combined trust operations had assets under management totaling approximately $34.2 billion at June 30, 1994. The trust operations, with revenues in 1993 of $152.2 million, provide Boatmen's with a significant source of noninterest income.


    PENDING ACQUISITIONS

    Dalhart Bancshares, Inc. On May 19, 1994, Boatmen's entered into
    ------------------------
and Agreement and Plan of Merger to acquire, for shares of Boatmen's Common, all of the issued and outstanding shares of Dalhart Bancshares, Inc., a bank holding company headquartered in Dalhart, Texas ("Dalhart"), and all of the issued and outstanding shares of Dalhart's 93.17%-owned subsidiary, Citizens State Bank of Dalhart ("Citizens"), a Texas state-chartered bank also headquartered in Dalhart, Texas. At June 30, 1994, Dalhart had consolidated assets of approximately $132 million and shareholders' equity of $13 million. Upon consummation of the acquisition, Boatmen's intends to merge Citizens with Boatmen's First National Bank of Amarillo, a national banking association and indirect wholly-owned subsidiary of Boatmen's headquartered in Amarillo, Texas. The total number of shares of Boatmen's Common to be issued in the Dalhart transaction will not exceed 764,000, which represents less than one percent (1%) of the total number of shares of Boatmen's Common outstanding as of the date hereof. The Dalhart acquisition, which is subject to, among other things, approval of the shareholders of Dalhart, is expected to be completed in the fourth quarter of 1994. There can be no assurance that the transaction will be consummated. The Merger is not conditioned upon consummation of the Dalhart acquisition.

    National Mortgage Company. On July 7, 1994, Boatmen's entered into
    --------------------------
an Agreement to acquire National Mortgage Company, headquartered in Memphis, Tennessee. National Mortgage Company is a privately-owned, full service mortgage banking company which originates home loans through 10 company-operated offices as well as through a network of over 300 correspondent locations in Southern and Midwestern parts of the United States. National Mortgage Company's 1993 originations totalled $1.7 billion and its loan servicing portfolio was approximately $13.1 billion at May 1, 1994. Under the terms of the Agreement, Boatmen's would exchange approximately five million shares of Boatmen's Common for all of the stock of National Mortgage Company's parent corporations and certain affiliated entities. The shares of Boatmen's Common which would be issued in connection with the acquisition of National Mortgage Company would constitute less than five percent (5%) of the outstanding shares of Boatmen's Common. When combined with Boatmen's existing servicing portfolio, Boatmen's will rank among the 30 largest mortgage banking operations in the country. The acquisition, which is subject to, among other things, approval of the shareholders of National Mortgage Company's parent corporations and regulatory authorities, is expected to be completed in late 1994 or early 1995.There can be no assurance that the transaction will be consummated. Consummation of the Merger is not conditioned upon consummation of the National Mortgage Company acquisition.

    Salem Community Bancorp, Inc. On September 23, 1994, Boatmen's
    -----------------------------
announced the execution of an Agreement and Plan of Merger, dated September 1, 1994, to acquire Salem Community Bancorporation, Inc. ("Salem") and its banking subsidiary, Community State Bank, Salem, Illinois. Salem would be merged with and into a newly-formed acquisition subsidiary of Boatmen's and, in connection therewith, Community State Bank would be merged with and into Boatmen's National Bank of South Central Illinois. At June 30, 1994, Salem had consolidated assets of approximately $78.4 million and shareholders' equity of approximately $4.3 million. Under the terms of the Agreement, Boatmen's would exchange approximately 290,000 shares of Boatmen's Common for all of the stock of Salem, which represents less than one percent (1%) of the total number of shares of Boatmen's Common outstanding as of the date hereof, and pay approximately $700 thousand in cash for certain minority ownership interests in Community State Bank. The Salem acquisition, which is subject to, among other things, regulatory approval and approval by Salem's shareholders, is expected to be completed in the first quarter of 1995. There can be no assurance that the transaction will be consummated. The Merger is not conditioned upon consummation of the Salem acquisition.

ACQUISITIONCO

    AcquisitionCo was organized as a wholly-owned subsidiary of Boatmen's solely for the purpose of effectuating the Merger and has not engaged in any significant business activity.


WORTHEN

    Worthen was incorporated in the State of Arkansas in August 1968 to buy, sell, own and operate banks and to offer a diversified range of commercial banking, trust and other financial services to retail and commercial customers. Worthen is the second largest multi-bank holding company in Arkansas with corporate headquarters located in the Worthen Bank Building in Little Rock, Arkansas. Operations of Worthen are conducted through bank and nonbank subsidiaries and affiliates. The existing and future activities of Worthen are limited by the Bank Holding Company Act of 1956, as amended, which generally prohibits a bank holding company from acquiring or engaging in any businesses other than banking, managing or controlling banks, and furnishing or performing certain bank related services and activities.
 Worthen is primarily engaged in buying, selling, owning, managing and operating commercial banks and other financial services companies and its subsidiaries are primarily engaged in the commercial banking, trust and securities brokerage businesses.

    Worthen commenced active operations in March, 1969 with the acquisition of a controlling interest in Worthen National Bank of Arkansas, Little Rock, Arkansas ("WNBA") and became a multi-bank holding company upon the acquisition of a controlling interest in Worthen National Bank of Hot Springs, Arkansas ("WNB-Hot Springs") in October, 1970. In 1971, the Arkansas legislature enacted a law prohibiting the acquisition of additional banks, which law remained in effect until the passage of Act 128 of 1983, the Arkansas Bank Holding Company Act of 1983. Act 128, which permits the acquisition of additional banks in accordance with certain guidelines, became effective September 30, 1983. During fiscal year 1993, Worthen owned eleven banks, which were located in Arkansas and the Austin, Texas area. All of these are national banks, chartered pursuant to the laws of the United States. Since its organization and commencement of operations, Worthen's revenues and net income or net losses have resulted principally from its banking subsidiaries. In addition to commercial banking, Worthen also provides, through its subsidiaries and affiliates, mortgage banking, appraisal services, trust services, credit life and disability insurance, investment advisory services, full service and discount brokerage services, data processing and other related financial services.

    Each subsidiary of Worthen operates with a high degree of autonomy. Worthen, as the corporate parent, provides various technical and advisory services and establishes general policy for the management and coordination of the resources of its subsidiaries to more effectively service the credit and financial services needs of the subsidiaries' customers and their communities. Worthen coordinates the activities of its subsidiaries in certain areas, including, without limitation, credit policy, accounting, internal auditing, regulatory compliance, loan review, investment coordination, asset/liability management, public relations, and business development. However, the subsidiaries operate under the direct supervision and day-to-day management of their own directors and officers who formulate their own policies subject to Worthen's general policy guidelines and regulatory compliance.

    Worthen's principal source of income is its eleven subsidiary commercial banks and certain of its nonbank subsidiaries. The main offices of these subsidiaries are located in Batesville, Camden, Conway, Fayetteville, Harrison, Hot Springs, Little Rock, Newark, Pine Bluff and Russellville, Arkansas and Austin, Texas. All offer a broad range of commercial banking services to the markets and communities which they serve, as well as providing other related financial services in a majority of locations.

    Worthen's nonbank subsidiaries include: (1) a full service and discount brokerage company, which is a registered broker-dealer and investment adviser, whose business is conducted at a majority of Worthen's banking subsidiaries: (2) a mortgage banking company whose business is originating and servicing mortgage loans; (3) a credit life insurance company which insures or reinsures credit life and accident and health insurance; (4) a data processing and operations support company which provides data processing and transmission services, item processing and similar functions for Worthen's banking subsidiaries; (5) a trust company which provides trust administration and operations; (6) an appraisal company whose business is appraising property proposed to be offered as loan collateral; and (7) two small and relatively inactive companies related to industrial lending and real estate development.

                            THE MERGER

BACKGROUND OF THE MERGER

     During the past several years substantial and rapid change has occurred in the banking industry as smaller institutions have been acquired by larger bank holding companies with greater access to capital and greater capability to realize economies of scale in the delivery of banking service.

     Since 1990, Worthen has been engaged in a business strategy of expanding through acquisitions of banks and other financial service companies in its existing or proposed market areas and of attempting to increase its profitability by improving its expense controls and efficiencies of operations. During this period Worthen received inquiries from representatives of several financial institutions concerning a possible affiliation with or acquisition of Worthen, including from Boatmen's. None of these inquiries led to substantive discussions.

     On May 13, 1994, the president of Worthen's largest subsidiary bank announced his resignation from Worthen. On the same day, Worthen received a request from a large financial institution for Worthen to consider commencing substantive discussions regarding a potential sale of Worthen. The resignation resulted in a proliferation of rumors and speculation that a sale of Worthen was imminent. Worthen responded to such rumors and speculation in a press release issued on May 20, 1994, in which Worthen confirmed that contacts contemplating a potential acquisition had been received and disclosed that no agreement for the sale of Worthen existed. Worthen has been advised that this press release was understood by some observers as disclosing that Worthen might be willing to consider acquisition proposals. As a result, following the May 20, 1994 press release, numerous entities contacted Worthen about the possibility of acquiring Worthen.

     During May, 1994, Worthen established a Special Acquisition Committee ("Committee") of its Board of Directors to advise management regarding any acquisition discussions that might ensue. Neither the Board of Directors nor the Committee made a determination that Worthen should be acquired; however, the Board of Directors authorized management and the Committee to consider acquisition proposals that might be made to Worthen. Analysis of such proposals, if any, would provide a context for the Board and the Committee to consider Worthen's strategic alternatives and to choose among the alternatives of remaining independent, pursuing a merger with one or more financial institutions of comparable size or being acquired by a larger company. In order to assist Worthen in responding to this situation and in evaluating these contacts, Worthen engaged PaineWebber in June, 1994.

     On June 28, 1994, the Committee met with representatives of PaineWebber who presented an analysis of Worthen's strategic alternatives, including an evaluation of the potential value to Worthen's stockholders of remaining independent, engaging in a merger of equals or being acquired by a larger entity. The

Committee advised management of Worthen to continue to consider any proposals that may be received and to permit PaineWebber to contact selected bank holding companies that might have both an interest in and a capacity to acquire Worthen. As a result, PaineWebber contacted a number of potential acquirors that it believed might have an interest in and capacity to acquire Worthen, including Boatmen's. As a result of these activities three potential acquirors emerged that met the threshold criteria of Worthen's management as to their size, financial strength, geographic location, stock price performance, prospects, ability to effect a business combination, interest in acquiring Worthen and other factors.

     During the period prior to August 12, 1994, Worthen held discussions and negotiations from time to time with each of these three potential acquirors and gave each of them an opportunity to review certain confidential financial and business information regarding Worthen. On July 20, 1994, the Committee met with its financial and legal advisors to consider preliminary proposals that had been submitted by all three potential acquirors. PaineWebber presented to the Committee an analysis of the terms of the three proposals, which analysis included a comparison of the terms of each proposal with other recent comparable transactions in terms of the multiple of book value, multiple of earnings, deposit premium, dilution of earnings of both Worthen and the acquiror under each proposal, the financial history, prospects, performance, resources and capability of each potential acquiror and other factors.

     Following consideration of these proposals and Worthen's other strategic alternatives, the Committee advised management to continue with negotiations with the potential acquirors and to give each of them an opportunity to increase their proposals. Worthen did invite each of the potential acquirors to increase their proposals and communicated to each of the potential acquirors that it would have an opportunity to conduct due diligence in connection with the negotiation of a merger agreement, if the value of the proposed offer were sufficiently high in Worthen's judgment to justify the due diligence effort.

     During the week of August 8, 1994, management of Worthen, in consultation with PaineWebber and the Committee, concluded that the Boatmen's proposal was the most viable and attractive of the proposals available to Worthen at that time and determined to focus further efforts on the negotiations with Boatmen's. Accordingly, during the week of August 8, 1994, Mr. Curtis F. Bradbury, Jr. (Chairman and C.E.O. of Worthen) and Mr. James Farmer (President of Worthen) met with Mr. Andrew B. Craig III (Chairman and C.E.O. of Boatmen's) and Mr. Gregory
L. Curl (Vice Chairman of Boatmen's) which led to a period of further negotiations and due diligence between Worthen and Boatmen's. During the period of August 8, 1994 through August 18, 1994, negotiations continued between Worthen and Boatmen's, Boatmen's conducted due diligence at Worthen, and Worthen conducted due diligence at Boatmen's. These negotiations and due diligence resulted in the formulation of a proposed merger agreement among Boatmen's, Worthen and Acquisition Co.

     On August 18, 1994, the Board of Directors of Worthen met with its financial and legal advisors present for the purpose of considering the proposed merger agreement. Mr. Bradbury presented the background of the agreement and reported on the status of negotiations with all three potential acquirors. PaineWebber presented a report of its analysis of the financial terms of the proposed agreement and a comparison of the terms of the proposed agreement with other comparable transactions in terms of price to book value and price to earnings ratios, deposit premium, earnings dilution and other measures. PaineWebber also commented on the financial strength and prospects of Boatmen's and of its stock price performance, dividend history, likely effects of the proposed transaction on Boatmen's stock price and other information regarding Boatmen's. PaineWebber also reported to the Board its opinion that the proposed transaction is fair from a financial point of view to Worthen and all of its stockholders.
Additionally, the Board considered the terms and conditions of the proposed merger agreement. Following discussion, the Board concluded that the proposed merger agreement was in the best interests of Worthen and its stockholders and that it would offer a greater value for Worthen stockholders that the strategic alternative of remaining independent. Accordingly, the Board of Directors, by unanimous vote of the Directors present at the meeting, authorized Worthen to enter into the Merger Agreement and to engage in the transactions contemplated thereby.

     On the basis of the authorization of the Board of Directors of Worthen, Worthen executed the Merger Agreement following the meeting on August 18, 1994.

REASONS FOR THE MERGER; RECOMMENDATION OF WORTHEN BOARD OF DIRECTORS

    The Board of Directors of Worthen believes that the acquisition of Worthen by Boatmen's is in the best short-term and long-term interests of Worthen. The Board of Directors of Worthen believes that its stockholders will benefit from the Merger through their ownership of a more liquid investment in a bank holding company with greater diversification in banking operations and greater assets than Worthen. As part of Boatmen's, the former Worthen banking subsidiaries and their respective branch offices will have the availability and support of Boatmen's greater resources and economies of scale resulting from a larger operation. The Worthen Board of Directors unanimously approved the Merger Agreement and recommends that you vote in favor of the Merger.

Reasons for the Merger

     In the course of reaching its conclusion to approve the Merger Agreement and the transactions contemplated thereby, the Board of Directors of Worthen consulted with its legal and financial advisors as well as with Worthen's management, and considered numerous factors. The Board of Directors of Worthen did not assign any relative or specific weights to the factors considered. The material factors considered by the Board included the following:

          (i) The Board's familiarity with and review of Worthen's business, current operations and financial condition, including its capital position, asset quality and future growth prospects were it to remain independent;

          (ii) The report presented to the Board by PaineWebber as to Worthen's strategic alternatives, including an evaluation of the potential value to Worthen's stockholders of remaining independent, engaging in a merger of equals or being acquired by a larger entity;

          (iii) The continuing trend toward consolidation within the banking industry and the fact that a business combination with a larger and more geographically diversified bank holding company such as Boatmen's could provide Worthen with competitive advantages such as an increased ability to make further acquisitions, cost savings through the integration of overlapping operations and support functions, improved access to capital and funding, greater diversity in product offerings and the ability to spread costs of new products, services and research and development over a wider customer base;

          (iv) The consideration offered by Boatmen's in the Merger Agreement to Worthen's shareholders, the prospect for a higher current trading value for their shares, prospects for future growth and appreciation of Boatmen's stock and the market liquidity of Boatmen's stock;

          (v) The value implied by the Merger Consideration in relation to the then market value, book value and earnings of Worthen and the ability of Worthen to match or exceed such value in the foreseeable future by remaining independent;

          (vi) The management, business, results of operations and financial condition and prospects of Boatmen's;

          (vii) The price obtainable for Worthen's shares at this time compared with the risks involved and possible price available at a later time;

          (viii)    The presentation of Mr. Bradbury as to
     discussions with other parties which had been in contact with Worthen concerning the possibility of a business combination with Worthen, the fairness and value to Worthen's shareholders in terms of the premium over current market prices and on a long-term basis and the unavailability at that time of any more attractive acquisition proposal for Worthen and its stockholders;

          (ix) The current and historical market prices of and dividends on Worthen Common and Boatmen's Common and the fact that Boatmen's has over the past several years paid significantly higher dividends on the boatmen's Common than those paid on the Worthen Common;

          (x) The presentations of Worthen's financial advisor, PaineWebber, as to selected financial and stock market data concerning Boatmen's, Worthen and other publicly held bank holding companies, certain financial analyses of the terms of the Merger and a comparison to the terms of other recent business combinations involving bank holding companies, and the opinion rendered by PaineWebber to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of Worthen Common as further described under "THE MERGER--Opinion of Worthen's Financial Adviser"; and

          (xi) The expectation that the Merger will be a tax-free transaction to the Worthen shareholders, Worthen and Boatmen's and accounted for under the "pooling of interests" method of accounting.

     FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF
WORTHEN UNANIMOUSLY RECOMMENDS THE WORTHEN SHAREHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF WORTHEN'S FINANCIAL ADVISOR

    Pursuant to an engagement letter dated June 28, 1994, the Board of Directors of Worthen retained the investment banking firm of PaineWebber to act as financial advisor to the Board of Directors. At the meeting of the Board of Directors of Worthen on August 18, 1994, PaineWebber delivered its written opinion stating that, on and as of the date of such opinion and based upon and subject to the assumptions described in such opinion, the Merger Consideration to be offered to holders of Worthen Common in the Merger is fair to such shareholders from a financial point of view. In arriving at its opinion, PaineWebber made its determination as to the fairness of the Merger Consideration on the basis of the financial and comparative analysis described below. PaineWebber's opinion is directed to the Board of Directors of Worthen only and does not constitute a recommendation to any Worthen shareholder as to how such shareholder should vote at the Special Meeting. A copy of the opinion of PaineWebber dated as of August 18, 1994, is attached as Exhibit B to this Proxy Statement/Prospectus, and is incorporated by reference herein. This opinion is substantially identical to the opinion delivered to the Board of Directors of Worthen on August 18, 1994. Holders of Worthen Common are urged to read the opinion in its entirety for a complete description of the factors considered and the assumptions made by PaineWebber in rendering its opinion.

    In arriving at its opinion, PaineWebber reviewed and analyzed:
(i) the Merger Agreement, (ii) the earnings press release for the quarter ended June 30, 1994, Form 10-Q for the quarter ended June 30, 1994, and the Form 10-K for the year ended December 31, 1993, for each of Worthen and Boatmen's and such other publicly available information concerning Worthen and Boatmen's which PaineWebber believed to be relevant to its inquiry, (iii) financial and operating information with respect to the business, operations and prospects of Worthen and Boatmen's furnished to it by Worthen and Boatmen's,
(iv) market valuation and price performance of the Worthen Common and the common stock of other banking companies which PaineWebber deemed relevant, (v) a comparison of the historical financial results and present financial condition of Worthen with other banks in Arkansas and contiguous states and other banking companies which it deemed relevant, (vi) market valuation and price performance of the common stock of Boatmen's and other banking companies which it deemed relevant, (vii) a comparison of historical financial results and present financial condition of Boatmen's with those of other banking companies which it deemed relevant, and (viii) a comparison of the financial terms of the Merger with the terms of certain other recent transactions which it deemed relevant. PaineWebber also considered the results of its efforts to solicit proposals from third parties with respect to a purchase of Worthen and reviewed and analyzed the terms of such proposals. In addition, PaineWebber had discussions with the managements of Worthen and Boatmen's concerning their respective business, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as it deemed appropriate.

    The following paragraphs summarize certain of the financial comparative analyses performed by PaineWebber in arriving at its opinion as to the fairness, from a financial point of view, of the Merger Consideration. PaineWebber presented these analyses to the Board of Directors of Worthen on August 18, 1994, and updated these analyses in connection with the rendering of the opinion included in this Proxy Statement/Prospectus. The following does not purport to be a complete description of the analyses performed, or the matters considered, by PaineWebber in arriving at its opinion.

    The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, PaineWebber did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, PaineWebber believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its fairness opinion. In its analyses, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Worthen's control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or value, which may be significantly more or less favorable than as set forth therein and none of PaineWebber, Worthen, or Boatmen's assumes responsibility for their accuracy. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

    COMPARABLE COMPANY TRADING ANALYSIS

    Using publicly available information, PaineWebber compared the stock market valuation of Worthen with the following 25 selected Arkansas and other contiguous state banking companies (the "Comparable Group") deemed relevant by PaineWebber: First Financial Bankshares, Inc., Hancock Holding Company (financial data as of
June 30, 1994), Victoria Bankshares, Inc., BancorpSouth, Inc., Liberty Bancorp, Inc. (financial data as of June 30, 1994), Grenada Sunburst System Corporation, BOK Financial Corporation (financial data as of June 30, 1994), Cullen/Frost Bankers, Inc., Whitney Holding Corporation, Mark Twain Bancshares, Inc., Magna Group, Inc., National Commerce Bancorporation, Union Planters Corporation, First Commercial Corporation, Deposit Guaranty Corp., Premier Bancorp, Inc., Trustmark Corporation

(financial data as of June 30, 1994), UMB Financial Corporation, First Commerce Corporation, Hibernia Corporation, First American Corporation (financial data as of June 30, 1994), Commerce Bancshares, Inc., First Tennessee National Corporation, Mercantile Bancorporation, Inc., and Boatmen's Bancshares, Inc. Indications of such stock market valuation included price-to-book value ratios (a median of 152% for the Comparable Group and 178% for Worthen); price-to-tangible book value ratios (a median of 164% for the Comparable Group and 192% for Worthen); price-to-estimated 1994 earnings ratios (a median of 10.7x for the Comparable Group and 12.3x for Worthen); price-to-estimated 1995 earnings ratios (a median of 9.9x for the Comparable Group and 11.1x for Worthen); and deposit premium ratios (a median of 6% for the Comparable Group and 8.4% for Worthen). In addition, PaineWebber reviewed the ratio of tangible-equity to assets, the ratio of nonperforming assets plus loans 90 days past due to assets, the ratio of reserves to nonperforming assets plus loans 90 days past due to assets, latest 12 months' return on average assets and latest 12 months' return on average equity in its analysis.

    These ratios were based on public financial statement information as of March 31, 1994, unless noted otherwise, and 1994 and 1995 earnings per share estimates from Institutional Brokers Estimate Systems (as of July 21, 1994) and First Call (as of August 12, 1994), and closing stock market prices on August 12, 1994. In connection with this analysis management of Worthen provided PaineWebber with information with regard to its expected future earnings. Because of the inherent differences between the operations of Worthen and the selected companies, PaineWebber believes that a purely quantitative comparable company analysis would not be particularly meaningful in the context of the Merger. PaineWebber believes that an appropriate use of comparable company analysis in this instance would involve qualitative judgments concerning differences between the financial and operating characteristics of Worthen and the selected companies which would affect the public trading values of Worthen and the selected companies. These qualitative judgments made by PaineWebber in connection with its opinion included PaineWebber's views as to business conditions and prospects in the various markets in which these selected companies operate and business mix, sources of revenue, risk profile and prospects for these selected companies.

    COMPARABLE TRANSACTION ANALYSIS

    Using publicly available information, PaineWebber reviewed certain terms and financial characteristics of 18 commercial bank merger and acquisition transactions that occurred in Arkansas and were publicly announced in the period after January 1, 1992, which PaineWebber deemed to be comparable to the present transaction ("Comparable Transactions Group I"). Among other financial characteristics of these transactions, PaineWebber reviewed book value and tangible book value multiples, core deposit premiums and historical earnings multiples. The Comparable Transactions Group I considered by PaineWebber in its analysis consists of the following transactions (identified by buyer/seller): First Bank Corporation/Vista Bancorp Inc.; Carlisle Bancshares/Firstbank of Arkansas; First Community Banking Corporation/Caddo Holding Company; Union Planters Corporation/ Earle Bancshares; First Commercial Corporation/State First Financial Corporation; First United Bancshares, Inc./Investark Bancshares; First United Bankshares, Inc./Commercial Financial Corporation; Central Arkansas
Bancshares/GCB Bancshares; First Commercial Corporation/Clinton Bancshares, Inc.; MNB Bancshares, Inc./First Sheridan Bancshares, Inc.; Union Planters Corporation/Hogue Holding Company; Union
Planters Corporation/Clin-Ark Bankshares; Worthen Banking Corporation/First Bentonville Bancshares; State First Financial Corporation/First National Bank of Nashville; Chambers Bancshares, Inc./ Bank of Amity; Southwest Bancshares, Inc./Caraway Bancshares; Worthen Banking Corporation/Union of Arkansas Corporation; and Security Bankshares, Inc./Southern Bancshares, Inc. The median values for these transactions for the transaction value-to-latest twelve months' earnings, transaction value-to-tangible book value and core deposit premium ratios were 11.9x, 147% and 6.0%, respectively.

    Furthermore, PaineWebber reviewed certain terms and financial characteristics, including book value and tangible book value multiples, core deposit premiums and historical earnings multiples from 11 commercial bank merger and acquisition transactions announced after January 1, 1992 in the U.S., where the transaction value was at least $200 million and the acquiror was entering a new market ("Comparable Transactions Group II"). The Comparable Transactions Group II considered by PaineWebber in its analysis consists of the following transactions (identified by buyer/seller): Union Planters Corporation/Grenada Sunburst Systems Corp.; First Fidelity Bancorporation/Baltimore Bancorp; First Bank System, Inc./ Boulevard Bancorp; Norwest Corporation/First United Bank Group; First Security Corporation/First National Financial Corporation; NationsBank Corp./MNC Financial Inc.; Bank of New York Company, Inc./National Community Banks; First Union Corporation/Dominion Bankshares Corporation; Banc One Corporation/Key Centurion Bancshares, Inc.; Banc One Corporation/Valley National Corporation; and Boatmen's Bancshares, Inc./Sunwest Financial Services. The median values for these transactions for the transaction value-to-latest twelve months earnings, transaction value-to-tangible book value and core deposit premium ratios were 16.3x, 219% and 10.1%, respectively.

    Finally, PaineWebber reviewed certain terms and financial characteristics, including book value and tangible book value multiples, core deposit premiums and historical earnings multiples from six commercial bank merger and acquisition transactions that were announced in the period after January 1, 1992 and that occurred in Arkansas or surrounding states and that had a transaction value of at least $100 million ("Comparable Transaction Group III"). The Comparable Transactions Group III considered by PaineWebber in its analysis consists of the following transactions (identified by buyer/seller): Union Planters Corporation/ Grenada Sunburst Systems Corp.; First Commercial Corporation/State First Financial Corporation; NationsBank Corp./Corpus Christi National Bank; Boatmen's Bancshares, Inc./First Amarillo Bancorporation, Inc.; Banc One Corporation/Central Banking Group; and Banc One Corporation/Team Bancshares, Inc. The median values for these transactions for the transaction value-to-latest twelve months earnings, transaction value-to-tangible book value and core deposit premium ratios were 14.1x, 223% and 12.3%, respectively.

    In the case of each of these Comparable Transaction Groups, PaineWebber believes that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the Merger, because the reasons for and circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences between the operations of Worthen, Boatmen's and the selected companies. PaineWebber believes that an appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning differences between the characteristics of these transactions and the Merger which would affect the acquisition value of the acquired companies and Worthen. These qualitative judgments made by PaineWebber in connection with its opinion included PaineWebber's views as to the universe of potential buyers in each of these transactions, their potential level of interest in an acquisition of these companies and the ability of the acquirors to implement cost savings at and business conditions and prospects in various markets in which these acquired companies operate and the business mix, sources of revenue, risk profile and prospects for these acquired companies.

    ACQUIROR DILUTION ANALYSIS

    Using publicly-available information, PaineWebber estimated the share price that fifteen potential acquirors ("Acquiror Group") could pay for Worthen Common without diluting the acquiror's earnings per share. The Acquiror Group considered by PaineWebber in its analysis consisted of: AmSouth Bancorporation, Banc One Corporation, BankAmerica Corporation, Boatmen's Bancshares, Inc., Chemical Banking Corp., Comerica Incorporated, First Interstate Bancorp, First Tennessee National Corporation, First Union Corporation, Mercantile Bancorporation, Inc., NationsBank Corporation, Norwest Corporation, Regions Financial Corporation, South Trust Corporation and Suntrust Banks, Inc. In this analysis, using internal Worthen assumptions about future business prospects and projections of earnings and using an estimate of cost savings associated with a merger, Worthen's estimated 1994 and 1995 earnings per share, both with and without estimated merger cost savings, were multiplied by the price to earnings multiple of each member of the Acquiror Group to arrive at the maximum price per share that each member of the group could pay without diluting its 1994 and 1995 earnings. The median maximum price per share based on 1994 earnings per share without cost savings was $26.41, and the median maximum price with cost savings was $33.69. The median maximum price per share based on 1995 earnings per share without cost savings was $28.04, and the median maximum price with cost savings was $34.47. PaineWebber believed that an appropriate use of an acquiror dilution analysis in this instance would involve qualitative judgments concerning differences between the characteristics of the acquirors which would affect the acquisition price range. These qualitative judgments made by PaineWebber in connection with its opinion included PaineWebber's views as to the universe of potential buyers and their ability to implement cost savings and business synergies with Worthen and in addition, PaineWebber's views as to the regulatory environment, prospects in various markets in which Worthen operates and business mix, sources of revenue, and risk profile. This analysis is not necessarily indicative of actual prices that any potential acquiror would be willing to pay for Worthen.

    DISCOUNTED CASH FLOW ANALYSIS

    Using internal Worthen assumptions about future business prospects, projections of earnings and expected dividends, PaineWebber reviewed five years of projected dividends on Worthen Common, and an estimated terminal value of Worthen Common, discounted to a present value at a 15% discount rate, which was chosen to reflect assumptions regarding the required rate of return of holders or prospective buyers of a single banking company's common stock.
In order to determine a terminal value, PaineWebber examined a range of values based on several assumptions. The first calculation used future multiples based on Worthen Common trading in a range from historically low multiples to historically high multiples over the next five years. The second calculation assumed that Worthen would be acquired in the next five years and used future multiples based on a range from relatively low historical acquisition multiples to relatively high historical acquisition multiples. This analysis, and its underlying assumptions, yielded a range of values for Worthen from approximately $14.00 to $34.00 per share. Worthen management's projections were based upon many factors and assumptions, many of which are beyond its control. This analysis is not necessarily indicative of actual values or of actual future results and does not purport to reflect the prices at which any securities may trade at the present time or at any time in the future.

    PRO FORMA MERGER ANALYSIS

    PaineWebber estimated the impact of the Merger on Worthen's projected earnings per share for 1994 and 1995 and book and tangible book value per share. In connection with this analysis, management of Worthen provided PaineWebber with information with regard to expected future earnings for Worthen. Based on such information, and the terms of the present transaction, PaineWebber concluded that the Merger would be accretive to earnings per share of Worthen's Common in 1994 and 1995 and accretive to book and tangible book value per share.

    In rendering its opinion, PaineWebber also considered the financial terms of other proposal received by Worthen (see "THE MERGER--Background of the Merger"), compared such terms to the Merger Consideration to be offered to holders of Worthen Common in the Merger and applied certain of the analyses described above to such proposals.
 This comparison and analysis supported PaineWebber's opinion that from a financial point of view the Merger Consideration to be offered to the holders of Worthen Common was fair to such shareholders. PaineWebber believed that an appropriate comparative analysis of financial terms of other proposals received by Worthen would involve qualitative judgments concerning differences between characteristics of the acquirors which would affect the value to Worthen's shareholders of the proposed acquisition price ranges.

    As set forth in its opinion, PaineWebber assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available by Worthen and Boatmen's and from generally recognized public sources, and PaineWebber did not assume any responsibility to independently verify such information or undertake an independent appraisal of the assets of Worthen or Boatmen's. PaineWebber did not conduct a physical inspection of the properties and facilities of Worthen or Boatmen's and did not make or obtain any evaluation or appraisal of the assets or liabilities of Worthen or Boatmen's. PaineWebber did not review the loan files of either Worthen or Boatmen's. The opinion of PaineWebber is necessarily based upon market, economic, and other conditions as they existed on, and can be evaluated as of, the date thereof. This opinion does not constitute a recommendation to any shareholder of Worthen as to how any such shareholder should vote on the Merger.

    PaineWebber is an internationally-recognized investment banking firm and, as part of its investment banking activities, PaineWebber is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, including bank holding company acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Board of Directors of Worthen selected PaineWebber because of its expertise, its reputation and its familiarity with Worthen and the commercial banking industry in general.

    As compensation for its services in connection with the Merger, Worthen has paid PaineWebber fees of $150,000 to date and agreed to pay PaineWebber a fee payable upon consummation of the Merger based on the aggregate value of Boatmen's Common received by Worthen shareholders as determined at that time. Based on a share price of Boatmen's Common of $-------- per share, the fee payable upon consummation of the Merger would total approximately $--- million. In addition, Worthen has agreed to reimburse PaineWebber for reasonable out-of-pocket expenses incurred in connection with the Merger and to indemnify PaineWebber against certain liabilities, including liabilities that may arise under the federal securities laws.

    PaineWebber has acted as financial advisor to Worthen in connection with the Merger. In the ordinary course of its business, PaineWebber actively trades in the securities of Worthen for its own account and [Background of preparing PaineWebber opinion to be completed by Worthen/PaineWebber] for the accounts of others and, accordingly, may at any time hold along or short position in such securities.


MERGER CONSIDERATION

    The Merger Agreement provides that each share of Worthen Common, other than shares held by any shareholder properly exercising dissenters' rights under the Arkansas Corporate Law will be converted, in the Merger, into the right to receive one (1) share of Boatmen's Common, together with any rights attached thereto under or by virtue of the Rights Agreement, dated August 14, 1990, between Boatmen's and Boatmen's Trust Company, as Rights Agent (as described on page -- hereto), plus cash in lieu of fractional shares (as described herein) (the "Merger Consideration"). The Merger Consideration was determined through negotiations, taking into account the relative value of Boatmen's Common and Worthen Common, and Worthen was advised with respect to such negotiations by its financial advisor, PaineWebber.

    The Merger Consideration is fixed; accordingly, the Merger Consideration will not compensate shareholders of Worthen for decreases, but will benefit shareholders for increases, in the market price of Boatmen's Common which could occur before the Merger becomes effective. As a result, in the event the market price of Boatmen's Common decreases, the value of the Boatmen's Common to be received in the Merger in exchange for Worthen Common would decrease, and, in the event the market price of Boatmen's Common instead increases, the value of the Boatmen's Common to be received in the Merger in exchange for Worthen Common would increase. The market prices of Boatmen's Common and Worthen Common as of a recent date are set forth herein under "SUMMARY -- Comparative Stock Prices", and Worthen shareholders are advised to obtain recent market quotations for Boatmen's Common and Worthen Common. No assurance can be given as to the market price of Boatmen's Common or Worthen Common on the date the Merger becomes effective, or as to the market price of Boatmen's Common thereafter.

    No fractional shares of Boatmen's Common will be issued. In the event a holder of shares of Worthen Common would be entitled, in the aggregate, to a fractional share interest in Boatmen's Common, then in lieu of issuing such fractional share, Boatmen's will pay to such holder an amount of cash equal to such fraction multiplied by the last reported sale price per share of Boatmen's Common as reported on the Nasdaq Stock Market's National Market (the "Nasdaq") for the last day such prices are reported prior to the date on which the Merger becomes effective (the "Effective Time").

    If, prior to the Effective Time, a share of Boatmen's Common would be changed into a different number of shares of Boatmen's Common or a different class of shares by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon should be declared with a record date within such period (a "Share Adjustment"), then the number of shares of Boatmen's Common into which a share of Worthen Common would be converted pursuant to the Merger Agreement will be appropriately and proportionately adjusted so that each shareholder of Worthen will be entitled to receive such number of shares of Boatmen's Common as such shareholder would have received pursuant to such Share Adjustment had the record date thereof been immediately following the Effective Time.

FORM OF THE MERGER

    The Merger Agreement provides that AcquisitionCo will merge into Worthen, and Worthen, which will be the surviving corporation in the Merger, would become a wholly-owned subsidiary of Boatmen's.


CONDUCT OF BUSINESS PENDING THE MERGER; DIVIDENDS

    Pursuant to the Merger Agreement, Worthen has agreed to carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement. The Merger Agreement provides that Worthen may declare and pay its regular quarterly dividend on the Worthen Common in an amount not to exceed $0.15 per share at approximately the same time during each quarter which it has historically declared and paid such dividend except that Boatmen's and Worthen have agreed to coordinate the record and payment dates for the quarter in which the Effective Time occurs such that the Worthen shareholders shall receive a quarterly dividend from either Worthen or Boatmen's but not from both with respect to such quarter. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Certain Other Agreements."

CERTAIN CONDITIONS TO CONSUMMATION OF THE MERGER

    The Merger is subject to various conditions. Specifically, the obligations of each party to effect the Merger are subject to the fulfillment or waiver by each of the parties, at or prior to the Closing Date, of the following conditions: (i) the representations and warranties of the respective parties to the Merger Agreement set forth in the Merger Agreement will be true and correct in all material respects on the date thereof and as of the Closing Date;
(ii) the respective parties to the Merger Agreement will have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date; (iii) no party to the Merger Agreement will be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger; (iv) all necessary regulatory approvals and consents required to consummate the Merger, including the approval of the shareholders of Worthen, will have been obtained and all waiting periods in respect thereof will have expired; (v) each party will have received all required documents from the other party; (vi) the Registration Statement relating to the Boatmen's Common to be issued pursuant to the Merger will have become effective, and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the S.E.C.; and (vii) Boatmen's and Worthen will have received an opinion of counsel to the effect that (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (b) no gain or loss will be recognized by the holders of Worthen Common upon receipt of the Merger Consideration (except for cash received in lieu of fractional shares), (c) the basis of shares of Boatmen's Common received by the shareholders of Worthen will be the same as the basis of shares of Worthen Common exchanged therefor, and (d) the holding period of the shares of Boatmen's Common received by the shareholders of Worthen will include the holding period of the shares of Worthen Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time. The obligations of Boatmen's, AcquisitionCo and Worthen to effect the Merger are further subject to the conditions that: (i) Boatmen's and Worthen will have received a letter from Ernst & Young LLP to the effect that the Merger qualifies for "pooling of interests" accounting treatment[; and (ii) Boatmen's will have received certain environmental inspection reports required to be obtained on each of Worthen's real properties and Boatmen's will not have elected to exercise its termination rights in connection therewith (which such rights are described herein)].

    Boatmen's has filed all necessary regulatory applications required to consummate the Merger: on October 7, 1994, the applications to the Board of Governors of the Federal Reserve System (the "Federal Reserve") were filed; on [----------, 1994], the application to the Arkansas State Bank Department (the "Arkansas Banking Department") was filed; and on [-----------, 1994], the application to the Texas Department of Banking was filed. As part of the applications filed with the Federal Reserve and based upon pre-filing discussions between Boatmen's and staff of the Federal Reserve, Boatmen's committed to divest branches of Boatmen's subsidiary, Superior Federal Bank, FSB and/or a Worthen subsidiary bank in two relevant banking markets in Arkansas wherein both such institutions have branch offices. The purpose of such divestitures would be to mitigate possible adverse effects on competition in these two markets which might otherwise result from the Merger. The divestiture commitment provides that prior to consummation of the Merger, binding agreements for the sale of such branches (having deposits of not less than $7 million in the case of one market and $17.5 million in the case of the other market) will be entered into with one or more unaffiliated third parties. If such divestitures are not completed within six months after consummation of the Merger, the commitment requires that the subject branch(es) be placed into a trust for ultimate disposition by an independent trustee. The divestitures, which would represent less than one percent (1%) of Boatmen's total deposits, would not be material to Boatmen's. Acquisitions subject to Federal Reserve approval under the Bank Holding Company Act of 1956, such as the Merger, may not be consummated until thirty (30) days after the date of the approval by the Federal Reserve, during which period the United States Department of Justice may in its discretion intervene to challenge the transaction under the antitrust laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of Worthen's management and members of Worthen's board of directors may be deemed to have interests in the Merger in addition to their interests, if any, as shareholders of Worthen generally. The board of directors of Worthen was aware of these factors and considered them, among other matters, in approving the Merger Agreement and transactions contemplated thereby.

    DIRECTOR AND OFFICER INDEMNIFICATION

    Boatmen's has agreed to cause the surviving corporation in the Merger for a period of ten years after the Effective Time to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Worthen and its subsidiaries against all losses, expenses, attorneys' fees, claims, damages or liabilities arising out of their status as an officer, director, employee or agent, or actions or omissions occurring prior to the Effective Time. This indemnification extends to the fullest extent permitted by Arkansas Corporate Law and Worthen's Articles of Incorporation and Bylaws as in effect on August 18, 1994. Boatmen's agreed to cause the surviving corporation of the Merger to provide indemnification in all situations in which the surviving corporation's board of directors could lawfully grant such indemnification.

    Following the Effective Time, Boatmen's will provide the directors and officers of Worthen and its subsidiaries with the directors and officers' liability insurance coverage that Boatmen's provides to directors and officers of its other banking subsidiaries, generally. In addition, for a period of three years, Boatmen's will use its best efforts to continue Worthen's directors' and officers' liability insurance coverage with respect to actions occurring prior to the Effective Time to the extent that such coverage is obtainable for an aggregate premium not to exceed the annual premium presently paid by Worthen for such coverage. If the aggregate premium would exceed the current premium paid by Worthen, Boatmen's will use its best efforts to procure such level of coverage as can be obtained for the aggregate premium amount currently paid by Worthen.

    KEY EXECUTIVE RETENTION AGREEMENT

    On August 18, 1994, Worthen entered into an agreement
("Retention Agreement") with Curtis F. Bradbury, Jr., the Chief Executive Officer and Chairman of Worthen. The Retention Agreement recites that if Mr. Bradbury continues his employment until the closing date of the Merger and is not terminated for cause, he will receive a lump sum cash bonus payment in an amount equal to the lesser of 2.99 times his base salary amount or One Million Two Hundred Thousand Dollars ($1,200,000). In addition, Mr. Bradbury is to be provided with a continuation of his life, health and disability insurance and other welfare benefits for up to thirty-six (36) months after the Closing Date.

    If Mr. Bradbury's remuneration results in the loss of tax deductibility to Worthen under Section 280G of the Code, the Retention Agreement contains provisions for Mr. Bradbury's repayment of nondeductible remuneration. The Retention Agreement also provides that Worthen may reimburse Mr. Bradbury for a portion of the tax payments imposed under the excise tax provision of Section 4999 of the Code in order that he may retain the full amount that he could have received under Section 280G of the Code without imposition of any excise taxes. If there is a dispute under the Retention Agreement, Mr. Bradbury's legal fees and expenses, if any, may be paid by Worthen.

    EMPLOYEE RETENTION AND PROTECTION PLANS

    On July 27, 1994, the board of directors of Worthen established two plans for the benefit of Worthen and its employees. These plans are the Worthen Banking Corporation 1994 Performance and Retention Plan

(the "Retention Plan") and the Worthen Banking Corporation Key Employee Protection Plan (the "Protection Plan"). Both of these plans are designed to retain the services of key employees during the period leading up to a change of control of Worthen and for a period of years thereafter. The vesting provisions for each plan (i.e., those provisions which determine when amounts awarded under the plans become due) are different, but both plans essentially vest upon the earlier of (i) termination of employment by Worthen without cause or
(ii) termination of employment by the employee for good reason during the period beginning on August 18, 1994, and ending on the earlier of the termination of the Merger Agreement or the expiration of the two-year period immediately following a change of control. For purposes of these plans, the Merger would constitute a change of control.

    Worthen 1994 Performance and Retention Plan.  Under the
    -------------------------------------------
Retention Plan, certain of Worthen's key employees are granted performance and retention units ("PARs"). The PARs are a form of incentive compensation, the value of which is related to the appreciation and value of the common stock of Worthen. PARs will vest upon the earlier of any of the vesting provisions identified above or (i) participant's death or disability, or (ii) July 27, 1999. PARs terminate and payment is due to PAR owners thirty days after vesting. The value of PARs is determined by the relative performance of Worthen's stock as of the change of control and vesting date, but is not expected to exceed $4 million for the forty-three participants who have been granted PARs through the date of this Proxy Statement/Prospectus. It is not expected that any additional PARs will be granted during the pendency of the Merger Agreement.

    The Plan is administered by a committee of no fewer than three board members who are "disinterested persons" as that term is defined in Rule 16b-3 promulgated under the Securities and Exchange Act of 1934. The committee has the power to select key employees to be awarded PARs, to determine the number of PARs to be granted to each key employee, and to determine the times the PARs will be granted. The committee has authority to interpret the Plan and to make and revise regulations relating to the Plan and its administration. The committee's determination is made by a majority vote and is binding on all parties with respect to the Plan.

    All payments for PARs are made in cash in a lump sum or in equal installments as determined by the Committee. All payments are made after the vesting date and the Committee has sole discretion with respect to the conditions required for vesting. The Committee has authority to select the method of determining the value of PARs if Worthen is involved in a change of control, such as the Merger. PARs may not be transferred, assigned, pledged or hypothecated, other than upon death of the employee. PARs do not entitle a recipient to voting or dividend rights in any shares of Worthen Common. The effective date of this Plan was July 27, 1994.

    Worthen Banking Corporation Key Employee Protection Plan.  The
    --------------------------------------------------------
Protection Plan was established by the board of directors of Worthen to retain the services of certain key employees and to ensure their continued dedication and productivity. The Protection Plan provides that participants are entitled to receive a severance benefit based upon a multiple of their base salary together with certain other considerations, if a "change of control" occurs and either the participant's employment is terminated without good cause, or the participant terminates his or her employment for good cause, and, in either case, such termination occurs during the pendency of an agreement for a change of control or within the two-year period following the change of control.

    Benefits to be paid to the participant are based upon a multiple of the participant's base salary and also include payment provisions based upon the participant's age and years of service with Worthen.
A multiple is assigned by the Human Resources and Compensation Committee following consultations with the Chief Executive Officer. The multiple may not exceed 2.99. The total amount of compensation payable is expected to be deducted as compensation expense by Worthen and to be received by the participant without liability for the assessment of an excise tax on such payment under the applicable provisions of Section 280G and 4999 of the Code. In addition to the severance benefits, Worthen may (for a period of six to twelve months subsequent to the participant's termination as determined by the Chief Executive Officer, with the approval of the Committee and depending upon participant's position) continue, on behalf of the participant and his dependents and beneficiaries, medical and dental benefits which were being provided to the participant at the time of the termination of employment.

    WORTHEN BANKING CORPORATION STOCK OPTION PLANS

    Worthen currently has two stock option plans, the 1984 Amended and Substituted Stock Option Plan and the 1993 Stock Option Plan (together, the "Plans"). Under the Plans, upon a change in control of Worthen, all of the outstanding, unvested stock options at the time of the Merger will be accelerated and vested.

    No member of Boatmen's management or Boatmen's Board of Directors or any other affiliate of Boatmen's has an interest in the Merger, other than as a shareholder of Boatmen's generally.


EFFECTIVE TIME

    Upon satisfaction or waiver of all conditions to the Merger, the Merger will be consummated and become effective upon the filing with the Secretary of State of the State of Arkansas of Articles of Merger of AcquisitionCo with and into Worthen. It is presently anticipated that the Effective Time will occur during the first quarter of 1995, but no assurance can be given that all conditions will be satisfied or waived, or that such timetable will be met.

DISSENTERS' RIGHTS

    The following summary of the rights of shareholders to dissent and demand payment for their shares does not purport to be a complete statement of the Arkansas Corporate Law relating to the rights of dissenting shareholders of Worthen, and is qualified by reference to the excerpts of the Arkansas Corporate Law which have been set forth in full as Appendix C to this Proxy Statement/Prospectus. Each dissenting shareholder should consult with his or her own legal counsel concerning the specific procedures and available remedies.

    ANY FAILURE TO FOLLOW THE DETAILED PROCEDURES SET FORTH IN THE APPLICABLE ARKANSAS CORPORATE LAW MAY RESULT IN A SHAREHOLDER LOSING ANY RIGHT HE OR SHE MAY HAVE TO DISSENT FROM THE MERGER AND DEMAND FAIR VALUE FOR HIS OR HER SHARES.

    The shareholders of Worthen will have the right to dissent from the Merger in accordance with applicable law. The rights of shareholders of Worthen, which is an Arkansas corporation, who choose to dissent from the Merger are governed by Sections 4-27-1301 through 4-27-1331 of the Arkansas Corporate Law, a copy of which is attached hereto as Appendix C.

    The Arkansas Corporate Law provides that a company shareholder who wishes to assert dissenters' rights must deliver to the company a written notice indicating the shareholder's intent to demand payment for his or her shares of company stock. This notice must be delivered to the company before the vote is taken at the Special Meeting and the shareholder must not vote in favor of approving the Merger Agreement. A shareholder who fails to deliver the notice or who votes in favor of approving the Merger Agreement will be bound by the terms of the Merger Agreement. (A shareholder who fails to vote will not be deemed, solely by reason of not voting, to have waived any right to payment under the Arkansas Corporate Law. A vote against the Merger will not, however, be deemed to satisfy the notice requirements under the Arkansas Corporate Law.)

    Following the Special Meeting, the company must deliver a written dissenters' notice to all shareholders who notified the company that they intended to demand payment for their shares and who did not vote in favor of the Merger Agreement. This dissenters' notice must be sent no later than ten days after the Corporate
Action, as defined in the Arkansas Corporate Law, is taken and must:
(i) state where the payment demand must be sent and where and when certificate(s) for shares of stock must be deposited; (ii) supply a form for demanding payment for the shares that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed Merger and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date; (iii) set a date by which the company must receive the payment demand which must be between 30 and 60 days after the dissenters' notice is delivered; and
(iv) be accompanied by a copy of the chapter of the Arkansas
Corporate Law governing dissenters' rights. A dissenting shareholder must demand payment, certify whether beneficial ownership of the share was acquired before the date set forth in the dissenters' notice and deposit his stock certificates in accordance with the terms of such notice. A shareholder who demands payment and deposits stock certificates in accordance with the terms of the dissenters' notice retains all other rights as a shareholder until the rights are canceled or modified by the effectuation of the Merger. A shareholder who fails to demand payment or deposit stock certificates as required by the dissenters' notice by the respective dates set forth therein will be bound by the terms of the Merger Agreement.

    If a dissenting shareholder was the beneficial owner of his or her shares on or prior to the date of the first announcement to the news media or to shareholders of the terms of the Merger (a "Pre-Announcement Shareholder"), the Arkansas Corporate Law requires the company to pay such shareholder the amount that the company estimates to be the fair value of the shareholder's shares and accrued interest. Payment must be made as soon as the Merger is consummated or upon receipt of demand for payment and must be accompanied by year-end and interim financial statements of the company, a statement of the company's estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of the dissenting shareholder's right to demand payment under the Arkansas Corporate Law and a copy of the subchapter of the Arkansas Corporate Law governing dissenters' rights. If a dissenting shareholder was not the beneficial owner of his or her shares prior to the date of the first announcement to news media or to shareholders of the terms of the Merger (a "Post-Announcement Shareholder"), the company may elect to withhold payment of the fair value of the dissenting shareholder's shares. To the extent such payment is withheld, the company is required to estimate the fair value of the dissenting shareholder's shares, plus accrued interest, and offer to pay this amount to each Post-Announcement Shareholder who agrees to accept it in full satisfaction of his or her demand. The offer must be accompanied by a statement of the company's estimate of value, an explanation of how the interest was calculated and a statement of the dissenting shareholder's right to demand payment under the Arkansas Corporate Law.

    The Arkansas Corporate Law provides that a dissenting shareholder may notify the company in writing of his or her estimate of the fair value of his or her shares and amount of interest due and demand payment of the amount of such estimate (less any payment already made by the company), or reject the company's offer (if a Post-Announcement Shareholder) and demand payment of the fair value of his or her shares and interest due if: (i) the dissenter believes the amount paid or offered is less than the fair value of his or her shares; (ii) the company fails to pay Pre-Announcement Shareholders within 60 days after the date set for demanding payment; or (iii) the Merger is not consummated and the company fails to return the deposited stock certificates within 60 days after the date set for demanding payment. In order to exercise the rights granted by the Arkansas Corporate Law, a dissenter must notify the company in writing within 30 days after the company makes or offers payment for the dissenter's shares.

    If a demand for payment by a dissenting company shareholder under the Arkansas Corporate Law remains unsettled within 60 days after the company's receipt of the payment demand, the company must commence a proceeding and petition the circuit court of Pulaski County, Arkansas to determine the fair value of the shares plus accrued interest. If such a proceeding is not commenced within the 60 day period, the company must pay each dissenting shareholder whose demand remains unsettled the amount demanded.

All dissenting shareholders whose demands remain unsettled must be made parties to the proceeding and must be served with a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. In any such proceeding, each dissenting shareholder made a party is entitled to a judgment in the amount of the difference between the fair value found by the court and the amount paid by the company, plus interest on such difference; or the fair value, plus accrued interest, of the dissenting shareholder's shares for which the company elected to withhold payment, in the case of a Post-Announcement Shareholder. The court in an appraisal proceeding has the authority to determine and assess the costs of the proceeding, including the compensation and expenses of court-appointed appraisers, in such amounts and against such parties as it deems equitable. The court may also assess fees and expenses of counsel and experts for the parties against the company if the court finds that the company did not substantially comply with the requirements of the Arkansas Corporate Law, or against any party if the court finds that the party acted arbitrarily, vexatiously, or not in good faith. The Arkansas Corporate Law also makes provision for compensation of counsel for any dissenting shareholder whose services benefitted other dissenting shareholders similarly situated to be paid out of the amounts awarded the dissenting shareholders who were benefitted, if not assessed against the company.

    If the holders of more than approximately ten percent (10%) of the shares of Worthen Common should exercise their dissenters' rights, the Merger would not qualify as a "pooling of interests" for accounting and financial reporting purposes and would not be consummated, unless Boatmen's should waive this condition to its obligations under the Merger Agreement. Boatmen's has no present intention to waive this condition to its obligation to consummate the Merger.


EXCHANGE OF STOCK CERTIFICATES; FRACTIONAL SHARES

    The conversion of Worthen Common into Boatmen's Common (other than any shares as to which dissenters' rights are properly exercised) will occur by operation of law at the Effective Time. After the Effective Time, certificates theretofore evidencing shares of Worthen Common (such certificates, other than certificates held by shareholders exercising their dissenters' rights, are collectively referred to herein as the "Worthen Certificates") will be deemed, for all corporate purposes other than the payment of dividends and other distributions on such shares, to evidence ownership of and entitlement to receive such shares of Boatmen's Common.

    As soon as reasonably practicable after the Effective Time, Boatmen's Trust Company, the exchange agent in the Merger (the "Exchange Agent"), will mail a transmittal letter and instructions to each record holder of a Worthen Certificate whose shares were converted into the right to receive the Merger Consideration, advising such holder of the number of shares of Boatmen's Common such holder is entitled to receive pursuant to the Merger, of the amount of cash such holder is due in lieu of a fractional share of Boatmen's Common, and of the procedures for surrendering such Certificates in exchange for a certificate for the number of whole shares of Boatmen's Common, and a check for the cash amount (if any) such holder is entitled to receive in lieu of a fractional share. The letter of transmittal will also specify that delivery will be effected, and risk of loss and title to the Worthen Certificates will pass, only upon proper delivery of the Worthen Certificates to the Exchange Agent and will be in such form and have such provisions as Boatmen's may reasonably specify. SHAREHOLDERS OF WORTHEN ARE REQUESTED NOT TO SURRENDER THEIR WORTHEN CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. The shares of Boatmen's Common into which Worthen Common will be converted in the Merger will be deemed to have been issued at the Effective Time. Unless and until the Worthen Certificates are surrendered, along with a duly executed letter of transmittal, any other required documents and notification of the holder's federal taxpayer identification number, dividends on the shares of Boatmen's Common issuable with respect to such Worthen Common which would otherwise be payable will not be paid to the holders of such certificates, and, in such case, upon surrender of the Worthen Certificates and a duly executed letter of transmittal, any other required documents and notification of taxpayer identification number, there will be paid any dividends on such shares of Boatmen's Common which became payable between the Effective Time and the time of such surrender and notification. No interest on any such dividends will accrue or be paid.


FEDERAL INCOME TAX CONSEQUENCES

    The Merger is expected to qualify as a reorganization under
Section 368(a) of the Code. Except for shareholders perfecting statutory dissenters' rights, and cash received in lieu of a fractional share interest in Boatmen's Common, holders of shares of Worthen Common will recognize no gain or loss on the receipt of Boatmen's Common in the Merger, their aggregate basis in the shares of Boatmen's Common received in the Merger will be the same as their aggregate basis in their shares of Worthen Common converted in the Merger, and, provided the shares surrendered are held as a capital asset, the holding period of the shares of Boatmen's Common received by them will include the holding period of their shares of Worthen Common converted in the Merger. Cash received in lieu of fractional share interests and cash received by shareholders exercising their dissenter's rights will be treated as a distribution in full payment of such fractional share interests, or shares surrendered in exercise of dissenters' rights, resulting in capital gain or loss or ordinary income, as the case may be, depending upon each shareholder's particular situation.

    Consummation of the Merger is conditioned upon the receipt by Boatmen's and Worthen of an opinion of counsel regarding the anticipated federal income tax consequences discussed above. The form of such opinion of counsel, which will be delivered on the Closing Date, is filed as an exhibit to the Registration Statement and the foregoing is only a summary of such tax consequences.

    IT IS RECOMMENDED THAT SHAREHOLDERS CONSULT THEIR OWN TAX
ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES TO THEM OF THE MERGER AND ANY OTHER TAX CONSIDERATIONS WHICH MAY BE APPLICABLE TO THEM.


ACCOUNTING TREATMENT

    It is anticipated that the Merger will qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of Boatmen's and Worthen will be carried forward after the Effective Time into the consolidated financial statements of Boatmen's at their recorded amounts; the consolidated income of Boatmen's will include income of Boatmen's and Worthen for the entire fiscal year in which the Merger occurs; and the separately reported income of Boatmen's and Worthen for prior periods will be combined and restated as consolidated income of Boatmen's.

    The Merger Agreement provides that a condition to Boatmen's and Worthen's obligations to consummate the Merger is their receipt of an opinion from Ernst & Young LLP, the independent public accountants for Boatmen's, to the effect that the Merger will qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16 if consummated in accordance with the Merger Agreement. In the event such condition is not met, the Merger would not be consummated unless the condition was waived by Boatmen's and Worthen and the approval of Worthen shareholders entitled to vote on the Merger was resolicited if such change in accounting treatment were deemed material to the financial condition and results of operations of Boatmen's on a pro forma basis assuming consummation of the Merger. As of the date of this Proxy Statement/Prospectus, Boatmen's and Worthen are not aware, after consultation with Ernst
& Young LLP, of any existing facts or circumstances which would preclude such a pooling opinion from being issued by Ernst & Young LLP. However, if Boatmen's takes any unilateral action after August 18, 1994 without the written consent of Worthen and such action constitutes the sole reason for Ernst & Young LLP to be unable to render such opinion, then Boatmen's shall be deemed to have waived this condition.


MANAGEMENT AND OPERATIONS AFTER THE MERGER

    It is presently anticipated that after the Effective Time of the Merger, the Board of Directors of Worthen will be comprised of some or all of the present directors of Worthen and representatives of Boatmen's. Mr. Curtis F. Bradbury, Jr., Chairman and Chief Executive Officer of Worthen, has announced that he will resign upon completion of the Merger. It is not anticipated that the management of Boatmen's will be affected as a result of the Merger.

EFFECT ON EMPLOYEE BENEFIT AND STOCK PLANS

    The Merger Agreement provides that each employee of Worthen or its subsidiaries who continues as an employee following the Closing Date will be entitled, as a new employee of a subsidiary of Boatmen's, to participate in such employee benefit and stock plans or programs that may be in effect generally for employees of all of Boatmen's subsidiaries, on the same basis as similarly situated employees of other Boatmen's subsidiaries, subject to the right of Boatmen's to amend or terminate any such plans or programs in its discretion and provided that such employee shall not be participating in a similar plan which is maintained by Worthen after the Effective Time. Boatmen's will, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any such plans or programs in which former employees of Worthen may participate, credit each such employee with his or her term of service with Worthen and its subsidiaries.

    Upon the effectiveness of the Merger, each outstanding option to purchase shares of Worthen Common (a "Worthen Stock Option") issued pursuant to the Worthen Banking Corporation 1984 Amended and Substituted Stock Option Plan and the Worthen Banking Corporation 1993 Stock Option Plan (together the "Stock Option Plans"), whether or not vested or exercisable, will be assumed by Boatmen's. Each Worthen Stock Option will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Worthen Stock Option, such number of full shares of Boatmen's Common as the holder of such Worthen Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at an exercise price per share equal to (i) the aggregate exercise price of the shares of Worthen Common otherwise purchasable pursuant to such Worthen Stock Option divided by (ii) the number of full shares of Boatmen's Common deemed purchasable pursuant to such Worthen Stock Option as aforesaid.

    At the Effective Time, each outstanding stock appreciation right (a "Worthen SAR") issued pursuant to the Stock Option Plans shall be assumed by Boatmen's. Each Worthen SAR shall be deemed to constitute a right to receive on the same terms and conditions as were applicable under such Worthen SAR, an amount equal to the value of such Worthen SAR determined on the applicable exercise date. From and after the Effective Time, any reference in the Stock Option Plans to the fair value of Worthen Common shall mean and refer to the fair market value of the number of shares of Boatmen's Common included in the Merger Consideration.


RESALE OF BOATMEN'S COMMON

    The shares of Boatmen's Common issued pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any Worthen shareholder who may be deemed to be an

"affiliate" of Worthen or Boatmen's for purposes of Rule 145 under the Securities Act. The Merger Agreement provides that each such affiliate will enter into an agreement with Boatmen's providing that such affiliate will not transfer any shares of Boatmen's Common received in the Merger except in compliance with the Securities Act and will make no disposition of any shares of Worthen Common or Boatmen's Common (or any interest therein) during the period commencing thirty (30) days prior to the Effective Time through the date on which financial results covering at least thirty (30) days of combined operations of Boatmen's and Worthen after the Merger have been published. This Proxy Statement/Prospectus does not cover resales of shares of Boatmen's Common received by any person who may be deemed to be an affiliate of Worthen. Persons who may be deemed to be affiliates of Worthen generally include individuals who, or entities which, control, are controlled by or are under common control with Worthen and will include directors and certain officers of Worthen and may include principal shareholders of Worthen.

                     PRO FORMA FINANCIAL DATA

    BOATMEN'S BANCSHARES, INC. AND WORTHEN BANKING CORPORATION

    The following unaudited pro forma combined condensed balance sheet as of June 30, 1994, and the pro forma combined condensed statements of income for the six months ended June 30, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1993, give effect to the Merger based on the historical consolidated financial statements of Boatmen's and Worthen and their subsidiaries under the assumptions and adjustments set forth in the accompanying notes to the pro forma financial statements.

    The pro forma combined condensed balance sheet assumes the Merger was consummated on June 30, 1994, and the pro forma condensed statements of income assume that the Merger was consummated on January 1 of each period presented. The pro forma statements may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Boatmen's and Worthen incorporated by reference herein. The pro forma financial data does not give effect to the pending acquisitions of other financial institutions. See "THE PARTIES -- Boatmen's -- Pending Acquisitions."


                                      PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                                    (UNnaudited
                                                   June 30, 1994
                                                   (In Thousands)


                                                                                   WORTHEN
                                                                 BOATMEN'S         BANKING                           PRO FORMA
                                                              BANCSHARES, INC.   CORPORATION      ADJUSTMENTS         COMBINED
                                                              ----------------   -----------      -----------         --------

ASSETS:
Cash and noninterest-bearing balances due from banks            $1,608,925        $224,425                           $1,833,350
Short term investments                                              78,543          27,884                              106,427
Securities
          Held to Maturity                                       4,107,369       1,140,717                            5,248,086
          Available for Sale                                     4,424,239         157,845                            4,582,084
          Trading                                                   25,026                                               25,026
Federal funds sold and securities purchased
  under resale agreements                                          392,865          42,300                              435,165
Loans, net of unearned interest                                 15,701,434       1,782,598                           17,483,032
          Less reserve for loan losses                             343,918          33,541                              377,459
                                                            -----------------------------------------------------------------------
Loans, net                                                      15,357,516       1,749,057                           17,106,573
                                                            -----------------------------------------------------------------------
Property and equipment                                             516,165          96,207                              612,372
Intangibles                                                        261,066          27,645                              288,711
Other assets                                                       811,778          60,754                              872,532
                                                            -----------------------------------------------------------------------
Total Assets                                                   $27,583,492      $3,526,834                 $0       $31,110,326
                                                            =======================================================================

LIABILITIES AND EQUITY:
Noninterest-bearing deposits                                    $4,345,609        $580,268                           $4,925,877
Interest-bearing deposits                                       15,897,073       2,388,152                           18,285,225
                                                            -----------------------------------------------------------------------
Total deposits                                                  20,242,682       2,968,420                           23,211,102
                                                            -----------------------------------------------------------------------
Federal funds purchased and other short-term borrowings          4,333,668         180,383                            4,514,051
Long-term debt                                                     514,262          43,035                              557,297
Capital lease obligations                                           38,791           1,850                               40,641
Other liabilities                                                  279,941          39,797                              319,738
                                                            -----------------------------------------------------------------------
Total liabilities                                               25,409,344       3,233,485                           28,642,829
                                                            -----------------------------------------------------------------------
Redeemable preferred stock                                           1,142                                                1,142

Stockholders' equity:
Common stock                                                       104,722          17,045                 295 <F1>     122,062
Surplus                                                            794,966         164,770                (624)<F1>     959,112
Retained earnings                                                1,308,862         114,153                            1,423,015
          Less:  Treasury Stock                                                       (329)                329 <F1>           0
Unrealized net appreciation (depreciation),
  available for sale securities                                    (35,544)         (2,290)                             (37,834)
                                                            -----------------------------------------------------------------------
Total stockholders' equity                                       2,173,006         293,349                            2,466,355
                                                            -----------------------------------------------------------------------
Total liabilities and stockholders' equity                     $27,583,492      $3,526,834                 $0       $31,110,326
                                                            =======================================================================
Stockholders' equity per share                                      $20.75                                               $20.21
                                                            ===================                                  ==================

        NOTES TO PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            (UNAUDITED)

1. Based on the exchange ratio of 1.0 share of Boatmen's Common for each share of Worthen common stock, including stock options, 17,340,392 additional shares of Boatmen's Common would have been issued as of June 30, 1994, in the acquisition of Worthen.

2. The Merger Agreement provides that Worthen will make provisions for merger expenses and certain nonrecurring charges, such as investment banking fees, and legal and accounting fees. Worthen will also make any necessary provision for loan losses to conform to Boatmen's loan, accrual and reserve policies. These nonrecurring expenses are not expected to be material and, therefore, are not reflected in the Pro Forma Financial Statements.

                                                       BOATMEN'S BANCSHARES, INC.
                                            PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                                               (Unaudited)

                                                  (in Thousands, except per share data)



                                         Six Months                      Year Ended
                                        Ended June 30,                   December 31,
                                     --------------------    ----------------------------------
                                       1994      1993           1993        1992        1991
                                       ----      ----           ----        ----        ----

Interest income                      $946,491  $898,584      $1,825,636  $1,845,217  $1,984,340
Interest expense                      370,949   354,124         711,238     837,313   1,132,845
                                     --------  --------       ---------   ---------   ---------
    Net interest income               575,542   544,460       1,114,398   1,007,904     851,495
Provision for loan losses              13,759    38,530          64,812     139,475     118,017
                                      -------   -------        --------   ---------    --------
Net interest income after
    provision for loan losses         561,783   505,930       1,049,586     868,429     733,478
Noninterest income                    295,151   272,059         559,842     509,540     409,054
Noninterest expense                   554,395   526,417       1,097,620   1,016,078     878,673
                                     --------  --------       ---------   ---------   ---------
    Income before income taxes        302,539   251,572         511,808     361,891     263,859
Income tax expense                    105,084    78,044         162,139      99,228      63,925
                                     --------  --------       ---------   ---------   ---------
Net income                           $197,455  $173,528        $349,669    $262,663    $199,934
                                     ========  ========        ========    =========   ========
Net income available to
    common shareholders              $197,415  $173,484        $349,584    $262,575    $199,845
                                     ========  ========        ========    =========   ========
Net income per common share             $1.62     $1.45           $2.91       $2.25       $1.78
                                     ========  ========        ========    =========   ========
Average common shares outstanding     121,644   120,009         120,307     116,606     112,377

           NOTES TO PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                                   (Unaudited)

1. Net income per share and average common shares outstanding shown in the pro forma analysis reflect the restatement of share amounts for the 1993 Stock Split.

              DESCRIPTION OF BOATMEN'S CAPITAL STOCK

    Boatmen's Restated Articles of Incorporation currently authorize the issuance of 150,000,000 shares of common stock, par value $1.00 per share, and 10,300,000 preferred shares, no par value per share, of which 35,045 shares are designated "7% Cumulative Redeemable Preferred Stock, Series B" $100.00 stated value per share (the "Boatmen's Series B Preferred Stock").

    As of ---------------, 1994, approximately -------- million shares of Boatmen's Common were issued and outstanding, --------- shares of Boatmen's Series B Preferred Stock were issued and outstanding and 1,500,000 shares of Junior Participating Preferred Stock, Series C, stated value $1.00 per share (a "Preferred Share") were reserved for issuance with none outstanding. For a description of the Preferred Shares, see "COMPARISON OF SHAREHOLDER RIGHTS -- Shareholder Rights Plan."

    With respect to the remaining authorized but unissued preferred shares, Boatmen's Restated Articles of Incorporation provide that its Board of Directors may, by resolution, cause such preferred shares to be issued from time to time, in series, and fix the powers, designations, preferences and relative, participating optional and other rights and qualifications, limitations and restrictions of such shares.

    The following is a brief description of the terms of Boatmen's Common and Boatmen's Series B Preferred Stock.


BOATMEN'S COMMON

    Dividend Rights.  The holders of Boatmen's Common are entitled
    ---------------
to share ratably in dividends when, as and if declared by the Board of Directors of Boatmen's from funds legally available therefor, after full cumulative dividends have been paid, or declared and funds sufficient for the payment thereof set apart, on all shares of Boatmen's Series B Preferred Stock, and any other class or series of preferred stock ranking superior as to dividends to Boatmen's Common. The ability of the subsidiary banks of Boatmen's to pay cash dividends, which are expected to be Boatmen's principal source of income, is restricted by applicable banking laws.

    Voting Rights.  Each holder of Boatmen's Common has one vote for
    -------------
each share held on matters presented for consideration by the shareholders, except that, in the election of directors, such shareholders have cumulative voting rights which entitle each such shareholder to the number of votes which equals the number of shares held by the shareholder multiplied by the number of directors to be elected. All such cumulative votes may be cast for one candidate for election as a director or may be distributed among two or more candidates.

    Classification of Board of Directors.  The Board of Directors of
    ------------------------------------
Boatmen's is divided into three classes, and the directors are elected by classes to three-year terms, so that approximately one-third (1/3) of the directors of Boatmen's will be elected at each annual meeting of the shareholders. Although it promotes stability and continuity of the Board of Directors, classification of the Board of Directors may have the effect of decreasing the number of directors that could otherwise be elected by anyone who obtains a controlling interest in Boatmen's Common and thereby could impede a change in control of Boatmen's. Because fewer directors will be elected at each annual meeting, such classification also will reduce the effectiveness of cumulative voting as a means of establishing or increasing minority representation on the Board of Directors.

    Preemptive Rights.  The holders of Boatmen's Common have no
    -----------------
preemptive right to acquire any additional unissued shares or treasury shares of Boatmen's.

    Liquidation Rights.  In the event of liquidation, dissolution or
    ------------------
winding up of Boatmen's, whether voluntary or involuntary, the holders of Boatmen's Common will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding preferred stock.

    Assessment and Redemption.  Shares of Boatmen's Common issuable
    -------------------------
in the Merger will be validly issued, fully paid and non-assessable. Such shares do not have any redemption provisions.


BOATMEN'S SERIES B PREFERRED STOCK

    Dividend Rights.  Holders of shares of Boatmen's Series B
    ---------------
Preferred Stock will be entitled to receive, when and as declared by Boatmen's Board of Directors, out of any funds legally available for such purpose, cumulative cash dividends at an annual dividend rate per share of 7% of the stated value thereof, payable quarterly. Dividends on Boatmen's Series B Preferred Stock are cumulative and no dividends can be declared or paid on any shares of Boatmen's Common unless full cumulative dividends on Boatmen's Series B Preferred Stock have been paid, or declared and funds sufficient for the payment thereof set apart.

    Liquidation Rights.  In the event of the dissolution and
    ------------------
liquidation of Boatmen's, the holders of Boatmen's Series B Preferred Stock will be entitled to receive, after payment of the full liquidation preference on shares of any class of preferred stock ranking superior to Boatmen's Series B Preferred Stock (if any such shares are then outstanding) but before any distribution on shares of Boatmen's Common, liquidating dividends of $100.00 per share plus accumulated dividends.

    Redemption.  Shares of Boatmen's Series B Preferred Stock are
    ----------
redeemable, at the option of the holders thereof, at the redemption price of $100.00 per share plus accumulated dividends, provided, that: (i) full cumulative dividends have been paid, or declared and funds sufficient for payment set apart, upon any class or series of preferred stock ranking superior to Boatmen's Series B Preferred Stock; and (ii) Boatmen's is not then in default with respect to any sinking or analogous fund or call for tenders obligation or agreement for the purchase or any class or series of preferred stock ranking superior to Boatmen's Series B Preferred Stock.

    Voting Rights.  Each share of Boatmen's Series B Preferred Stock
    -------------
has equal voting rights, share for share, with each share of Boatmen's Common.

    Superior Stock.  Boatmen's may, without the consent of holders
    --------------
of Boatmen's Series B Preferred Stock, issue preferred stock with superior or equal rights or preferences.

                 COMPARISON OF SHAREHOLDER RIGHTS

    The rights of holders of shares of Boatmen's Common are governed by the corporate law of Missouri (the "Missouri Corporate Law"), the state of Boatmen's incorporation, and by Boatmen's Restated
Articles of Incorporation, Bylaws and other corporate documents. The rights of holders of shares of Worthen Common are governed by the Arkansas Corporate Law, and by Worthen's Articles of Incorporation, Bylaws and other corporate documents. A summary of the material differences between the respective rights of holders of Worthen Common and Boatmen's Common is set forth below.


SHAREHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

    Business Combinations.  Missouri Corporate Law provides that
    ---------------------
unless a corporation's articles of incorporation or bylaws provide otherwise, certain business combinations including mergers require the approval of the holders of at least two-thirds (2/3) of the outstanding shares entitled to vote at such meeting. Boatmen's Restated Articles of Incorporation provide that, in addition to any affirmative vote required by law, any Business Combination (as defined below) will require the affirmative vote of the holders of not less than eighty percent (80%) of the issued and outstanding shares of Boatmen's Common. Notwithstanding the foregoing, however, Boatmen's Restated Articles of Incorporation also provide that any such Business Combination may be approved by the affirmative vote required by law if it has been approved by seventy-five percent (75%) of the entire Board of Directors of Boatmen's. The term "Business Combination" means: (i) any merger or consolidation of Boatmen's or any subsidiary of Boatmen's with (a) any individual or entity who, together with certain affiliates or associates, owns greater than five percent (5%) of Boatmen's Common (a "Substantial Shareholder"); or (b) any other corporation which, after such merger or consolidation, would be a Substantial Shareholder, regardless of which entity survives; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Substantial Shareholder of all or substantially all of the assets of Boatmen's or any of its subsidiaries; (iii) the adoption of any plan or proposal for the liquidation of Boatmen's by or on behalf of a Substantial Shareholder; or (iv) any transaction involving Boatmen's or any of its subsidiaries, if the transaction would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Boatmen's of which a Substantial Shareholder is the beneficial owner.

    The Arkansas Corporate Law provides that, unless a corporation's articles of incorporation or bylaws provide otherwise, certain business combinations, including a merger, require the approval of each voting group entitled to vote separately on the transaction by a majority of all the votes entitled to be cast on the transaction by each voting group. Neither the Articles of Incorporation nor the Bylaws of Worthen increase the voting requirements for approval of business combinations, including mergers.

    Removal of Directors.  The Missouri Corporate Law provides that,
    --------------------
unless otherwise provided in a corporation's articles of incorporation or bylaws, directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote in an election of the directors. Directors may be removed only at a meeting called expressly for that purpose. If a corporation's articles of incorporation or bylaws provide for cumulative voting in the election of directors and if less than the entire board is to be removed, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors or, if there are classes of directors, at an election of the class of directors of which he or she is a part. Whenever the holders of the shares of any class are entitled to elect one or more directors, any references to a vote of the holders of outstanding shares are to outstanding shares of that class and not to the vote of the outstanding shares as a whole. Any director of a corporation may be removed for cause by an action of a majority of the entire board of directors if the director fails to meet the qualifications stated in the corporation's articles of incorporation or bylaws for election as a director or is in breach of any agreement between such director and the corporation relating to such director's services as a director or employee of the corporation. Notice of the proposed removal must be given to all directors of a corporation prior to action thereon.

    Boatmen's Restated Articles of Incorporation and Bylaws provide that, at a meeting called expressly for that purpose, a director or the entire Board of Directors (other than directors elected by holders of preferred stock pursuant to certain special rights) may be removed without cause only upon the affirmative vote of the holders of not less than eighty percent (80%) of the shares entitled to vote generally in an election of directors. Notwithstanding the foregoing, however, if less than the entire Board of Directors is to be removed without cause, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the class of directors of which he is a part. At a meeting called expressly for that purpose, a director (other than those elected by holders of preferred stock), may be removed by the shareholders for cause by the affirmative vote of the holders of a majority of the shares entitled to vote upon his election.

    The Arkansas Corporate Law provides that a director may resign at any time or, at a meeting called for that purpose and properly noticed, the shareholders may remove a director, with or without cause, unless the corporation's articles of incorporation provide that the directors may be removed only for cause. If a director is elected by a voting group of shareholders, only the holders of shares of that voting group may vote to remove him or her. The Arkansas Corporate Law further provides that a court may remove a director in a proceeding brought by a shareholder holding a least ten percent (10%) of the outstanding shares of any class of stock or by the corporation if: (i) that court finds that the director engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to the corporation, and (ii) the removal is in the best interests of the corporation. Any court which removes a director in such manner may bar the director from re-election for a prescribed period. If a proceeding is commenced by a shareholder, the corporation must be added as a party defendant. Worthen's Articles of Incorporation contain no provision with respect to removing any director during his or her elected term and exclude cumulative voting.

    The Bylaws of Worthen provide that unless otherwise removed pursuant to applicable law each director holds office until the next annual meeting of shareholders and until his or her successor shall have been qualified and elected. The Bylaws of Worthen also provide that a director must resign if he or she (i) ceases to be employed in substantially the same capacity by Worthen or other entity which employed him or her at the time of the person's election to the Board unless the Board declines to accept the resignation, or (ii) upon the request of the Chairman of the Board or the President in his or her absence, upon finding that the director involved is incapable of performing his or her duties because of health or disability reasons or upon finding that, for any compelling reason, continued service by such director is not in the best interests of the Corporation.

    Removal of Officers.  Under Missouri Corporate Law, an officer
    -------------------
or agent elected or appointed by the board of directors may be removed by the board of directors whenever, in the judgment of the board of directors, the best interest of the corporation would be served thereby. Such removal will be without prejudice to the contract rights of the person so removed. Boatmen's Bylaws provide that an officer may be removed at any time prior to the expiration of his or her term by the affirmative vote of the majority of the directors.

    The Arkansas Corporate Law provides that the board of directors of an Arkansas corporation may remove an officer at any time with or without cause and, while appointment of an officer does not in itself create contract rights, removal of an officer will not affect any contract rights he or she may have with an Arkansas corporation. Worthen's Bylaws provide that any officer appointed by the Board may be removed by the Board for any reason but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

    Amendments to Articles of Incorporation.  Under the Missouri
    ---------------------------------------
Corporate Law, a corporation may amend its articles of incorporation upon receiving the affirmative vote of the holders of a majority of its voting shares; provided, however, that if the corporation's articles of incorporation or bylaws provide for cumulative voting in the election of directors, the number of directors of the corporation may not be decreased to less than three by amendment to the corporation's articles of incorporation when the number of shares voting against the proposal for decrease would be sufficient to elect a director if the shares were voted cumulatively at an election of three directors; and provided, further, that a proposed amendment which provides that Section 351.407 of the Missouri Corporate Law does not apply to "control share acquisitions" of shares of a corporation requires the affirmative vote of the holders of two-thirds of such corporation's voting shares.

    Article XII of Boatmen's Restated Articles of Incorporation provides that Boatmen's may amend, alter, change or repeal provisions of the Restated Articles of Incorporation in the manner provided by law, with the exception, however, of the provisions of the Restated Articles of Incorporation relating to the classification and number of directors, the approval of Business Combinations, and the aforementioned exceptions to Article XII, which require the affirmative vote of the holders of eighty percent (80%) of Boatmen's Common then entitled to vote at a meeting of shareholders called for that purpose.

    The Arkansas Corporate Law generally provides that a corporation may amend its articles of incorporation upon receiving, unless the corporation's articles of incorporation require a greater vote, the affirmative vote of a majority of the votes entitled to be cast on the amendment. The Articles of Incorporation of Worthen do not include specific provisions relating to the amendment of its Articles of Incorporation.


SPECIAL MEETINGS OF SHAREHOLDERS; SHAREHOLDER ACTION BY WRITTEN
CONSENT

    The Missouri Corporate Law provides that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent, in writing, setting forth the action taken is signed by the holders of all of the shares entitled to vote on the subject matter.

    Boatmen's Bylaws provide that a special meeting of shareholders may be called by the Chairman of the Board or the President or by resolution of the Board of Directors whenever deemed necessary. The business transacted at any such special meeting will be confined to the purpose or purposes specified in the notice therefor and the matters germane thereto. The Missouri Corporate Law provides that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent, in writing, setting forth the action taken is signed by the holders of all of the shares entitled to vote on the subject matter.

    The Arkansas Corporate Law provides that a special meeting of the shareholders of a corporation may be called by the board of directors of the corporation or the persons authorized to do so in the articles of incorporation or bylaws of the corporation, or by the holders of at least ten percent (10%) of all votes entitled to be cast on any issue proposed to be considered at such proposed special meeting if the holders sign, date and deliver to the corporation's secretary written demands for the meeting describing the purpose for which it is to be held. A corporation must notify its shareholders of the date, time, place and purpose of a special shareholders meeting not less than 60 nor more than 75 days before the meeting if a proposal to increase the authorized capital stock or bond indebtedness of the corporation is to be submitted, and no less than 10 nor more than 60 days before the meeting in all other cases. Only business within the purpose described in the meeting notice may be conducted at such a special shareholders meeting. A court may order a special meeting at the request of a shareholder who demands a special meeting if notice of the special meeting was not given within thirty days of the demand or the special meeting was not held in accordance with the notice.

    Under the Arkansas Corporate Law, an action on a proposal to increase the capital stock or bond indebtedness of a corporation may be taken without a meeting if all the shareholders sign written consents, setting forth the action so taken. Any other action required or permitted to be taken at a shareholder meeting may be taken without a meeting if written consents setting forth the action so taken are signed by the holders of the outstanding shares having at least the minimum number of votes necessary to authorize or to take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered to the corporation.

    Worthen's Bylaws provide that a special meeting of shareholders may be called by the President, the Chairman of the Board of Directors or in their absence by an Executive Vice President, or by a resolution of a majority of the Board for any purpose or purposes or by the holders of ten percent (10%) of the outstanding shares entitled to vote at the meeting.

    Worthen's Bylaws also allow for action by the shareholders and the board of directors (including any committee thereof) without the necessity of a formal meeting to the fullest extent allowed by the Arkansas Corporate Law.


NOTICE OF SHAREHOLDER NOMINATIONS OF DIRECTORS

    The Missouri Corporate Law does not contain any specific provisions regarding notice of shareholders' nomination of directors.

    Boatmen's Bylaws provide that a shareholder may nominate a person for director only if he delivers notice of such nomination to the Secretary of Boatmen's, accompanied or promptly followed by such supporting information as the Secretary shall reasonably request, not less than 75 days prior to the date of any annual meeting or more than seven days after the mailing of notice of any special meeting. Neither Worthen's Articles of Incorporation, Bylaws nor the Arkansas Corporate Law contain any specific provisions regarding notice of shareholders' nomination of directors.

SHAREHOLDER PROPOSAL PROCEDURES

    The Missouri Corporate Law does not contain any specific provisions regarding notice of shareholders' proposals.

    Boatmen's Bylaws provide that in order for any business to be transacted at any meeting of the shareholders, other than business proposed by or at the direction of the Board of Directors, notice thereof must be received from the proposing shareholder by the Secretary of Boatmen's, accompanied or promptly followed by such supporting information as he shall reasonably request, not less than 75 days prior to the date of any annual meeting or more than seven days after the mailing of notice of any special meeting.

    Neither Worthen's Articles of Incorporation, Bylaws nor the
Arkansas Corporate Law contain any specific provisions regarding notice of shareholders' proposals.


SHAREHOLDER RIGHTS PLAN

    Boatmen's has adopted a shareholder rights plan pursuant to which holders of a share of Boatmen's Common also hold one preferred share purchase right which may be exercised upon the occurrence of certain "triggering events" specified in Boatmen's shareholder rights plan. Shareholder rights plans such as Boatmen's plan are intended to encourage potential hostile acquirors of a "target" corporation to negotiate with the Board of Directors of the target corporation in order to avoid occurrence of the "triggering events" specified in such plans. Shareholder rights plans are intended to give the directors of a target corporation the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether or not it is in the best interests of the corporation and its shareholders. Notwithstanding these purposes and intentions of shareholder rights plans, such plans, including that of Boatmen's, could have the effect of discouraging a business combination which shareholders believe to be in their best interests. The provisions of the shareholder rights plan of Boatmen's are discussed below.

    On August 14, 1990, the Board of Directors of Boatmen's declared a dividend, payable on August 31, 1990 (the "Boatmen's Record Date"), of one Preferred Share Purchase Right (a "Boatmen's Right") for each outstanding share of Boatmen's Common. Each Boatmen's Right entitles the registered holder to purchase from Boatmen's one one-hundredth share of a Preferred Share at a price of $110.00 per one one-hundredth Preferred Share (the "Boatmen's Purchase Price"), subject to adjustment. The description and terms of the Boatmen's Rights are set forth in a Rights Agreement (the "Boatmen's Rights Agreement") between Boatmen's and Boatmen's Trust Company as Rights Agent (the "Rights Agent"), and the following description is qualified in its entirety by the Boatmen's Rights Agreement.

    Until the earlier to occur of: (i) ten days following a public announcement that a person or group of affiliated or associated persons (a "Boatmen's Acquiring Person") has acquired beneficial ownership of twenty percent (20%) or more of the outstanding shares of Boatmen's Common; or (ii) ten business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes a Boatmen's Acquiring Person) following the commencement of, or announcement of an intention to make, a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of twenty percent (20%) or more of such outstanding shares of Boatmen's Common (the earlier of such dates being called the "Boatmen's Distribution Date"), the Boatmen's Rights will be evidenced, with respect to any of the Boatmen's Common share certificates outstanding as of the

Boatmen's Record Date, by such Boatmen's Common share certificates, with a copy of a Summary of Rights attached thereto.

    The Boatmen's Rights Agreement provides that until the Boatmen's Distribution Date (or earlier redemption or expiration of the Boatmen's Rights), the Boatmen's Rights will be transferred only with shares of Boatmen's Common. New Boatmen's Common share certificates issued after the Boatmen's Record Date, upon transfer or new issuance of Boatmen's Common, including issuance of shares pursuant to the Merger, will contain a notation incorporating the Boatmen's Rights Agreement by reference, and the surrender for transfer of any certificates for Boatmen's Common outstanding as of the Boatmen's Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Boatmen's Rights associated with the Boatmen's Common shares represented by such certificate. As soon as practicable following the Boatmen's Distribution Date, separate certificates evidencing the Boatmen's Rights (the "Boatmen's Right Certificates") will be mailed to holders of record of Boatmen's Common as of the close of business on the Boatmen's Distribution Date and such separate Boatmen's Right Certificates alone will evidence the Boatmen's Rights.

    The Boatmen's Rights are not exercisable until the Boatmen's Distribution Date. The Boatmen's Rights will expire on August 14, 2000 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Boatmen's Rights are earlier redeemed by Boatmen's, in each case as described below.

    The Boatmen's Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Boatmen's Rights are subject to adjustment from time to time upon the occurrence of certain events in order to prevent dilution. In addition, the number of outstanding Boatmen's Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Boatmen's Right are also subject to adjustment in the event of a stock split of Boatmen's Common or a stock dividend on Boatmen's Common payable in shares of Boatmen's Common or subdivisions, consolidations or combinations of shares of Boatmen's Common occurring, in any such case, prior to the Boatmen's Distribution Date.

    Preferred Shares purchasable upon exercise of the Boatmen's Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share and will be entitled to an aggregate dividend of 100 times the dividend declared on each share of Boatmen's Common. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made on each share of Boatmen's Common. Each Preferred Share will have 100 votes, voting together with the Boatmen's Common shares. Finally, in the event of any merger, consolidation or other transaction in which shares of Boatmen's Common are exchanged, each Preferred Share will be entitled to receive 100 times the amount received on each share of Boatmen's Common. The Boatmen's Rights are protected by customary anti-dilution provisions.

    Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one-hundredth interest in a Preferred Share purchasable upon exercise of each Boatmen's Right should approximate the value of one Boatmen's Common share.

    In the event that Boatmen's is acquired in a merger or other business combination transaction or fifty percent (50%) or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Boatmen's Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Boatmen's Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Boatmen's Right. In the event that: (i) any person or group of affiliated or associated persons becomes the beneficial owner of twenty percent (20%) or more of the outstanding shares of Boatmen's Common (unless such person first acquires twenty percent (20%) or more of the outstanding shares of Boatmen's Common by a purchase pursuant to a tender offer for all of the Boatmen's Common for cash, which purchase increases such person's beneficial ownership to eighty percent (80%) or more of the outstanding shares of Boatmen's Common); or (ii) during such time as there is a Boatmen's Acquiring Person, there shall be a reclassification of securities or a recapitalization or reorganization of Boatmen's or other transaction or series of transactions involving Boatmen's which has the effect of increasing by more than one percent (1%) the proportionate share of the outstanding shares of any class of equity securities of Boatmen's or any of its subsidiaries beneficially owned by the Boatmen's Acquiring Person, proper provision will be made so that each holder of a Boatmen's Right, other than Boatmen's Rights beneficially owned by the Boatmen's Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Boatmen's Common having a market value of two times the exercise price of the Boatmen's Right.

    At any time after the acquisition by a Boatmen's Acquiring
Person of beneficial ownership of twenty percent (20%) or more of the outstanding shares of Boatmen's Common, and prior to the acquisition by such Boatmen's Acquiring Person of fifty percent (50%) or more of the outstanding shares of Boatmen's Common, the Board of Directors of Boatmen's may exchange the Boatmen's Rights (other than Boatmen's Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Boatmen's Common per Boatmen's Right (subject to adjustment).

    With certain exceptions, no adjustment in the Boatmen's Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent (1%) of the Boatmen's Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share and which may, at the election of Boatmen's, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the shares of Boatmen's Common on the last trading day prior to the date of exercise.

    At any time prior to the acquisition by a Boatmen's Acquiring Person of beneficial ownership of twenty percent (20%) or more of the outstanding shares of Boatmen's Common, the Boatmen's Board of Directors may redeem the Boatmen's Rights in whole, but not in part, at a price of $0.01 per Boatmen's Right (the "Boatmen's Redemption Price"). The redemption of the rights may be made effective at such time, on such basis, and with such conditions as the Board of Directors of Boatmen's in its sole discretion may establish.

    In addition, if a bidder who does not beneficially own more than one percent (1%) of the shares of Boatmen's Common and all other voting shares of Boatmen's (together the "Voting Shares") (and who has not within the past year owned in excess of one percent (1%) of the Voting Shares and, at a time he held a greater than one percent
(1%) stake, disclosed, or caused the disclosure of, an intention which relates to or would result in the acquisition or influence of control of Boatmen's) proposes to acquire all of the Voting Shares for cash at a price which a nationally recognized investment banker selected by such bidder states in writing is fair, and such bidder has obtained written financing commitments (or otherwise has financing) and complies with certain procedural requirements, then Boatmen's, upon the request of the bidder, will hold a special shareholders meeting to vote on a resolution requesting the Board of Directors to accept the bidder's proposal. If a majority of the outstanding shares entitled to vote on the proposal vote in favor of such resolution, then for a period of 60 days after such meeting the Boatmen's Rights will be automatically redeemed at the Boatmen's
Redemption Price immediately prior to the consummation of any tender offer for all of such shares at a price per share in cash equal to or greater than the price offered by such bidder; provided, however, that no redemption will be permitted or required after the acquisition by any person or group of affiliated or associated persons of beneficial ownership of twenty percent (20%) or more of the outstanding shares of Boatmen's Common. Immediately upon any redemption of the Boatmen's Rights, the right to exercise the Boatmen's Rights will terminate and the only right of the holders of Boatmen's Rights will be to receive the Boatmen's Redemption Price.

    The terms of the Boatmen's Rights may be amended by the Board of Directors of Boatmen's without the consent of the holders of the Boatmen's Rights, including an amendment to lower certain thresholds described above to not less than the greater of: (i) any percentage greater than the largest percentage of the outstanding shares of Boatmen's Common then known to Boatmen's to be beneficially owned by any person or group of affiliated or associated persons; or (ii) ten percent (10%), except that from and after such time as any person becomes a Boatmen's Acquiring Person no such amendment may adversely affect the interests of the holders of the Boatmen's Rights.

    Until a Boatmen's Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Boatmen's, including, without limitation, the right to vote or to receive dividends.

    Worthen does not have a shareholder rights plan.


DISSENTERS' RIGHTS

    Under the Missouri Corporate Law, a shareholder of a corporation is entitled to receive payment for the fair value of his shares if such shareholder dissents from a sale or exchange of substantially all of the property and assets of the corporation, or a merger or consolidation to which such corporation is a party. A shareholder is also entitled to receive payment for the fair value of his or her shares if such shareholder dissents from according voting rights to "control shares" in a control share acquisition, as further described below. Because Boatmen's is not merging directly with Worthen, Boatmen's shareholders will not be entitled to assert such rights in connection with the Merger.

    Under the Arkansas Corporate Law, a shareholder of an Arkansas corporation is entitled to receive payment for the fair value of his or her shares under certain circumstances, including the Merger. See "THE MERGER -- Dissenters' Rights."


TAKEOVER STATUTES

    The Missouri Corporate Law contains provisions regulating a broad range of business combinations, such as a merger or consolidation, between a Missouri corporation with shares of its stock registered under the federal securities laws, or a corporation that makes an election, and an "interested shareholder" (which is defined as any owner of twenty percent (20%) or more of the corporation's stock) for five years after the date on which such shareholder became an interested shareholder, unless the stock acquisition which caused the person to become an interested shareholder was approved in advance by the corporation's board of directors. This so-called "five year freeze" provision is effective even if all the parties should subsequently decide that they wish to engage in a business combination. The Missouri Corporate Law also contains a "control share acquisition" provision which effectively denies voting rights to shares of a Missouri corporation acquired in control share acquisitions unless a resolution granting such voting rights is approved at a meeting of shareholders by affirmative majority vote of:
(i) all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares; and (ii) all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares, excluding all interested shares. A control share acquisition is one by which a purchasing shareholder acquires more than one-fifth, one-third, or a majority, under various circumstances, of the voting power of the stock of an "issuing public corporation." An "issuing public corporation" is a Missouri corporation with: (i) one hundred or more shareholders; (ii) its principal place of business, principal office or substantial assets in Missouri; and (iii) either (a) more than ten percent (10%) of its shareholders resident in Missouri;
(b) more than ten percent (10%) of its shares owned by Missouri residents; or (c) 10,000 shareholders resident in Missouri. Boatmen's meets the statutory definition of an issuing public corporation. If a control share acquisition should be made of a majority or more of the corporation's voting stock, and those shares are granted full voting rights, shareholders are granted dissenters' rights.

    The Arkansas Investor Protection Takeover Act makes it unlawful, subject to certain exceptions, one of which is applicable to the Merger, for any person to make a takeover offer involving a target company in Arkansas or to acquire any equity securities of a target company pursuant to a takeover offer unless the offer is effective under the Arkansas Investor Protection Takeover Act or exempted. To be effective, the offeror must file with the Arkansas Securities Commissioner a registration statement and any other documents requested. The Arkansas Investor Protection Takeover Act also provides the following restrictions on takeover offers: (i) an offeror is prohibited from making a takeover offer which is not made to the security holders in Arkansas on substantially the same terms as the offer is made to the other holders outside Arkansas;
(ii) securities of a target company deposited pursuant to a takeover offer may be withdrawn by an offeree any time within seven days from the date the offer becomes effective or after 60 days from the date the offer became effective; (iii) a takeover offer may not be less than ten days in duration; (iv) if an offeror makes a takeover offer for less than all the outstanding securities of a class and the number of securities deposited within ten days after the offer becomes effective is greater than the number the offeror offered to accept, the securities must be accepted on a pro rata basis; (v) if an offeror increases the consideration for the takeover offer before it expires, the offeror must pay the increased consideration for all securities accepted before and after the variation; (vi) no offeror may make a takeover offer for a target company in Arkansas at any time an administrative or injunctive proceeding has been brought by the commissioner against the offeror for an anti-fraud violation.


LIABILITY OF DIRECTORS; INDEMNIFICATION

    In accordance with the Missouri Corporate Law, and pursuant to its Restated Articles of Incorporation, Boatmen's will indemnify its directors and certain of its executive officers, and may indemnify other employees or agents as it deems appropriate, against reasonably incurred liabilities arising from any actual or threatened, pending or completed action, suit, or proceeding by reason of the fact that the indemnified person was a director, officer, employee or agent of Boatmen's, or is or was serving at the request of Boatmen's as a director, officer, employee, or agent of another entity or enterprise, provided the indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Boatmen's. With respect to any criminal action or proceeding, the indemnified person must have had no reasonable cause to believe his conduct was unlawful. In the case of an action or suit by or in the right of Boatmen's, Boatmen's may not indemnify any person against judgments or fines, or as to any claim, matter, or issue as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to Boatmen's, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses.
Unless ordered by a court, indemnification of a director, officer, employee or agent of the corporation is only proper if a determination is made that such person met the applicable standard of conduct required. Such a determination must be made by the board of directors by a majority vote of a quorum of non-party directors, or if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors directs, by independent legal counsel in a written opinion, or by the shareholders. A corporation may pay expenses incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of said action, suit or proceeding upon the authorization of the board of directors which will so authorize upon the receipt of an undertaking on behalf of the director, officer, employee or agent to repay such amount unless it ultimately be determined that he or she is entitled to be indemnified as authorized under the Missouri Corporate Law. Boatmen's Restated Articles of Incorporation also provide, as permitted by the Missouri Corporate Law, for additional indemnification for persons indemnifiable under the Missouri
Corporate Law provided no such person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest, or willful misconduct. The
Missouri Corporate Law also provides that to the extent a director, officer, employee or agent of a Missouri corporation has been successful in the defense of any action, suit or proceeding or any claim, issue or matter therein, such corporation must indemnify such person for expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding.

    The Arkansas Corporate Law provides that a corporation is authorized to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding because he or she is or was a director, officer, employee, or agent of a corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another enterprise if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, a director must have had no reasonable cause to believe his or her conduct was unlawful in order to be indemnified. To the extent that a director, officer, employee or agent has been successful in defending any action, suit or proceeding or in defense of any claim, issue, or matter therein, he or she must be indemnified against expenses actually and reasonably incurred by him or her in connection therewith. With respect to any party being made a party to a threatened, pending or completed action or suit by or in the right of the corporation because such party was a director, officer, agent or employee of the corporation, the corporation may not provide any indemnification with respect to any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless the court of chancery or the court in which the action or suit was brought determines that despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. A determination that indemnification of a director, officer, employee or agent is proper because he or she has met the applicable standard of conduct must be made prior to indemnification:
(i) by the board of directors of a majority vote of a quorum consisting of non-party directors, or (ii) if such a quorum is not obtainable, or even if obtainable but a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders. A corporation may pay in advance expenses incurred by an officer or director defending a criminal or civil action, suit or proceeding provided the director provides an undertaking that such director or officer will repay such amount if it is ultimately determined that he or she is not entitled to be indemnified. The indemnification and advances provided by the Arkansas Corporate Law are not deemed exclusive of other rights which those seeking indemnification or advances may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

    Worthen's Articles of Incorporation provide that directors will not be liable to Worthen or its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Arkansas Corporate Law.

    The Bylaws of Worthen provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of Worthen or is or was serving at the request of Worthen as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the Arkansas Corporate Law against all expenses, liabilities and losses (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The Bylaws further provide that the Board may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have power to indemnify such person. The Bylaws also provide that expenses incurred by a director or officer of the Corporation in defending a civil or criminal action, suit or proceeding by reason of the fact that he is, or was, a director or officer of the Corporation (or was serving at the Corporation's request as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise) shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking, by, or on behalf of, such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by relevant provisions of the Arkansas Corporate Law.


CONSIDERATION OF NON-SHAREHOLDER INTERESTS

    The Missouri Corporate Law provides that in exercising business judgment in consideration of acquisition proposals, a Missouri corporation's board of directors may consider the following factors, among others: (i) the consideration being offered, (ii) the existing political, economic, and other factors bearing on security prices generally, or the corporation's securities in particular,
(iii) whether the acquisition proposal may violate any applicable laws, (iv) social, legal and economic effects on employees, suppliers, customers and others having similar relationships with the corporation, and the communities in which the corporation conducts its businesses, (v) the financial condition and earning prospects of the person making the acquisition proposal, and (vi) the competence, experience and integrity of the person making the acquisition proposal.

         Neither the Arkansas Corporate Law nor the Articles of
Incorporation or Bylaws of Worthen contain provisions regarding the consideration of non-shareholder interests.

            CERTAIN PROVISIONS OF THE MERGER AGREEMENT

    The following summary of certain provisions of the Merger
Agreement is qualified in its entirety by reference to the full text thereof, which is incorporated by reference herein and attached as Appendix A to this Proxy Statement/Prospectus.


THE MERGER

    The Merger Agreement provides that, subject to the satisfaction or waiver of the conditions set forth therein, AcquisitionCo will merge with and into Worthen (which will be the surviving entity).
If the Merger Agreement is approved by the shareholders of Worthen and the other conditions to the Merger are satisfied or waived, the Merger will become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Arkansas. At the Effective Time, each share of Worthen Common issued and outstanding (other than shares held by any shareholder exercising dissenters' rights or shares held by Worthen or its subsidiaries other than in a fiduciary or similar capacity) will be converted into one (1) share of Boatmen's Common (together with any rights attached thereto under or by virtue of the Rights Agreement between Boatmen's and Boatmen's Trust Company, and any cash payable in lieu of fractional share interests, as described below, the "Merger Consideration"). A section of the Merger Agreement provides that if, prior to the Effective Time, Boatmen's should split or combine Boatmen's Common, or pay a stock dividend or other non-cash distribution on Boatmen's Common, then the number of shares of Boatmen's Common to be issued to Worthen shareholders will be appropriately adjusted to reflect such split, combination, dividend or other distribution. In lieu of the issuance of fractional shares of Boatmen's Common, Worthen shareholders will receive a cash payment equal to the fractional interest which they would otherwise receive multiplied by the closing price of a share of Boatmen's Common as reported on Nasdaq on the business day immediately preceding the date on which the Effective Time occurs.


EXCHANGE OF CERTIFICATES

    As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented shares of Worthen Common (such certificates, other than certificates held by dissenting shareholders, are collectively referred to herein as the "Certificates"), a form letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as Boatmen's may reasonably specify) and instructions for use in effecting the exchange of the Certificates for the Merger Consideration. SHAREHOLDERS OF WORTHEN ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. Upon surrender to the Exchange Agent of Certificates, together with a duly executed letter of transmittal and any other required documents, the holder of such Certificates will be entitled to receive in exchange therefor a certificate for the number of whole shares of Boatmen's Common to which such holder is entitled and a check in payment of any cash due in lieu of a fractional share interest.

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

    The Merger Agreement contains various representations and warranties of the parties thereto. These include, among other things, representations and warranties by Worthen, except as otherwise disclosed to Boatmen's, as to: (i) its organization and good standing; (ii) its capitalization; (iii) the due authorization and execution of the Merger Agreement; (iv) the identity and ownership of its subsidiaries; (v) the accuracy of its financial statements and filings with the S.E.C. and filings of Worthen National Bank of Arkansas, its lead bank, with the Office of the Comptroller of the Currency; (vi) the absence of material adverse changes in the financial condition, results of operations or business of Worthen and its subsidiaries, taken as a whole, as well as the financial condition, results of operation or the business of Worthen's subsidiaries; (vii) the absence of certain orders, agreements or memoranda of understanding between Worthen and its subsidiaries and any federal or state agency charged with the supervision or regulation of banks or bank holding companies;
(viii) the filing of tax returns and payment of taxes; (ix) the absence of material pending or threatened litigation or other such actions; (x) agreements with employees, including employment agreements; (xi) certain reports required to be filed with various regulatory agencies; (xii) its loan portfolio; (xiii) employee matters and ERISA; (xiv) title to its properties, the absence of liens (except as specified) and insurance matters; (xv) environmental matters; (xvi) compliance with applicable laws and regulations;
(xvii) the absence of brokerage commissions or similar finder's fees (except as specified) in connection with the Merger; and (xviii) the accuracy of information supplied by Worthen or its subsidiaries in connection with the Registration Statement, this Proxy Statement/ Prospectus and any other documents to be filed with the S.E.C., Nasdaq, AMEX or any banking or other regulatory authority in connection with the transactions contemplated by the Merger Agreement.

    Boatmen's and AcquisitionCo's representations and warranties include, among other things, those as to: (i) organization and good standing; (ii) capitalization; (iii) the due authorization and execution of the Merger Agreement by each of Boatmen's and AcquisitionCo, and the absence of the need (except as specified) for governmental or third party consents to the Merger;
(iv) subsidiaries of Boatmen's; (v) the accuracy of Boatmen's financial statements and filings with the S.E.C.; (vi) the absence of material adverse changes in the financial condition, results of operations or business of Boatmen's and its subsidiaries; (vii) the absence of material pending or threatened litigation or other such actions; (viii) certain reports required to be filed with various regulatory agencies; (ix) compliance with applicable laws and regulations; and (x) the accuracy of information supplied by Boatmen's and AcquisitionCo in connection with the Registration Statement, this Proxy Statement/Prospectus and any other documents to be filed with the S.E.C., Nasdaq, AMEX or any banking or other regulatory authority in connection with the transactions contemplated by the Merger Agreement.


CONDITIONS TO THE CONSUMMATION OF THE MERGER

    The Merger is subject to various conditions. Specifically, the obligations of each party to effect the Merger are subject to the fulfillment or waiver by each of the parties, at or prior to the Closing Date, of the following conditions: (i) the representations and warranties of the other party set forth in the Merger Agreement will be true and correct in all material respects on the date thereof and as of the Closing Date without regard to certain qualifications as to knowledge; (ii) the other party will have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date;
(iii) no party to the Merger Agreement will be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger; (iv) all necessary regulatory approvals and consents required to consummate the Merger will have been obtained and all waiting periods in respect thereof will have expired; (v) each party will have received all required documents from the other party; (vi) the Registration
Statement relating to the Boatmen's Common to be issued pursuant to the Merger will have become effective, and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the S.E.C. or any state security agency; and (vii) each party will have received an opinion of counsel that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code.

    The obligations of Boatmen's, AcquisitionCo and Worthen to effect the Merger are further subject to the condition that Boatmen's and Worthen will have received a letter from Ernst & Young LLP to the effect that the Merger qualifies for "pooling of interests" accounting treatment.


REGULATORY APPROVALS

    The Merger is subject to the prior approval of the Federal Reserve, the Arkansas Banking Department and the Texas Department of Banking. Boatmen's has filed all necessary regulatory applications required to consummate the Merger: on October 7, 1994, the application to the Federal Reserve was filed; on [----------, 1994], the application to the Arkansas Banking Department was filed; and on [-----------, 1994], the application to the Texas Department of Banking was filed. Acquisitions subject to Federal Reserve approval under the Bank Holding Company Act of 1956, such as the Merger, may not be consummated until thirty (30) days after the date of the approval by the Federal Reserve, during which period the United States Department of Justice may in its discretion intervene to challenge the transaction under the antitrust laws.


CERTAIN OTHER AGREEMENTS

    Business of Worthen in Ordinary Course.  Pursuant to the Merger
    --------------------------------------
Agreement, Worthen has agreed, among other things, that it will conduct its business and the business of its subsidiaries and engage in transactions only in the usual, regular and ordinary course as previously conducted, and that neither it nor its subsidiaries will, without the prior written consent of Boatmen's (which shall not be unreasonably withheld): (i) issue additional Worthen Common or other capital stock, options, warrants or other rights to subscribe for or purchase Worthen Common or any other capital stock or any other securities convertible into or exchangeable for any capital stock
(except for the issuance of Worthen Common pursuant to the exercise of previously outstanding Worthen Stock Options); (ii) directly or indirectly redeem, purchase or otherwise acquire Worthen Common or any other capital stock; (iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in any Worthen capital stock or otherwise reorganize or recapitalize; (iv) change its certificate or articles of incorporation or association, as the case may be, or bylaws;
(v) grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or stock appreciation rights or, except as required by law, adopt or change any bonus, insurance, pension, or other employee plan, agreement, payment or arrangement made to, for or with any such officers or employees; (vi) borrow or agree to borrow any amount of funds other than in the ordinary course of business; (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in excess of $2,000,000, or that would increase the aggregate credit outstanding to any one borrower to more than $15,000,000;
(viii) purchase or otherwise acquire any investment security for its own account having an average remaining life maturity greater than five years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan
Mortgage Corporation; (ix) increase or decrease the rate of interest paid on time deposits or certificates of deposit except in accordance with past practices; (x) enter into any agreement, contract or commitment having a term in excess of three (3) months (except for leases of real property on reasonable terms and conditions, whether as lessor or lessee, with respect to which Worthen will consult with Boatmen's) other than letters of credit, loan agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business; (xi) except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance; (xii) cancel, accelerate or waive any material indebtedness, claims or rights owing to Worthen or its subsidiaries except in the ordinary course of business;
(xiii) sell or otherwise dispose of any real property or any material amount of personal property other than property acquired in foreclosure or otherwise in the ordinary collection of indebtedness;
(xiv) foreclose or otherwise take title to or possess any real property, other than single family, non-agricultural residential property of one acre or less, without first obtaining a phase one environmental report which indicates that the property is free of hazardous, toxic or polluting waste materials; (xv) commit any act or fail to do any act which will result in a material breach of any agreement, contract or commitment, (xvi) violate any law, statute, rule, governmental regulation or order, which will adversely affect the business, financial condition or results of operations of Worthen or its subsidiaries taken as a whole; (xvii) purchase any real or personal property or make any capital expenditure in excess of $1,000,000; or (xviii) engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties made by Worthen in the Merger
Agreement, if such representations or warranties were given as of the date of such transaction or action.

    Additional Worthen Reserves, Accruals, Charges, and Expenses.
    ------------------------------------------------------------
The Merger Agreement acknowledges that while Worthen has established all reserves and taken all provisions for possible loan losses required by generally accepted accounting principles and applicable laws, rules and regulations, Boatmen's has adopted different loan, accrual and reserve policies (including different loan classifications and levels of reserves for possible loan losses). Accordingly, the Merger Agreement provides that Boatmen's and Worthen will consult and cooperate with each other prior to the Effective
Time: (i) to conform Worthen's loan, accrual and reserve policies to those of Boatmen's; (ii) to determine appropriate accruals, reserves, and charges for Worthen to establish and take in respect of excess equipment, write-off or write-down of various assets, and other appropriate charges and accounting adjustments taking into account the parties' business plans following the Merger; and (iii) to determine the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the nonrecurring charges related to or to be incurred in connection with the Merger. Worthen has agreed to establish and take all such reserves, accruals, and charges and recognize, for financial accounting purposes, such expenses and charges, as requested by Boatmen's and at such times as are mutually agreeable to Boatmen's and Worthen, provided, however, that Worthen is not required to take any action which is not consistent with generally accepted accounting principles, and provided further, however, that if such reserves, accruals and charges are to be taken as at or prior to December 31, 1994 and the Closing Date is to occur thereafter, Boatmen's must as a condition thereto certify that the regulatory approval and environmental inspection conditions to its obligation to consummate the Merger have been satisfied or waived, and Boatmen's and Worthen shall have mutually agreed by January 15, 1995 to the scheduling of the Closing Date to be not later than February 15, 1995. Any such Merger related accruals, reserves and charges are not expected to be material to Boatmen's.

    Environmental Inspections and Other Worthen Agreements.  Worthen
    ------------------------------------------------------
has agreed to provide Boatmen's, not later than sixty (60) days after the date of the Merger Agreement or ten (10) days after the acquisition or lease of any new property, a report of a phase one environmental investigation on certain real property owned or leased by Worthen or its subsidiaries (which does not include space in retail and similar establishments leased by Worthen for automatic teller machines or branch bank facilities where the space leased comprises less than twenty percent (20%) of the total space leased to all tenants of such property) and, if required by the phase one investigation in Boatmen's reasonable opinion, a report of a phase two investigation on properties requiring such additional study. Environmental investigations routinely are conducted by Boatmen's in connection with transactions involving the acquisition of real property, whether pursuant to the acquisition of a bank or other business or in its ongoing business operations. These investigations are intended to identify and quantify potential environmental risks of ownership, such as contamination, which could lead to liability for clean-up costs under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and other applicable laws. A "phase one" investigation is an initial environmental inquiry intended to identify areas of concern which might require more in-depth assessment. The scope of a phase one investigation varies depending on the environmental consultant utilized and the property assessed, but will typically include:
(i) visual inspection of the property; (ii) review of governmental records to ascertain the presence of such things as "Superfund" sites, underground storage tanks or landfills, etc. on or near the site; (iii) review of all relevant site records such as air or water discharge permits and hazardous waste manifests; and (iv) research regarding previous owners and uses of the property as well as those of surrounding properties. In bank or other business acquisition transactions, Boatmen's policy is to obtain phase one environmental investigations of real property to ensure that environmental problems do not exist which could result in unacceptably high or unquantifiable risk to Boatmen's and its shareholders.

    Other Worthen Agreements.  In addition, Worthen has agreed to:
    ------------------------
(i) give Boatmen's prompt written notice of any occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach of any of Worthen's representations or agreements in the Merger Agreement or of the occurrence of any matter or event known to and directly involving Worthen (not including changes in conditions that affect the banking industry generally) that is materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of Worthen and its subsidiaries taken as a whole; (ii) use its best efforts to obtain all necessary consents in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger; (iii) use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the Merger Agreement and to effect the Merger; and (iv) permit Boatmen's reasonable access to Worthen's properties and to disclose and make available all books, documents, papers and records relating to assets, stock ownership, properties, operations, obligations, benefit plans and liabilities in which Boatmen's may have a reasonable and legitimate interest in furtherance of the transactions contemplated by the Merger Agreement.

    Boatmen's Agreements.  Pursuant to the Merger Agreement,
    --------------------
Boatmen's has agreed, among other things, to: (i) file all regulatory applications required in order to consummate the Merger and to provide Worthen with copies of all such applications; (ii) file the Registration Statement with the S.E.C. and use its best efforts to cause the Registration Statement to become effective; (iii) timely file all documents required to list on Nasdaq the shares of Boatmen's
Common to be issued pursuant to the Merger and to obtain all necessary Blue Sky permits and approvals; (iv) prepare and file any application required and any filings required under the Exchange Act relating to the Merger and related transactions; (v) promptly notify
Worthen in writing should Boatmen's have knowledge of any event or condition which would cause or constitute a failure of any condition precedent to either party's obligations to effect the Merger or a material breach of any of its representations or agreements contained in the Merger Agreement; (vi) use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the Merger Agreement and to effect the Merger; and (vii) permit Worthen reasonable access to all books, documents, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Boatmen's in which Worthen may have a reasonable and legitimate interest in furtherance of the transactions contemplated in the Merger Agreement. In addition, the Merger Agreement states that Boatmen's shall provide certain employee benefit plans and programs to the employees of Worthen who continue their employment after the Effective Time. See "THE MERGER--Effect on Employee Benefit and Stock Plans."


NO SOLICITATION

    The Merger Agreement provides that, unless and until the Merger Agreement has been terminated, Worthen will not solicit, encourage or, subject to the fiduciary duties of the directors of Worthen, hold discussions or negotiations with, or provide information to, any person in connection with any proposal from any person relating to the acquisition of all or a substantial portion of the business, assets or stock of Worthen or any of its subsidiaries. Worthen is required to promptly (within twenty-four hours) advise Boatmen's of its receipt of any such proposal or inquiry.


DIVIDENDS

    Pursuant to the Merger Agreement, Worthen has agreed not to declare or pay any dividends, or to make any other distribution to shareholders, except that Worthen may declare and pay its regular quarterly dividend on the Worthen Common in an amount not to exceed $0.15 per share at approximately the same time during each quarter which it has historically declared and paid such dividend except that Boatmen's and Worthen have agreed to coordinate the record and payment dates for the quarter in which the Effective Time occurs such that the Worthen shareholders shall receive a quarterly dividend from either Worthen or Boatmen's but not both with respect to such quarter.


INDEMNIFICATION AND INSURANCE

    The Merger Agreement provides that Boatmen's will provide the directors and officers of Worthen and its subsidiaries, after the Merger, with the same directors' and officers' liability insurance coverage that Boatmen's provides to directors and officers of its other banking subsidiaries generally. In addition, the Merger Agreement provides that for a period of ten years after the Effective Time, Boatmen's will cause the surviving corporation in the Merger to indemnify, defend and hold harmless the present and former directors, officers, employees and agents of Worthen and its subsidiaries against all losses, expenses, attorneys' fees, claims, damages or liabilities arising out of their status as such officer, director, employee or agent for actions or omissions occurring prior to the Effective Time, to the fullest extent permitted under the Arkansas Corporate Law and by Worthen's Articles of Incorporation and Bylaws as in effect on the date of the Merger Agreement, including provisions relating to advances of expenses incurred in the defense of any action or suit.

WAIVER AND AMENDMENT

    Prior to or at the Effective Time, any provision of the Merger Agreement, including, without limitation, the conditions to consummation of the Merger, may be (i) waived, to the extent permitted under law, in writing by the party which is entitled to the benefits thereof; or (ii) amended at any time by written agreement of the parties, whether before or after the Special Meeting; provided, however, that the provisions relating to the conversion of the shares of Worthen Common into shares of Boatmen's Common would not be amended after the Special Meeting unless approval of Worthen shareholders entitled to vote on the Merger were resolicited. It is anticipated that a condition to the obligations of Worthen and Boatmen's to consummate the Merger would be waived only in those circumstances where the Board of Directors of Worthen or Boatmen's, as the case may be, deems such waiver to be in the best interests of such company and its shareholders.


TERMINATION OR ABANDONMENT

    The Merger Agreement may be terminated at any time prior to the Effective Time: (i) by either party if the Merger is not consummated on or prior to August 18, 1995; (ii) if any regulatory application filed in connection with the Merger is finally denied or disapproved by the respective regulatory authority; (iii) by mutual agreement of Boatmen's and Worthen (regardless of whether approval of the Merger Agreement and the Merger by the shareholders of Worthen shall have been previously obtained); (iv) by Boatmen's or Worthen in the event of a breach by the other of any of its representations and warranties or agreements under the Merger Agreement not cured within thirty (30) days after notice to cure such breach is given to the breaching party by the non-breaching party; (v) by either party in the event all the conditions to its obligations are not satisfied or waived (and not cured within any applicable cure period); (vi) by Boatmen's in the event that Worthen or any of its subsidiaries become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies after the date of the Merger Agreement which is material to the financial condition, results of operations or business of Worthen and its subsidiaries taken as a whole; (vii) by Boatmen's if the environmental inspection reports on all real property of Worthen and its subsidiaries provided to Boatmen's by Worthen pursuant to the Merger Agreement discloses any contamination or presence of hazardous wastes the estimated clean-up cost of which exceeds $10 million, as reasonably estimated by an environmental expert retained for such purpose by Boatmen's and reasonably acceptable to Worthen, or if the cost of such actions and measures cannot be so reasonably estimated by such expert with any reasonable degree of certainty; provided, however, that Boatmen's must exercise such termination right within fifteen (15) business days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated and provided further that termination of the Merger Agreement shall be Boatmen's sole remedy in such event; (viii) by Worthen in the event of a superior transaction as described herein;and (ix) by either party if the Merger Agreement and the Merger are not approved by the requisite vote of the shareholders of Worthen at the Special Meeting.

TERMINATION FEE

    OCCURRENCE OF TRIGGERING EVENT

    The Merger Agreement provides that upon the occurrence of one or more Triggering Events (as described herein), Worthen must pay to Boatmen's the sum of Eighteen Million Dollars ($18,000,000).

    As used in the Merger Agreement, the term "Triggering Event" means the occurrence, prior to eighteen (18) months after the termination of the Merger Agreement because of the failure of Worthen's shareholders to approve it and the Merger, of any one of the following described events: Worthen shall have authorized, recommended, proposed or announced an intention to authorize, recommend or propose, or entered into, an agreement with any person (other than Boatmen's or a subsidiary of Boatmen's) to (A) effect a merger, consolidation or similar transaction involving Worthen,
(B) sell, lease, or otherwise dispose of assets of Worthen or its subsidiaries representing fifteen percent (15%) or more of the consolidated assets of Worthen and its subsidiaries, or (C) issue, sell or otherwise dispose of securities representing twenty percent (20%) or more of the voting power of Worthen or any of its subsidiaries. Notwithstanding the foregoing, no Triggering Event shall occur and no termination fee shall be payable as a result of Worthen's acquisition (by means of any merger, consolidation, share exchange, stock issuance, purchase or any similar transaction) of any entity having total consolidated assets equal to or less than fifty percent (50%) of the total consolidated assets of Worthen, provided that Worthen is the surviving corporation in any such transaction.

    SUPERIOR TRANSACTION

    The Merger Agreement provides that Worthen may terminate the Merger Agreement if a qualified and financially capable person or entity makes a bona fide proposal or offer to Worthen to effect a merger, consolidation or similar transaction with Worthen, to acquire from Worthen securities representing twenty percent (20%) or more of the voting power of Worthen or to acquire subsidiaries or assets of Worthen representing fifteen percent (15%) or more of the consolidated assets of Worthen and its subsidiaries and, without causing a breach of any agreement of Worthen, the Worthen Board of Directors reasonably determines in its good faith judgment and in exercise of its fiduciary duties, that such acquisition proposal is more favorable to the Worthen shareholders than the Merger Agreement from a financial point of view and that failure to terminate the Merger Agreement and accept such alternative acquisition proposal would constitute a breach of fiduciary duties. If Worthen terminates the Merger Agreement based on such superior transaction, Worthen must pay to Boatmen's within two (2) business days of such termination the sum of Eighteen Million Dollars ($18,000,000), as an alternative to, not in addition to, the termination fee resulting from the occurrence of a Triggering Event as described herein.


EXPENSES AND FEES

    In the event the Merger Agreement is terminated or the Merger is abandoned, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such costs and expenses, and no party shall have any liability to the other party for costs, expenses, damages or otherwise, except that: (i) in the event the Merger Agreement is terminated on account of a willful breach, the non-breaching party is entitled to seek damages against the breaching party; and (ii) in the event the Merger Agreement is terminated for any reason other than a breach of a representation, warranty or covenant of

Worthen or for failure of the Worthen stockholders to approve the Merger at the Special Meeting, Boatmen's shall reimburse Worthen, within three days of such termination, for the cost of any reports of phase one environmental investigations required to be delivered by Worthen to Boatmen's pursuant to the Merger Agreement.


                           LEGAL OPINION

    The legality of the securities offered hereby will be passed upon by Lewis, Rice & Fingersh. Partners of Lewis, Rice & Fingersh and attorneys employed by them owned, directly or indirectly, as of
- ---------, 1994, ------ shares of Boatmen's Common.


                              EXPERTS

INDEPENDENT AUDITORS FOR BOATMEN'S BANCSHARES, INC.

    The consolidated financial statements of Boatmen's incorporated by reference in Boatmen's Annual Report (Form 10-K) for the year ended December 31, 1993 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated income statement and statements of changes in shareholders' equity and cash flows of First Interstate of Iowa, Inc. and subsidiaries for the year ended December 31, 1991, incorporated by reference herein have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated statements of operations, changes in stockholders' equity and cash flows of Sunwest Financial Services, Inc. and subsidiaries for the year ended December 31, 1991, incorporated by reference herein have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated statements of income, stockholders' equity and cash flows of First Amarillo Bancorporation, Inc. and subsidiaries for the year ended December 31, 1991, incorporated by reference herein have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


INDEPENDENT AUDITORS FOR WORTHEN BANKING CORPORATION

    The consolidated balance sheets of Worthen and subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of earnings, stockholders' equity and cash flows and financial statement schedule for each of the years in the three-year period ended December 31, 1993 incorporated by reference herein have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP and Frost & Company, independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for income taxes in 1993.


                       SHAREHOLDER PROPOSALS

    Shareholder proposals for the annual meeting of Boatmen's shareholders to be held in April, 1995 must be received by Boatmen's no later than November 10, 1994, and must meet the requirements established by the S.E.C. for shareholder proposals. Shareholder proposals for the 1996 annual meeting of Boatmen's must be received by Boatmen's on a date to be determined and announced in Boatmen's proxy statement for its 1995 annual meeting.

    If the Merger is not theretofore consummated for any reason, Worthen expects that its 1995 Annual Meeting of Shareholders will be held on ---------------. Shareholders who wish to present proposals at any such 1995 Annual Meeting of Worthen Shareholders (assuming that the Merger is not theretofore consummated for any reason) must submit such proposals to -------------------------, Secretary, Worthen Banking Corporation, Little Rock, Arkansas, no later than
- ---------------, for inclusion, if appropriate, in the proxy statement and form of proxy relating to that meeting.

    Upon receipt of any such proposal Boatmen's or Worthen, as the case may be, will determine whether or not to include such proposal in the relevant proxy statement and proxies in accordance with the S.E.C.'s regulations governing the solicitation of proxies.

                          ---------------

                                                                    APPENDIX A
==============================================================================



                  AGREEMENT AND PLAN OF MERGER



                          by and among


                   WORTHEN BANKING CORPORATION
                    an Arkansas corporation,




                               and


                   BOATMEN'S BANCSHARES, INC.
                     a Missouri corporation,



                               and


                     BBI ACQUISITIONCO, INC.
                    an Arkansas corporation,




                      Dated August 18, 1994

==============================================================================

                        TABLE OF CONTENTS
                        -----------------

                                                                    Page
                                                                    ----

ARTICLE ONE            TERMS OF THE MERGER & CLOSING
     Section 1.01.     The Merger. . . . . . . . . . . . . . . . .   A-1
     Section 1.02.     Merging Corporation . . . . . . . . . . . .   A-1
     Section 1.03.     Surviving Corporation . . . . . . . . . . .   A-1
     Section 1.04.     Effect of the Merger. . . . . . . . . . . .   A-1
     Section 1.05.     Conversion of Shares. . . . . . . . . . . .   A-1
     Section 1.06.     The Closing . . . . . . . . . . . . . . . .   A-2
     Section 1.07.     Exchange Procedures; Surrender of
                       Certificates. . . . . . . . . . . . . . . .   A-2
     Section 1.08.     Closing Date. . . . . . . . . . . . . . . .   A-3
     Section 1.09.     Actions At Closing. . . . . . . . . . . . .   A-3

ARTICLE TWO            REPRESENTATIONS OF WORTHEN

     Section 2.01.     Organization and Capital Stock. . . . . . .   A-4
     Section 2.02.     Authorization; No Defaults. . . . . . . . .   A-5
     Section 2.03.     Subsidiaries. . . . . . . . . . . . . . . .   A-5
     Section 2.04.     Financial Information . . . . . . . . . . .   A-5
     Section 2.05.     Absence of Changes. . . . . . . . . . . . .   A-6
     Section 2.06.     Regulatory Enforcement Matters. . . . . . .   A-6
     Section 2.07.     Tax Matters . . . . . . . . . . . . . . . .   A-6
     Section 2.08.     Litigation. . . . . . . . . . . . . . . . .   A-6
     Section 2.09.     Employment Agreements . . . . . . . . . . .   A-6
     Section 2.10.     Reports . . . . . . . . . . . . . . . . . .   A-6
     Section 2.11.     Loan Portfolio. . . . . . . . . . . . . . .   A-7
     Section 2.12.     Employee Matters and ERISA. . . . . . . . .   A-7
     Section 2.13.     Title to Properties; Insurance. . . . . . .   A-8
     Section 2.14.     Environmental Matters . . . . . . . . . . .   A-9
     Section 2.15.     Compliance with Law . . . . . . . . . . . .   A-9
     Section 2.16.     Brokerage . . . . . . . . . . . . . . . . .   A-9
     Section 2.17.     No Undisclosed Liabilities. . . . . . . . .   A-9
     Section 2.18.     Statements True and Correct . . . . . . . .   A-9

ARTICLE THREE          REPRESENTATIONS OF BOATMEN'S AND ACQUISITIONCO

     Section 3.01.     Organization and Capital Stock. . . . . . .  A-10
     Section 3.02.     Authorization . . . . . . . . . . . . . . .  A-11
     Section 3.03.     Subsidiaries. . . . . . . . . . . . . . . .  A-11
     Section 3.04.     Financial Information . . . . . . . . . . .  A-11
     Section 3.05.     Absence of Changes. . . . . . . . . . . . .  A-11
     Section 3.06.     Litigation. . . . . . . . . . . . . . . . .  A-12
     Section 3.07.     Reports . . . . . . . . . . . . . . . . . .  A-12

                                    A-i

     Section 3.08.     Compliance With Law . . . . . . . . . . . .  A-12
     Section 3.09.     Statements True and Correct . . . . . . . .  A-12

ARTICLE FOUR           AGREEMENTS OF WORTHEN

     Section 4.01.     Business in Ordinary Course . . . . . . . .  A-12
     Section 4.02.     Breaches. . . . . . . . . . . . . . . . . .  A-15
     Section 4.03.     Submission to Shareholders. . . . . . . . .  A-15
     Section 4.04.     Consents to Contracts and Leases. . . . . .  A-15
     Section 4.05.     Conforming Accounting and Reserve Policies;
                       Restructuring Expenses. . . . . . . . . . .  A-15
     Section 4.06.     Consummation of Agreement . . . . . . . . .  A-16
     Section 4.07.     Environmental Reports . . . . . . . . . . .  A-16
     Section 4.08.     Restriction on Resales. . . . . . . . . . .  A-17
     Section 4.09.     Access to Information . . . . . . . . . . .  A-17

ARTICLE FIVE           AGREEMENTS OF BOATMEN'S AND ACQUISITIONCO

     Section 5.01.     Regulatory Approvals and Registration
                       Statement . . . . . . . . . . . . . . . . .  A-18
     Section 5.02.     Breaches. . . . . . . . . . . . . . . . . .  A-18
     Section 5.03.     Consummation of Agreement . . . . . . . . .  A-19
     Section 5.04.     Stock Options and Stock Appreciation Rights  A-19
     Section 5.05.     Directors and Officers' Liability Insurance
                       and Indemnification . . . . . . . . . . . .  A-19
     Section 5.06.     Employee Benefits . . . . . . . . . . . . .  A-20
     Section 5.07.     Access to Information . . . . . . . . . . .  A-21

ARTICLE SIX            CONDITIONS PRECEDENT TO THE MERGER

     Section 6.01.     Conditions to Boatmen's Obligations . . . .  A-21
     Section 6.02.     Conditions to Worthen's Obligations . . . .  A-22

ARTICLE SEVEN          TERMINATION OR ABANDONMENT

     Section 7.01.     Mutual Agreement. . . . . . . . . . . . . .  A-24
     Section 7.02.     Breach of Agreements. . . . . . . . . . . .  A-24
     Section 7.03.     Environmental Reports . . . . . . . . . . .  A-24
     Section 7.04.     Failure of Conditions . . . . . . . . . . .  A-24
     Section 7.05.     Regulatory Approval Denial. . . . . . . . .  A-24
     Section 7.06.     Shareholder Approval Denial . . . . . . . .  A-24
     Section 7.07.     Regulatory Enforcement Matters. . . . . . .  A-24
     Section 7.08.     Fall-Apart Date . . . . . . . . . . . . . .  A-25
     Section 7.09.     Termination Fee . . . . . . . . . . . . . .  A-25
     Section 7.10.     Superior Transaction. . . . . . . . . . . .  A-25
     Section 7.11.     Due Diligence Review. . . . . . . . . . . .  A-25
     Section 7.12.     Shareholder Letters . . . . . . . . . . . .  A-26

                                    A-ii

ARTICLE EIGHT          GENERAL

     Section 8.01.     Confidential Information. . . . . . . . . .  A-26
     Section 8.02.     Publicity . . . . . . . . . . . . . . . . .  A-26
     Section 8.03.     Return of Documents . . . . . . . . . . . .  A-26
     Section 8.04.     Notices . . . . . . . . . . . . . . . . . .  A-26
     Section 8.05.     Liabilities . . . . . . . . . . . . . . . .  A-27
     Section 8.06.     Nonsurvival of Representations, Warranties and
                       Agreements. . . . . . . . . . . . . . . . .  A-28
     Section 8.07.     Entire Agreement. . . . . . . . . . . . . .  A-28
     Section 8.08.     Headings and Captions . . . . . . . . . . .  A-28
     Section 8.09.     Waiver, Amendment or Modification . . . . .  A-28
     Section 8.10.     Rules of Construction . . . . . . . . . . .  A-28
     Section 8.11.     Counterparts. . . . . . . . . . . . . . . .  A-28
     Section 8.12.     Successors and Assigns. . . . . . . . . . .  A-28
     Section 8.13.     Severability. . . . . . . . . . . . . . . .  A-28
     Section 8.14.     Governing Law; Assignment . . . . . . . . .  A-29


EXHIBIT 1.09(a) - Company's Legal Opinion Matters
EXHIBIT 1.09(b) - Boatmen's Legal Opinion Matters
EXHIBIT 4.08 - Form of Affiliate's Letter

                  AGREEMENT AND PLAN OF MERGER
                  ----------------------------

    This is an AGREEMENT AND PLAN OF MERGER (this "Agreement") made August 18, 1994, by and among WORTHEN BANKING CORPORATION, an Arkansas corporation ("Worthen"), BOATMEN'S BANCSHARES, INC., a Missouri corporation ("Boatmen's"), and BBI ACQUISITIONCO, INC., an Arkansas corporation and wholly-owned subsidiary of Boatmen's ("AcquisitionCo").

    In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows.


                           ARTICLE ONE
                           -----------

                  TERMS OF THE MERGER & CLOSING
                  -----------------------------

    SECTION 1.01.  THE MERGER.  Pursuant to the terms and
    ------------   ----------
provisions of this Agreement and the Arkansas Business Corporation Act (the "Corporate Law"), AcquisitionCo shall merge with and into Worthen (the "Merger").

    SECTION 1.02.  MERGING CORPORATION.  AcquisitionCo shall be
    ------------   -------------------
the merging corporation under the Merger and its corporate identity and existence, separate and apart from Worthen, shall cease on consummation of the Merger.

    SECTION 1.03.  SURVIVING CORPORATION.  Worthen shall be the
    ------------   ---------------------
surviving corporation in the Merger. No changes in the articles of incorporation of Worthen shall be effected by the Merger.

    SECTION 1.04.  EFFECT OF THE MERGER.  The Merger shall have
    ------------   --------------------
all of the effects provided by this Agreement and the Corporate
Law.

    SECTION 1.05.  CONVERSION OF SHARES.
    ------------   --------------------

    (a) At the Effective Time (as defined in Section 1.08 hereof), each share of common stock, par value $1.00, of Worthen (the "Worthen Common") issued and outstanding immediately prior to the Effective Time, other than shares the holders of which have duly exercised and perfected their dissenters' rights under the Corporate Law, shall be converted into the right to receive one (1) share of common stock, par value $1.00 per share, of Boatmen's (the "Boatmen's Common") (together with any cash payment in lieu of fractional shares, as provided below, the "Merger Consideration"). No fractional shares of Boatmen's Common shall be issued and, in lieu thereof, holders of shares of Worthen Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of Worthen Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of Boatmen's Common on the Nasdaq Stock Market's National Market ("Nasdaq") on the business day immediately preceding the date on which the Effective Time occurs.

    (b) At the Effective Time, all of the shares of Worthen Common, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Worthen Common (the "Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration upon the surrender of such Certificate or Certificates in accordance with
Section 1.07.

    (c) At the Effective Time, each share of Worthen Common, if any, held in the treasury of Worthen or by any direct or indirect subsidiary of Worthen (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled.

    (d) Each share of common stock, par value $1.00 per share, of AcquisitionCo outstanding immediately prior to the Effective Time shall be converted into and become one share of Worthen Common.

    (e) If between the date hereof and the Effective Time a share of Boatmen's Common shall be changed into a different number of shares of Boatmen's Common or a different class of shares by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Boatmen's Common into which a share of Worthen Common shall be converted pursuant to subsection (a) above shall be appropriately and proportionately adjusted so that each shareholder of Worthen shall be entitled to receive such number of shares of Boatmen's Common as such shareholder would have received pursuant to such reclassification, recapitalization, splitup, exchange of shares or readjustment or as a result of such stock dividend had the record date therefor been immediately following the Effective Time of the Merger.

    (f) If holders of Worthen Common are entitled to dissent from the Agreement and Merger under the Corporate Law, any issued and outstanding shares of Worthen Common held by a dissenting holder shall not be converted as described in this Section 1.05 but from and after the Effective Time shall represent only the right to receive such consideration as may be determined to be due to such dissenting holder pursuant to the Corporate Law; provided, however, that each share of Worthen Common outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right to dissent shall have only such rights as are provided under Corporate Law.

    SECTION 1.06.  THE CLOSING.  The closing of the Merger (the
    ------------   -----------
"Closing") shall take place at a location mutually agreeable to the parties at 10:00 A.M. Central Time on the Closing Date described in
Section 1.08 of this Agreement.

    SECTION 1.07.  EXCHANGE PROCEDURES; SURRENDER OF CERTIFICATES.
    ------------   ----------------------------------------------

    (a) Boatmen's Trust Company, St. Louis, Missouri, shall act as Exchange Agent in the Merger (the "Exchange Agent").

    (b)  As soon as reasonably practicable after the Effective
Time, the Exchange Agent shall mail to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration, a letter of transmittal
(which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Boatmen's may reasonably specify) (each such letter, the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor solely the Merger Consideration. No interest on the Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered
Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

    (c) No dividends that are otherwise payable on shares of Boatmen's Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of Boatmen's Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of Boatmen's Common shall be issued any dividends which shall have become payable with respect to such shares of Boatmen's Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

    SECTION 1.08.  CLOSING DATE.  At Boatmen's election, the
    ------------   ------------
Closing shall take place on (i) the last business day of, or
(ii) the first business day of the month following, in each case, the month during which each of the conditions in Sections 6.01(d) and 6.02(d) is satisfied or waived by the appropriate party or on such other date after such satisfaction or waiver as Worthen and Boatmen's may agree (the "Closing Date"). The Merger shall be effective upon the filing of Articles of Merger with the Secretary of State of the State of Arkansas (the "Effective Time"), which the parties shall use their best efforts to cause to occur on the Closing Date.

    SECTION 1.09.  ACTIONS AT CLOSING.

    (a)  At the Closing, Worthen shall deliver to Boatmen's and
AcquisitionCo:

         (i) a certified copy of the Articles of Incorporation of Worthen and each of its subsidiaries;

        (ii) a Certificate signed by an appropriate officer of Worthen stating that, to the best of his knowledge, all of the conditions set forth in Sections 6.01(a) and 6.01(b) have been satisfied as provided therein;

       (iii)  a certified copy of the resolutions of Worthen's
    Board of Directors and shareholders, as required for valid approval of the execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby;

        (iv) Certificate of the Arkansas Secretary of State, dated a recent date, stating that Worthen is in good standing; and

         (v) a legal opinion from counsel for Worthen, in form reasonably acceptable to Boatmen's counsel, opining with respect to the matters listed on Exhibit 1.09(a) hereto.

    (b)  At the Closing, Boatmen's shall deliver to Worthen:

         (i) a Certificate signed by an appropriate officer of Boatmen's and AcquisitionCo stating that, to the best of his knowledge, all of the conditions set forth in Sections 6.01(a), 6.02(b) and 6.02(d) (but excluding the approval of Worthen's shareholders) have been satisfied;

        (ii)  a certified copy of the resolutions of Boatmen's
    Board of Directors authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

       (iii)  a certified copy of the resolutions of
    AcquisitionCo's Board of Directors and shareholder, as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated hereby;
    and

        (iv) a legal opinion from counsel for Boatmen's, in form reasonable acceptable to Worthen's counsel, opining with respect to the matters listed on Exhibit 1.09(b) hereto.


                           ARTICLE TWO
                           -----------

                   REPRESENTATIONS OF WORTHEN
                   --------------------------

    Worthen hereby makes the following representations and warranties:

    SECTION 2.01.  ORGANIZATION AND CAPITAL STOCK.
    ------------   ------------------------------

    (a) Worthen is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. Worthen is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956.

    (b)  The authorized capital stock of Worthen consists of
(i) 40,000,000 shares of Worthen Common, of which, as of the date hereof, 17,033,039 shares are issued and outstanding, and
(ii) 400,000 shares of preferred stock, par value $25.00 per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of Worthen Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Worthen Common has been issued in violation of any preemptive rights of the current or past shareholders of Worthen. As of the date hereof, Worthen had outstanding employee stock options representing the right to acquire not more than 650,000 shares of Worthen Common pursuant to the Stock Option Plans (as defined in Section 5.04 hereof).

    (c) Except as set forth in subsection 2.01(b) above, there are no shares of capital stock or other equity securities of Worthen outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of Worthen Common or other capital stock of Worthen or contracts, commitments, understandings or arrangements by which Worthen is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

    SECTION 2.02.  AUTHORIZATION; NO DEFAULTS.  Worthen's Board of
    ------------   --------------------------
Directors has, by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof on its behalf by its duly authorized officers and the performance by Worthen of its obligations hereunder. Except as disclosed in Section 2.02 of that certain confidential writing delivered by Worthen to Boatmen's and executed by both Worthen and Boatmen's concurrently with the execution and delivery of this Agreement (the "Disclosure Schedule"), nothing in the articles of incorporation or bylaws of Worthen, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which it or any of its subsidiaries are bound or subject which is material to Worthen and its subsidiaries taken as a whole or to the Merger would prohibit or inhibit Worthen from consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Worthen and constitutes a legal, valid and binding obligation of Worthen, enforceable against Worthen in accordance with its terms. To the best knowledge of Worthen, Worthen and its subsidiaries are not in default under, nor in violation of, any provision of their articles of incorporation, bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement which is material to Worthen and its subsidiaries taken as a whole, except as disclosed in Section 2.02 of the Disclosure Schedule.

    SECTION 2.03.  SUBSIDIARIES.  Each of Worthen's banking
    ------------   ------------
subsidiaries and its other direct or indirect subsidiaries (collectively, the "subsidiaries") the name and jurisdiction of incorporation of which is disclosed in Section 2.03 of the Disclosure Schedule, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorpo-ration and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted. The number of issued and outstanding shares of capital stock of each such subsidiary is set forth in Section 2.03 of the Disclosure Schedule, all of which shares (except as may be otherwise there noted) are owned by Worthen or Worthen's subsidiaries, as the case may be, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever, except for assessability under 12 U.S.C. Section 55 and as may be stated in
Section 2.03 of the Disclosure Schedule. There are no options, warrants or rights outstanding to acquire any capital stock of any of Worthen's subsidiaries and no person or entity has any other right to purchase or acquire any unissued shares of stock of any of Worthen's subsidiaries, nor does any such subsidiary have any obligation of any nature with respect to its unissued shares of stock. Except as may be disclosed in Section 2.03 of the Disclosure Schedule, neither Worthen nor any of Worthen's subsidiaries is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise.

    SECTION 2.04.  FINANCIAL INFORMATION.  The consolidated
    ------------   ---------------------
balance sheets of Worthen and its subsidiaries as of December 31, 1992 and December 31, 1993 and related consolidated income statements and statements of changes in shareholders' equity and of cash flows for the three years ended December 31, 1993, together with the notes thereto, included in Worthen's Form 10-K for the year ended December 31, 1993, as currently on file with the Securities and Exchange Commission (the "S.E.C."), and the unaudited consolidated balance sheets of Worthen and its subsidiaries as of March 31, 1994 and June 30, 1994 and the related unaudited consolidated income statements and statements of charges in shareholders' equity and cash flows for the three months and six months, respectively, then ended included in Worthen's Quarterly
Reports on Form 10-Q for the quarters then ended, as currently on file with the S.E.C., and the year-end and quarterly Reports of Condition and Report of Income of Worthen National Bank of Arkansas
(the "Lead Bank") for 1993 and June 30, 1994, respectively, as currently on file with the Office of the Comptroller of the Currency ("O.C.C.") (together, the "Worthen Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and except for regulatory reporting differences required by the Lead Bank's reports) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of the respective entity and its respective consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

    SECTION 2.05.  ABSENCE OF CHANGES.  Since December 31, 1993,
    ------------   ------------------
there has not been any material adverse change in the financial condition, the results of operations or the business of Worthen and its subsidiaries taken as a whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the Worthen Financial Statements not misleading. Since June 30, 1993, there has been no material adverse change in the financial condition, the results of operations or the business of the Lead Bank. Notwithstanding the foregoing, any changes for which Worthen or its subsidiaries, including the Lead Bank, make provisions or other adjustments solely pursuant to Section 4.05 hereof shall not be deemed to be a material adverse change.

    SECTION 2.06.  REGULATORY ENFORCEMENT MATTERS.  Except as may
    ------------   ------------------------------
be disclosed in Section 2.06 of the Disclosure Schedule, neither Worthen nor any of its subsidiaries is subject to, or has received any notice or advice that it may become subject to, any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits or any other governmental agency having supervisory or regulatory authority with respect to Worthen or any of its subsidiaries.

    SECTION 2.07.  TAX MATTERS.  Worthen and its subsidiaries have
    ------------   -----------
filed all federal, state and local tax returns due in respect of any of their businesses or properties in a timely fashion and have paid or made provision for all amounts due shown on such returns. All such returns fairly reflect the information required to be pre-sented therein. All provisions for accrued but unpaid taxes contained in the Worthen Financial Statements were made in accordance with generally accepted accounting principles and in the aggregate do not materially fail to provide for potential tax liabilities.

    SECTION 2.08.  LITIGATION.  Except as may be disclosed in
    ------------   ----------
Section 2.08 of the Disclosure Schedule, there is no litigation, claim or other proceeding pending or, to the best knowledge of Worthen, threatened, against Worthen or any of its subsidiaries, or of which the property of Worthen or any of its subsidiaries is or would be subject which would have a material adverse effect on Worthen and its subsidiaries taken as a whole.

    SECTION 2.09.  EMPLOYMENT AGREEMENTS.  Except as may be
    ------------   ---------------------
disclosed in Section 2.09 of the Disclosure Schedule, neither Worthen nor any of its subsidiaries is a party to or bound by any contract for the employment, retention or engagement, or with respect to the severance, of any officer, employee, agent, consul-tant or other person or entity which, by its terms, is not termi-nable by Worthen or such subsidiary on thirty (30) days written notice or less without the payment of any amount by reason of such termination.

    SECTION 2.10.  REPORTS.  Except as may be disclosed in
    ------------   -------
Section 2.10 of the Disclosure Schedule, Worthen and each of its subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with (i) the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), (ii) the OCC,
(iii) the S.E.C., (iv) any state securities authorities, (v) the American Stock Exchange, and (vi) any other governmental authority with jurisdiction over Worthen or any of its subsidiaries. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    SECTION 2.11.  LOAN PORTFOLIO.  Except as may be disclosed in
    ------------   --------------
Section 2.11 of the Disclosure Schedule, to the best knowledge of Worthen, (i) all loans and discounts shown on the Worthen Financial Statements or which were entered into after the date of the most recent balance sheet included in the Worthen Financial Statements were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of Worthen and its subsidiaries, in accordance in all material respects with sound banking practices, and are not subject to any material known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true and genuine and what they purport to be; and (iii) Worthen and its subsidiaries have complied and will prior to the Closing Date comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan.

    SECTION 2.12.  EMPLOYEE MATTERS AND ERISA.
    ------------   --------------------------

    (a) Except as may be disclosed in Section 2.12(a) of the Disclosure Schedule, neither Worthen nor any of its subsidiaries has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Worthen or any of its subsidiaries and to the best knowledge of Worthen there is no present effort nor existing proposal to attempt to unionize any group of employees of Worthen or any of its subsidiaries.

    (b) Except as may be disclosed in Section 2.12(b) of the Disclosure Schedule, (i) to the best knowledge of Worthen, Worthen and its subsidiaries are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither Worthen nor any of its subsidiaries is engaged in any unfair labor practice; (ii) there is no material unfair labor practice complaint against Worthen or any subsidiary pending or, to the best knowledge of Worthen, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the best knowledge of Worthen, threatened against or directly affecting Worthen or any subsidiary; and (iv) neither Worthen nor any subsidiary has experienced any material work stoppage or other material labor difficulty during the past five years.

    (c) Except as may be disclosed in Section 2.12(c) of the Disclosure Schedule, neither Worthen nor any subsidiary maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees of Worthen or any subsidiary (the "Employee Plans"). To the best knowledge of Worthen, no present or former employee of Worthen or any subsidiary has been charged with breaching nor has breached a fiduciary duty under any of the Employee Plans. Neither Worthen nor any of its subsidiaries participates in, nor has it in the past five years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Except as may be disclosed in
Section 2.12(c) of the Disclosure Schedule, neither Worthen nor any subsidiary maintains, contributes to, or participates in, any plan that provides health, major medical, disability or life insurance benefits to former employees of Worthen or any subsidiary.

    (d) All liabilities of the Employee Plans have been funded on the basis of consistent methods in accordance with sound actuarial assumptions and practices, and no Employee Plan, at the end of any plan year, or at December 31, 1993, had or has had an accumulated funding deficiency. No actuarial assumptions have been changed since the last written report of actuaries on such Employee Plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course. Except as may be noted on the Worthen Financial Statements, Worthen and its subsidiaries have no contingent or actual liabilities under Title IV of ERISA as of December 31, 1993. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any of the Employee Plans, whether or not waived. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any of the Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending, or to the knowledge of Worthen threatened or imminent with respect to any Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Worthen or any of its subsidiaries would be liable after December 31, 1993, except as is reflected on the Worthen Financial Statements. After December 31, 1993, Worthen and its subsidiaries have no liability for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for
a fine under Section 502 of ERISA with respect to any Employee Plan. All Employee Plans have been operated, administered and maintained materially in accordance with the terms thereof and in material compliance with the requirements of all applicable laws, including, without limitation, ERISA.

    SECTION 2.13.  TITLE TO PROPERTIES; INSURANCE.  Except as may
    ------------   ------------------------------
be disclosed in Section 2.13 of the Disclosure Schedule,
(i) Worthen and its subsidiaries have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Worthen Financial
Statements and easements, rights-of-way, and other restrictions which are not material and further excepting in the case of Other
Real Estate Owned ("O.R.E.O."), as such real estate is internally classified on the books of Worthen or its subsidiaries, rights of redemption under applicable law) to all of their real properties;
(ii) all leasehold interests for real property and any material personal property used by Worthen and its subsidiaries in their businesses are held pursuant to lease agreements which are valid and enforceable in accordance with their terms; (iii) to the best knowledge of Worthen, all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or threatened with respect to such properties; (iv) to the best knowledge of Worthen, Worthen and its subsidiaries have valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by Worthen or its subsidiaries in their business, free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not materially adversely interfere with the use of such property; and (v) all material insurable properties owned or held by Worthen and its subsidiaries are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with bank holding companies of similar size.

    SECTION 2.14.  ENVIRONMENTAL MATTERS.  As used in this
    ------------   ---------------------
Agreement, "Environmental Laws" means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which Worthen and its subsidiaries have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

    Except as may be disclosed in Section 2.14 of the Disclosure Schedule, to the best knowledge of Worthen, neither the conduct nor operation of Worthen or its subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws in any respect material to the business of Worthen and its subsidiaries and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation material to the business of Worthen and its subsidiaries of Environmental Laws or obligate (or potentially obligate) Worthen or its subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would be material to Worthen and its subsidiaries taken as a whole. Except as may be disclosed in Section 2.14 of the Disclosure Schedule, neither Worthen nor any of its subsidiaries has received any notice from any person or entity that Worthen or its subsidiaries or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that any of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

    SECTION 2.15.  COMPLIANCE WITH LAW.  Worthen and its sub-
    ------------   -------------------
sidiaries have all licenses, franchises, permits and other gov-ernmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

    SECTION 2.16.  BROKERAGE.  Except as may be disclosed in
    ------------   ---------
Section 2.16 of the Disclosure Statement, there are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Worthen or its subsidiaries.

    SECTION 2.17.  NO UNDISCLOSED LIABILITIES.  To the best
    ------------   --------------------------
knowledge of Worthen, Worthen and its subsidiaries do not have any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, except (i) for liabilities set forth in the Worthen Financial Statements, (ii) normal fluctuation in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of Worthen and its subsidiaries since the date of the most recent balance sheet included in the Worthen Financial Statements, and (iii) as may be disclosed in Section 2.17 of the Disclosure Schedule.

    SECTION 2.18.  STATEMENTS TRUE AND CORRECT.  None of the
    ------------   ---------------------------
information supplied or to be supplied by Worthen or its subsidiaries for inclusion in (i) the Registration Statement (as defined in Section 4.06 hereof), (ii) the Proxy Statement/Prospectus (as defined in Section 4.03 hereof) and
(iii) any other documents to be filed with the S.E.C., Nasdaq, the American Stock Exchange or any banking or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of Worthen and at the time of such stockholder meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that Worthen is responsible for filing with the S.E.C., the American Stock Exchange or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.


                          ARTICLE THREE
                          -------------

         REPRESENTATIONS OF BOATMEN'S AND ACQUISITIONCO
         ----------------------------------------------

    Boatmen's and AcquisitionCo hereby make the following representations and warranties:

    SECTION 3.01.  ORGANIZATION AND CAPITAL STOCK.
    ------------   ------------------------------

    (a) Boatmen's is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Missouri with full corporate power and authority to carry on its business as it is now being conducted. Boatmen's is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. AcquisitionCo is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Arkansas with full corporate power and authority to carry on its business as it is now being conducted.

    (b)  The authorized capital stock of Boatmen's consists of
(i) 150,000,000 shares of Boatmen's Common, of which, as of July 31, 1994, 104,739,985 shares were issued and outstanding, and
(ii) 10,300,000 Cumulative Preferred Shares, no par value per share, of which 35,045 shares are designated "7% Cumulative Redeemable Preferred Stock, Series B", $100.00 stated value per share (the "Boatmen's Series B Preferred Stock"), and 1,500,000 shares are designated "Junior Participating Preferred Stock, Series C", no par value per share (the "Boatmen's Series C Preferred Stock"). No shares of the Boatmen's Series C Preferred Stock are issued and outstanding and 11,421 shares of the Boatmen's Series B Preferred Stock were issued and outstanding as of July 31, 1994. All of the issued and outstanding shares of Boatmen's Common and Boatmen's Series B Preferred Stock are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Boatmen's Common has been issued in violation of any preemptive rights of the current or past stockholders of Boatmen's. As of July 31, 1994, Boatmen's had outstanding options and other rights to acquire not more than 3,426,552 shares of Boatmen's Common and no shares of the Boatmen's Series B Preferred Stock or the Boatmen's Series C Preferred Stock.

    (c) AcquisitionCo has authorized capital of ten thousand (10,000) shares of common stock, par value one dollar ($1.00) per share (the "AcquisitionCo Common"). As of the date hereof, 1,000 shares of AcquisitionCo Common are issued and outstanding, fully paid and non-assessable and owned by Boatmen's.

    (d) The shares of Boatmen's Common that are to be issued to the stockholders of Worthen pursuant to the Merger have been duly authorized and, when so issued in accordance with the terms of this

Agreement, will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

    SECTION 3.02.  AUTHORIZATION.  The Board of Directors of
    ------------   -------------
Boatmen's and the Board of Directors of AcquisitionCo have, by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof on their behalf by their respective duly authorized officers and the performance by such respective entity of their obligations hereunder. Nothing in the articles of incorporation or bylaws of Boatmen's or AcquisitionCo, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either of them or any of their subsidiaries are bound or subject would prohibit or inhibit Boatmen's or AcquisitionCo from entering into and consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Boatmen's and AcquisitionCo and constitutes a legal, valid and binding obligation of Boatmen's and AcquisitionCo, enforceable against Boatmen's and AcquisitionCo in accordance with its terms and no other corporate acts or proceedings are required to be taken by Boatmen's or AcquisitionCo (including any approvals by the shareholders of Boatmen's or further approval of the shareholder of AcquisitionCo) to authorize the execution, delivery and performance of this Agreement. Except for the requisite approval of the Federal Reserve Board, the Arkansas State Bank Commissioner and the Finance Commission of the State of Texas no notice to, filing with, authorization by, or consent or approval of, any federal or state bank regulatory authority is necessary for the execution and delivery of this Agreement or consummation of the Merger by Boatmen's or AcquisitionCo.

    SECTION 3.03.  SUBSIDIARIES.  Each of Boatmen's and
    ------------   ------------
AcquisitionCo, and, to the extent material to Boatmen's and its subsidiaries taken as a whole, each subsidiary of Boatmen's, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

    SECTION 3.04.  FINANCIAL INFORMATION.  The consolidated
    ------------   ---------------------
balance sheets of Boatmen's and its subsidiaries as of December 31, 1992 and 1993 and related consolidated statements of income, changes in stockholders' equity and cash flows for the three years ended December 31, 1993, together with the notes thereto, included in Boatmen's Form 10-K for the year ended December 31, 1993, as currently on file with the S.E.C., and the unaudited consolidated balance sheets of Boatmen's and its subsidiaries as of March 31, 1994 and June 30, 1994 and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the three months and six months, respectively, then ended included in Boatmen's Quarterly Reports on Form 10-Q for the quarters then ended, as currently on file with the S.E.C. (together, the "Boatmen's Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Boatmen's and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

    SECTION 3.05.  ABSENCE OF CHANGES.  Since December 31, 1993,
    ------------   ------------------
there has not been any material adverse change in the financial condition, the results of operations or the business of Boatmen's and its subsidiaries taken as a whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the Boatmen's Financial Statements not misleading.

    SECTION 3.06.  LITIGATION.  There is no litigation, claim or
    ------------   ----------
other proceeding pending or, to the knowledge of Boatmen's, threatened, against Boatmen's or any of its subsidiaries, or of which the property of Boatmen's or any of its subsidiaries is or would be subject which would have a material adverse effect on the business of Boatmen's and its subsidiaries taken as a whole.

    SECTION 3.07.  REPORTS.  Boatmen's and each of its
    ------------   -------
subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the S.E.C., (ii) the Federal Reserve Board, (iii) the Office of the Comptroller of the Currency, (iv) the FDIC, (v) any applicable state securities or banking authorities having jurisdiction, (vi) Nasdaq, and (vii) any other governmental authority with jurisdiction over Boatmen's or any of its significant subsidiaries, except where the failure to file any such reports or statements is not material to Boatmen's and its subsidiaries taken as a whole. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    SECTION 3.08.  COMPLIANCE WITH LAW.  Boatmen's and, to the
    ------------   -------------------
extent material to Boatmen's and its subsidiaries taken as a whole, the subsidiaries of Boatmen's, have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

    SECTION 3.09.  STATEMENTS TRUE AND CORRECT.  None of the
    ------------   ---------------------------
information supplied or to be supplied by Boatmen's or AcquisitionCo for inclusion in (i) the Registration Statement (as defined in Section 4.06 hereof), (ii) the Proxy Statement/Prospectus (as defined in Section 4.03 hereof) and
(iii) any other documents to be filed with the S.E.C., Nasdaq, the American Stock Exchange or any banking or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of Worthen and at the time of such stockholders meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that Boatmen's is responsible for filing with the S.E.C., Nasdaq or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and any rules and regulations thereunder.


                          ARTICLE FOUR
                          ------------

                      AGREEMENTS OF WORTHEN
                      ---------------------

    SECTION 4.01.  BUSINESS IN ORDINARY COURSE.
    ------------   ---------------------------

    (a) Worthen shall not declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date of this Agreement, except that Worthen may declare and pay its regular quarterly dividend on the Worthen
Common not to exceed $0.15 per share at
approximately the same time during each quarter which it has historically declared and paid such dividend; provided, however, that Worthen and Boatmen's shall cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs such that the Worthen shareholders shall receive a quarterly dividend from either Worthen or Boatmen's but not from both with respect to such quarter.

    (b) Worthen shall, and shall cause each of its subsidiaries to, continue to carry on after the date hereof its respective business and the discharge or incurrence of obligations and lia-bilities, only in the usual, regular and ordinary course of business, as heretofore conducted, and by way of amplification and not limitation, Worthen and each of its subsidiaries will not, without the prior written consent of Boatmen's (which shall not be unreasonably withheld):

         (i) issue any Worthen Common or other capital stock or any options, warrants, or other rights to subscribe for or purchase Worthen Common or any other capital stock or any securities convertible into or exchangeable for any capital stock of Worthen or any of its subsidiaries (except for the issuance of Worthen Common pursuant to the valid exercise of Worthen Stock Options, as defined in Section 5.04 hereof, which are outstanding on the date of this Agreement); or

        (ii) directly or indirectly redeem, purchase or otherwise acquire any Worthen Common or any other capital stock of Worthen or its subsidiaries; or

       (iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize; or

        (iv) change its certificate or articles of incorporation or association, as the case may be, or bylaws; or

         (v) grant any increase, other than ordinary and normal increases consistent with past practices, in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension, or other Employee Plan, agreement, payment or arrangement made to, for or with any of such officers or employees; or

        (vi) borrow or agree to borrow any amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any obligations of others; or

       (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in principal amounts in excess of $2,000,000 or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $15,000,000 (excluding for this purpose any accrued interest or overdrafts), without the prior written consent of Boatmen's, acting through its Executive Vice President-Loan Administration or such other designee as Boatmen's may give notice of to Worthen; or

      (viii) purchase or otherwise acquire any investment security for its own account having an average remaining life to maturity greater than five years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage
    Corporation; or

        (ix) increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

         (x) enter into any agreement, contract or commitment out of the ordinary course of business or having a term in excess of three (3) months other than letters of credit, loan agreements, deposit agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business; or

        (xi) except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or

       (xii) except in the ordinary course of business, cancel or accelerate any material indebtedness owing to Worthen or its subsidiaries or any claims which Worthen or its subsidiaries may possess or waive any material rights of substantial value; or

      (xiii) sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to Worthen and its subsidiaries; or

       (xiv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that Worthen and its subsidiaries shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such waste materials or otherwise might be contaminated; or

        (xv) commit any act or fail to do any act which will cause a breach of any agreement, contract or commitment and which will have a material adverse effect on Worthen's and its subsidiaries' business, financial condition, or earnings; or

       (xvi) violate any law, statute, rule, governmental regulation, or order, which violation might have a material adverse effect on Worthen's and its subsidiaries' business, financial condition, or earnings; or

      (xvii) purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of $1,000,000.

    (c) Worthen and its subsidiaries shall not, without the prior written consent of Boatmen's, engage in any transaction or take any action that would knowingly render untrue in any material respect any of the representations and warranties of Worthen contained in Article Two hereof, if such representations and warranties were given as of the date of such transaction or action.

    (d) Worthen shall promptly notify Boatmen's in writing of the occurrence of any matter or event known to and directly involving Worthen, which would not include any changes in conditions that affect the banking industry generally, that is materially adverse to the business, operations, properties, assets, or condition (financial or otherwise) of Worthen and its subsidiaries taken as a whole.

    (e) Worthen shall not, on or before the earlier of the Closing Date or the date of termination of this Agreement, solicit or encourage, or, subject to the fiduciary duties of its directors as advised by counsel, negotiate with or provide any information to, any person in connection with, any proposal from any person for the acquisition of all or any substantial portion of the business, assets, shares of Worthen Common or other securities of Worthen and its subsidiaries. Worthen shall promptly (which for this purpose shall mean within twenty-four hours) advise Boatmen's of its receipt of any such proposal or inquiry concerning any possible such proposal, the substance of such proposal or inquiry, and the identity of such person.

    SECTION 4.02.  BREACHES.  Worthen shall, in the event it has
    ------------   --------
knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a failure of any condition precedent to either party's obligation to effect the Merger or a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Boatmen's and use its best efforts to prevent or promptly remedy the same.

    SECTION 4.03.  SUBMISSION TO SHAREHOLDERS.  Worthen shall
    ------------   --------------------------
cause to be duly called and held, on a date mutually selected by Boatmen's and Worthen, a special meeting of its shareholders (the "Shareholders' Meeting") for submission of this Agreement and the Merger for approval of such Worthen shareholders as required by the Corporate Law. In connection with the Shareholders' Meeting,
(i) Worthen shall cooperate and assist Boatmen's in preparing and filing a Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") with the S.E.C., (ii) such Proxy Statement/Prospectus shall be subject to approval by Worthen at the time that the Registration Statement is filed by Boatmen's, at the time any amendment thereto is filed, at the time the Proxy Statement/Prospectus is mailed to Worthen's shareholders and at the time of the Shareholders' Meeting, (iii) Boatmen's shall keep Worthen and its counsel fully informed of all comments received on the Registration Statement, as received, and to the extent comments or other proposed changes in the Proxy Statement/Prospectus relates to Worthen, Boatmen's shall permit Worthen and its counsel to participate in responding to such comments, (iv) Worthen shall furnish Boatmen's all information concerning itself that Boatmen's may reasonably request in connection with such Proxy Statement/Prospectus, and (v) the Board of Directors of Worthen shall (subject to compliance with its fiduciary duties as advised by counsel) recommend to its shareholders the approval of this Agreement and the Merger contemplated hereby, mail the Proxy Statement/Prospectus to its shareholders, and use its best efforts to obtain such shareholder approval.

    SECTION 4.04.  CONSENTS TO CONTRACTS AND LEASES.  Worthen
    ------------   --------------------------------
shall use its best efforts to obtain all necessary consents with respect to all interests of Worthen and its subsidiaries in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger, if any.

    SECTION 4.05.  CONFORMING ACCOUNTING AND RESERVE POLICIES;
    ------------   -------------------------------------------
RESTRUCTURING EXPENSES.
- ----------------------

    (a) Notwithstanding that Worthen believes that it and its subsidiaries have established all reserves and taken all provisions for possible loan losses required by generally accepted accounting principles and applicable laws, rules and regulations, Worthen recognizes that Boatmen's may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time, Worthen and Boatmen's shall consult and cooperate with each other with respect to conforming, as specified in a written notice from Boatmen's to

Worthen, based upon such consultation and as hereinafter provided, the loan, accrual and reserve policies of Worthen and its subsidiaries to those policies of Boatmen's.

    (b) In addition, from and after the date of this Agreement to the Effective Time, Worthen and Boatmen's shall consult and cooperate with each other with respect to determining, as specified in a written notice from Boatmen's to Worthen, based upon such consultation and as hereinafter provided, appropriate accruals, reserves and charges to establish and take in respect of excess equipment write-off or write-down of various assets and other appropriate charges and accounting adjustments taking into account the parties' business plans following the Merger.

    (c) Worthen and Boatmen's shall consult and cooperate with each other with respect to determining, as specified in a written notice from Boatmen's to Worthen, based upon such consultation and as hereinafter provided, the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger.

    (d) At the request of Boatmen's, Worthen shall establish and take such reserves and accruals as Boatmen's shall request to conform Worthen's loan, accrual and reserve policies to Boatmen's policies, shall establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, in each case at such times as are mutually agreeable to Boatmen's and Worthen; provided, however, that it is the objective of Boatmen's and Worthen that such reserves, accruals and charges referred to in this Section 4.05 be taken as at or immediately prior to December 31, 1994, and, in all events, not later than as of immediately prior to the Closing Date, provided that if such reserves, accruals and charges are to be taken as at or prior to December 31, 1994 and the Closing Date is to occur thereafter, Boatmen's shall certify to Worthen on or prior to January 15, 1995, that the bank regulatory approval conditions to its obligations contemplated by Section 6.01(d) have been satisfied or waived (except to the extent that any waiting period associated therewith may then have commenced but not expired) and Boatmen's and Worthen shall have mutually agreed by January 15, 1995 to the scheduling of the Closing Date to be no later than February 15, 1995; and provided, further, that Worthen shall not be required to take any such action that is not consistent with generally accepted accounting principles.

    SECTION 4.06.  CONSUMMATION OF AGREEMENT.  Worthen shall,
    ------------   -------------------------
subject to the fulfillment of the fiduciary duties of the Board of Directors of Worthen, use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and provisions hereof. Worthen shall furnish to Boatmen's in a timely manner all information, data and documents in the possession of Worthen requested by Boatmen's as may be required to obtain any necessary regulatory or other approvals of the Merger or to file with the S.E.C. a registration statement on Form S-4 (the "Registration Statement") relating to the shares of Boatmen's Common to be issued to the shareholders of Worthen pursuant to the Merger and this Agreement and shall otherwise cooperate fully with Boatmen's to carry out the purpose and intent of this Agreement.

    SECTION 4.07.  ENVIRONMENTAL REPORTS.  Worthen shall provide
    ------------   ---------------------
to Boatmen's, as soon as reasonably practical, but not later than sixty (60) days after the date hereof, a report of a phase one environmental investigation on all real property owned, leased or operated by Worthen or its subsidiaries as of the date hereof (but excluding space in retail and similar establishments leased by Worthen for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property) and within ten (10) days after the acquisition or lease of any real property acquired or leased by Worthen or its subsidiaries after the date hereof (but excluding space in retail and similar establishments leased by Worthen for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property), except as otherwise provided in Section 4.01(b)(xiv). If required by the phase one investigation in Boatmen's reasonable opinion, Worthen shall provide to Boatmen's a report of a phase two investigation on properties requiring such additional study. Boatmen's shall have fifteen (15) business days from the receipt of any such phase two investigation report to notify Worthen of any dissatisfaction with the contents of such report. Should the cost of taking all remedial or other corrective actions and measures (i) required by applicable law, or (ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of Ten Million Dollars
($10,000,000) as reasonably estimated by an environmental expert retained for such purpose by Boatmen's and reasonably acceptable to Worthen, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, then Boatmen's shall have the right pursuant to Section 7.03 hereof, for a period of fifteen (15) business days following receipt of such estimate or indication that the cost of such actions and measures can not be so reasonably estimated, to terminate this Agreement, which shall be Boatmen's sole remedy in such event.

    SECTION 4.08.  RESTRICTION ON RESALES.  Worthen shall obtain
    ------------   ----------------------
and deliver to Boatmen's, within forty-five (45) days after the date of this Agreement, the signed agreement, in the form of
Exhibit 4.08 hereto (the "Shareholder Letters"), of each person who may reasonably be deemed an "affiliate" of Worthen within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and of any person who may become an affiliate of Worthen after the date of this Agreement within forty-five (45) days after such person becomes such an affiliate, regarding (i) compliance with the provisions of such Rule 145, and (ii) compliance with the requirements of Accounting Principles Board Opinion No. 16 regarding the disposition of shares of Worthen Common or Boatmen's Common (or reduction of risk with respect thereto) until such time as financial results covering at least thirty (30) days of post-Merger combined operations have been published. Worthen shall notify all affiliates as far in advance as is reasonably practicable of the date on which the thirty (30) day period prior to the Closing Date is likely to begin.

    SECTION 4.09.  ACCESS TO INFORMATION.  Worthen shall permit
    ------------   ---------------------
Boatmen's reasonable access in a manner which will avoid undue disruption or interference with Worthen's normal operations to its properties and shall disclose and make available to Boatmen's all books, documents, papers and records relating to its assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which Boatmen's may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Worthen shall deliver to Boatmen's within ten (10) business days after the date hereof a true, accurate and complete copy of each written plan or program disclosed in Section 2.12(c) of the Disclosure Schedule and, with respect to each such plan or program, all (i) amendments or supplements thereto, (ii) summary plan descriptions, (iii) lists of all current participants and all participants with benefit entitlements, (iv) contracts relating to plan documents, (v) actuarial valuations for any defined benefit plan, (vi) valuations for any plan as of the most recent date,
(vii) determination letters from the Internal Revenue Service,
(viii) the most recent annual report filed with the Internal
Revenue Service, (ix) registration statements on Form S-8 and prospectuses, (x) trust agreements, and (xi) a copy of each agreement described in Section 2.09. Boatmen's will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.


                          ARTICLE FIVE
                          ------------

            AGREEMENTS OF BOATMEN'S AND ACQUISITIONCO
            -----------------------------------------

    SECTION 5.01.  REGULATORY APPROVALS AND REGISTRATION
    ------------   -------------------------------------
STATEMENT.  Boatmen's shall file all regulatory applications
- ---------
required in order to consummate the Merger, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board, the Arkansas State Bank Commissioner and the Finance Commission of the State of Texas. Boatmen's shall file with the S.E.C. the Registration Statement relating to the shares of Boatmen's Common to be issued to the shareholders of Worthen pursuant to this Agreement, and shall use its best efforts to cause the Registration Statement to become effective. Boatmen's shall keep Worthen reasonably informed as to the status of such applications and filings and make available to Worthen, prior to making all such applications and filings and upon reasonable request by Worthen from time to time, copies of such applications and any supplementally filed materials and promptly make available to Worthen copies of any comment letters and any other materials received by Boatmen's in connection therewith, and Worthen shall be permitted to participate in the processing of each application and responses thereto. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the shareholders of Worthen, at the time of the Shareholders' Meeting and at the Effective Time the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. Boatmen's shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis. Boatmen's shall promptly and properly prepare and file (i) any application required to list on Nasdaq the shares of Boatmen's Common to be issued pursuant to the Merger, and (ii) any filings required under the Securities Exchange Act of 1934 (the "Exchange Act") relating to the Merger and the transactions contemplated herein. Boatmen's shall not take any action at any time after the Effective Time which would cause the Merger not to qualify as a reorganization within the meaning of
Section 368 of the Code.

    SECTION 5.02.  BREACHES.  Boatmen's shall, in the event it has
    ------------   --------
knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a failure of any condition precedent to either party's obligations to effect the Merger or a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Worthen and use its best efforts to prevent or promptly remedy the same.

    SECTION 5.03.  CONSUMMATION OF AGREEMENT.  Boatmen's and
    ------------   -------------------------
AcquisitionCo shall use their respective best efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

    SECTION 5.04.  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.
    ------------   -------------------------------------------

    (a) At the Effective Time, each outstanding option to purchase shares of Worthen Common (a "Worthen Stock Option") issued pursuant to the Worthen Banking Corporation 1984 Amended and Substituted Stock Option Plan and the Worthen Banking Corporation 1993 Stock Option Plan (together the "Stock Option Plans") whether or not exercisable or vested, shall be assumed by Boatmen's as hereinafter provided. Each Worthen Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Worthen Stock Option, the same number of full shares of Boatmen's Common as the holder of such Worthen Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for Worthen Common otherwise purchasable pursuant to such Worthen Stock Option divided by (z) the number of full shares of Boatmen's Common deemed purchasable pursuant to such Worthen Stock Option. In no event shall Boatmen's be required to issue fractional shares of Boatmen's Common.

    (b) At the Effective Time, each outstanding stock appreciation right (a "Worthen SAR") issued pursuant to the Stock Option Plans shall be assumed by Boatmen's as hereinafter provided. Each Worthen SAR shall be deemed to constitute a right to receive, on the same terms and conditions as were applicable under such Worthen SAR, an amount equal to the value of such Worthen SAR determined on the applicable exercise date. From and after the Effective Time, any references in the Stock Option Plans to the fair value of Worthen Common shall mean and refer to the fair market value of the number of shares of Boatmen's Common included in the Merger Consideration.

    (c) As soon as practicable after the Effective Time, Boatmen's shall deliver to each holder of Worthen Stock Options and Worthen SARs appropriate notices setting forth such holders' rights pursuant to the Stock Option Plans, and the agreements evidencing the grants of such Worthen Stock Options and Worthen SARs shall continue in effect on the same terms and conditions (subject to the conversion required by this Section 5.04 after giving effect to the Merger and the assumption by Boatmen's as set forth above). To the extent necessary to effectuate the provisions of this Section 5.04, Boatmen's may deliver new or amended agreements reflecting the terms of each Worthen Stock Option or Worthen SAR option assumed by Boatmen's and amend the Stock Option Plans to reflect the terms hereof.

    (d) As soon as practicable after the Effective Time, Boatmen's shall file with the S.E.C. a registration statement on an appropriate form with respect to the shares of Boatmen's Common subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses with respect thereto) for so long as such options remain outstanding.

    SECTION 5.05.  DIRECTORS AND OFFICERS' LIABILITY INSURANCE AND
    ------------   -----------------------------------------------
INDEMNIFICATION.
- ---------------

    (a) Following the Effective Time, Boatmen's will provide the directors and officers of Worthen and its subsidiaries with the same directors' and officers' liability insurance coverage that Boatmen's provides to directors and officers of its other banking subsidiaries generally, and, in addition, for a period of three years will use its best efforts to continue Worthen's directors' and officers' liability insurance coverage with respect to actions occurring prior to the Effective Time to the extent that such coverage is obtainable for an aggregate premium not to exceed the annual premium presently being paid by Worthen. If the aggregate premium of such insurance would exceed such maximum amount, Boatmen's shall use its best efforts to procure such level of insurance having the coverage described above as can be obtained for an aggregate premium equal to such maximum amount.

    (b) For ten years after the Effective Time, Boatmen's shall cause the Surviving Corporation (the survivor of the Merger of Worthen and AcquisitionCo following the Effective Time, the "Surviving Corporation") to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Worthen and its subsidiaries (each, an "Indemnified Party") against all losses, expenses, attorneys fees, claims, damages or liabilities arising out of their status as such officer, director, employee or agent or actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and, further, including without limitation, any proceeding in which an Indemnified Party becomes or may become involved as a witness, defendant or otherwise as a result of any such action or omission) to the fullest extent permitted under the Corporate Law and by Worthen's Articles of Incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit. Boatmen's shall cause the Surviving Corporation to provide indemnification in all situations in which the Surviving Corporation board of directors could lawfully grant such indemnification.

    (c) If after the Effective Time the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume any remaining obligations set forth in this Section
5.05. If the Surviving Corporation shall liquidate, dissolve or otherwise wind up its business, then Boatmen's shall indemnify, defend and hold harmless each Indemnified Party to the same extent and on the same terms that the Surviving Corporation was so obligated pursuant to this Section 5.05.

    SECTION 5.06.  EMPLOYEE BENEFITS.  Boatmen's shall, with
    ------------   -----------------
respect to each person who remains an employee of Worthen or its subsidiaries following the Closing Date (each a "Continued Employee"), provide the benefits described in this Section 5.06. Subject to the right of subsequent amendment or termination in Boatmen's discretion, each Continued Employee shall be entitled, as a new employee of a subsidiary of Boatmen's, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs that may be in effect generally for employees of all of Boatmen's subsidiaries (the "Boatmen's Plans"), if and as a Continued Employee shall be eligible and, if required, selected for participation therein and otherwise shall not be participating in a similar plan maintained by Worthen after the Effective Time. Worthen employees will be eligible to participate on the same basis as similarly situated employees of other Boatmen's subsidiaries. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 5.06 is not intended to give Continued Employees any rights or privileges superior to those of other employees of Boatmen's subsidiaries. Boatmen's may terminate or modify all Employee Plans except insofar as benefits thereunder shall have vested on the Closing Date and cannot be modified and Boatmen's obligation under this Section 5.06 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, Boatmen's shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any Boatmen's Plans in which Continued Employees may participate, credit each Continued Employee with his or her term of service with Worthen and its subsidiaries.

    SECTION 5.07.  ACCESS TO INFORMATION.  Boatmen's shall permit
    ------------   ---------------------
Worthen reasonable access in a manner which will avoid undue disruption or interference with Boatmen's normal operations to its properties and shall disclose and make available to Worthen all books, documents, papers and records relating to its assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which Worthen may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Worthen will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.


                           ARTICLE SIX
                           -----------

               CONDITIONS PRECEDENT TO THE MERGER
               ----------------------------------

    SECTION 6.01.  CONDITIONS TO BOATMEN'S OBLIGATIONS.  Boatmen's
    ------------   -----------------------------------
and AcquisitionCo's obligations to effect the Merger shall be subject to the satisfaction (or waiver by Boatmen's) prior to or on the Closing Date of the following conditions:

    (a) The representations and warranties made by Worthen in this Agreement (i) which are not qualified as to the best knowledge of Worthen, shall be true in all respects material to the financial condition, results of operations, business or prospects of Worthen and its subsidiaries taken as a whole (except that the representations and warranties made in Sections 2.01 and 2.02 shall be true and correct in all respects material to the subject matter thereof in light of the transaction contemplated hereby) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and (ii) which are qualified as to the best knowledge of Worthen, shall be true in all respects material to the financial condition, results of operations, business or prospects of Worthen and its subsidiaries taken as a whole, even if such best knowledge qualification is disregarded (i.e., even if, for purposes of this Section 6.01(a) only, the words "to the best knowledge of Worthen" had not been included in such representation and warranty) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date;

    (b) Worthen shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement;

    (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

    (d) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired;

    (e) Boatmen's shall have received the Shareholder Letters and all other documents required to be received from Worthen on or prior to the Closing Date, all in form and substance reasonably satisfactory to Boatmen's;

    (f) Boatmen's shall have received an opinion letter, dated as of the Closing Date, from Ernst & Young, its independent public accountants, to the effect that the Merger will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement; provided, however, that this condition shall be deemed to have been waived by Boatmen's if it takes any unilateral action after the date of this Agreement without the written consent of Worthen, which such action constitutes the sole reason for Ernst & Young to be unable to render such opinion;

    (g) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C. or any state securities agency; and

    (h) Boatmen's shall have received a ruling of the Internal Revenue Service, if obtainable pursuant to Internal Revenue Service Rev. Proc. 93-3, or, if not so obtainable or if the parties mutually agree, an opinion of counsel mutually acceptable to Boatmen's and Worthen to the effect that if the Merger is consummated in accordance with the terms set forth in this Agreement (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of Worthen Common upon receipt of Merger Consideration (except for cash received in lieu of fractional shares); (iii) the basis of shares of Boatmen's Common received by the shareholders of Worthen will be the same as the basis of shares of Worthen Common exchanged therefor; and
(iv) the holding period of the shares of Boatmen's Common received by such shareholders will include the holding period of the shares of Worthen Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

    SECTION 6.02.  CONDITIONS TO WORTHEN'S OBLIGATIONS.  Worthen's
    ------------   -----------------------------------
obligation to effect the Merger shall be subject to the satisfaction (or waiver by Worthen) prior to or on the Closing Date of the following conditions:

    (a) The representations and warranties made by Boatmen's and AcquisitionCo in this Agreement shall be true in all respects material to the financial condition, results of operations, business or prospects of Boatmen's and its subsidiaries taken as a whole (except that the representations and warranties made in Sections 3.01 and 3.02 shall be true and correct in all respects material to the subject matter thereof in light of the transaction contemplated hereby) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date;

    (b) Boatmen's and AcquisitionCo shall have performed and complied in all material respects with all of their obligations and agreements hereunder required to be performed prior to the Closing Date under this Agreement;

    (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

    (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger by the shareholders of Worthen, required by law for the consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired;

    (e) Worthen shall have received, on or before the date of the mailing of the Proxy Statement/Prospectus, from its investment banker, PaineWebber, Inc., the reaffirmation of the opinion of such investment banker, originally rendered and delivered to Worthen at the meeting of the Board of Directors of Worthen at which this Agreement was approved by such Board of Directors, to the effect that the transaction contemplated hereby is fair to the Worthen shareholders from a financial point of view;

    (f) Worthen shall have received all documents required to be received from Boatmen's on or prior to the Closing Date, all in form and substance reasonably satisfactory to Worthen;

    (g) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C. or any state securities agency; and

    (h)  Worthen shall have received the pooling letter of Ernst
& Young contemplated by Section 6.01(f) hereof.

    (i) Worthen shall have received a ruling of the Internal Revenue Service, if obtainable pursuant to Internal Revenue Service Rev. Proc. 93-3, or, if not so obtainable or if the parties mutually agree, an opinion of counsel mutually acceptable to Worthen and Boatmen's to the effect that if the Merger is consummated in accordance with the terms set forth in this Agreement (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of Worthen Common upon receipt of Merger Consideration (except for cash received in lieu of fractional shares); (iii) the basis of shares of Boatmen's Common received by the shareholders of Worthen will be the same as the basis of shares of Worthen Common exchanged therefor; and
(iv) the holding period of the shares of Boatmen's Common received by such shareholders will include the holding period of the shares of Worthen Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

                          ARTICLE SEVEN
                          -------------

                   TERMINATION OR ABANDONMENT
                   --------------------------

    SECTION 7.01.  MUTUAL AGREEMENT.  This Agreement may be
    ------------   ----------------
terminated by the mutual written agreement of Boatmen's and Worthen at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Merger by the shareholders of Worthen shall have been previously obtained.

    SECTION 7.02.  BREACH OF AGREEMENTS.  In the event that there
    ------------   --------------------
is a breach in any of the representations and warranties or agreements of Boatmen's or Worthen which, if not cured, would cause a condition set forth in Sections 6.01(a) or (b), or 6.02(a) or
(b), respectively, not to be satisfied, which breach is not cured within thirty (30) days after notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party, regardless of whether approval of this Agreement and the Merger by the shareholders of Worthen shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

    SECTION 7.03.  ENVIRONMENTAL REPORTS.  Boatmen's may terminate
    ------------   ---------------------
this Agreement to the extent provided by Section 4.07 and this
Section 7.03 by giving written notice thereof to Worthen.

    SECTION 7.04.  FAILURE OF CONDITIONS.  In the event any of the
    ------------   ---------------------
conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then such party may, regardless of whether approval of this Agreement and the Merger by the shareholders of Worthen shall have been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

    SECTION 7.05.  REGULATORY APPROVAL DENIAL.  If any regulatory
    ------------   --------------------------
application filed pursuant to Section 5.01 hereof should be finally denied or disapproved by the respective regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled.
A request for additional information or undertaking by Boatmen's, as a condition for approval, shall not be deemed to be a denial or disapproval so long as Boatmen's diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of Boatmen's (hereinafter referred to as the "appeal") then the application will be deemed denied unless Boatmen's prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval.

    SECTION 7.06.  SHAREHOLDER APPROVAL DENIAL.  If this Agreement
    ------------   ---------------------------
and the Merger is not approved by the requisite vote of the shareholders of Worthen at the Shareholders' Meeting, then either party may terminate this Agreement.

    SECTION 7.07.  REGULATORY ENFORCEMENT MATTERS.  In the event
    ------------   ------------------------------
that Worthen or any of its subsidiaries shall become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies (a "Regulatory Matter") after the date of this Agreement, which such Regulatory Matter is material to the financial condition, results of operations, business or prospects of Worthen and its subsidiaries taken as a whole, then Boatmen's may terminate this Agreement.

    SECTION 7.08.  FALL-APART DATE.  If the Closing Date does not
    ------------   ---------------
occur on or prior to the expiration of the first anniversary of the date of this Agreement, then this Agreement may be terminated by either party by giving written notice thereof to the other.

    SECTION 7.09.  TERMINATION FEE.  Upon the occurrence of a
    ------------   ---------------
Triggering Event (as defined below in this Section 7.09) after the termination of this Agreement pursuant to Section 7.06 hereof, Worthen shall pay to Boatmen's, within two (2) business days after the occurrence of the Triggering Event, by wire transfer of immediately available funds, the sum of Eighteen Million Dollars ($18,000,000). As used herein, the term Triggering Event shall mean the occurrence, prior to eighteen (18) months after the termination of this Agreement as provided in the first sentence of this Section 7.09, of any of the following: Worthen shall have authorized, recommended, proposed or announced an intention to authorize, recommend or propose, or entered into, an agreement with any person (other than Boatmen's or a subsidiary thereof) to
(A) effect a merger, consolidation or similar transaction involving Worthen, (B) sell, lease, or otherwise dispose of assets of Worthen or its subsidiaries representing 15% or more of the consolidated assets of Worthen and its subsidiaries, or (C) issue, sell or otherwise dispose of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of Worthen or any subsidiaries thereof. Notwithstanding the foregoing, no Triggering Event shall occur and no termination fee shall be payable as a result of Worthen's acquisition by means of any merger, consolidation, share exchange, stock issuance, purchase or any similar transaction of any entity having total consolidated assets equal to or less than 50% of the total consolidated assets of Worthen, provided Worthen is the surviving parent corporation in any such transaction.

    SECTION 7.10.  SUPERIOR TRANSACTION.  (a) Worthen may
    ------------   --------------------
terminate this Agreement if a corporation, partnership, person or other entity or group shall have made an Acquisition Proposal (as defined below) and, without causing a breach of any agreement of Worthen as set forth in Article Four hereof, the Worthen Board of Directors reasonably determines, in its good faith judgment and in the exercise of its fiduciary duties (based as to legal matters on the written opinion of legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation), that such Acquisition Proposal is more favorable to the Worthen stockholders than this Agreement from a financial point of view and that the failure to terminate this Agreement and accept such alternative Acquisition Proposal would constitute a breach of such fiduciary duties.

    (b) The term "Acquisition Proposal" shall mean the making by a qualified and financially capable person of any bona fide proposal or offer to Worthen to effect a merger, consolidation or similar transaction with Worthen, to acquire from Worthen securities representing 20% or more of the voting power of Worthen or to acquire subsidiaries or other assets of Worthen or its subsidiaries representing 15% or more of the consolidated assets of Worthen and its subsidiaries.

    (c) In the event Worthen terminates this Agreement pursuant to this Section 7.10, then Worthen shall pay to Boatmen's, within two (2) business days of such termination by a wire transfer of immediately available funds, the sum of Eighteen Million Dollars ($18,000,000). The provisions of this Section 7.10 shall be an alternative to, but not in addition to, the termination fee provisions of Section 7.09 hereof.

    SECTION 7.11.  DUE DILIGENCE REVIEW.  In accordance with
    ------------   --------------------
Section 4.09 hereof, Worthen shall provide Boatmen's full and complete access to its books, records and staff and those of its subsidiaries to facilitate Boatmen's due diligence review of the asset quality of Worthen and its subsidiaries. If Boatmen's, in its sole and absolute discretion, should not be satisfied with the results of such asset quality due diligence review or the asset quality of Worthen and its subsidiaries generally, then Boatmen's may terminate this Agreement by providing written notice thereof to Worthen on or before the fifth (5th) business day after the date of this Agreement.

    SECTION 7.12.  SHAREHOLDER LETTERS.  Boatmen's may terminate
    ------------   -------------------
this Agreement if Worthen shall fail to obtain and deliver to Boatmen's all of the Shareholder Letters of affiliates of Worthen as of the date of this Agreement, as provided in Section 4.08 hereof, by giving written notice thereof to Worthen within a reasonable time after such Shareholder Letters should have been delivered, which shall be Boatmen's sole remedy in such event.


                          ARTICLE EIGHT
                          -------------

                             GENERAL
                             -------

    SECTION 8.01.  CONFIDENTIAL INFORMATION.  The parties
    ------------   ------------------------
acknowledge the confidential and proprietary nature of the "Information" (as herein described) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

    SECTION 8.02.  PUBLICITY.  Boatmen's and Worthen shall
    ------------   ---------
cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Merger and shall not issue any news release or make any other public disclosure without the prior consent of the other party, unless it reasonably believes such is required by law upon the advice of counsel or is in response to published newspaper or other mass media reports regarding the transaction contemplated hereby, in which such latter event the parties shall give reasonable notice, and to the extent practicable, consult with each other regarding such responsive public disclosure.

    SECTION 8.03.  RETURN OF DOCUMENTS.  Upon termination of this
    ------------   -------------------
Agreement without the Merger becoming effective, each party shall deliver to the other originals and all copies of all Information made available to such party and will not retain any copies, extracts or other reproductions in whole or in part of such Information.

    SECTION 8.04.  NOTICES.  Any notice or other communication
    ------------   -------
shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

    (a)  if to Boatmen's:

              Boatmen's Bancshares, Inc.
              One Boatmen's Plaza
              800 Market Street
              St. Louis, Missouri  63102
              Attention:  Gregory L. Curl
              Facsimile:  314/466-5645

         with a copy to:

              Lewis, Rice & Fingersh
              500 North Broadway, Suite 2000
              St. Louis, Missouri  63102
              Attention:  Thomas C. Erb
              Facsimile:  314/241-6056

and

    (b)  if to Worthen:

              Worthen Banking Corporation
              Worthen National Bank of Arkansas Building
              200 West Capitol Avenue
              Little Rock, Arkansas 72201
              Attention: Curt Bradbury
              Facsimile: (501) 378-1506

         with copies to:

              Ivester, Skinner & Camp, P.A.
              111 Center St., Suite 1200
              Little Rock, Arkansas
              Attention: Hermann Ivester
              Facsimile: (501) 376-8536

or to such other address as any party may from time to time designate by notice to the others.

    SECTION 8.05.  LIABILITIES.  In the event that this Agreement
    ------------   -----------
is terminated pursuant to the provisions of Article Seven hereof, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that, notwithstanding the foregoing, (i) in the event that this Agreement is terminated pursuant to Section 7.02 hereof solely on account of an intentional breach of any of the representations and warranties set forth herein or any breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party, and (ii) in the event that this Agreement is terminated for any reason other than a breach by Worthen of any of its representations, warranties or agreements hereunder or pursuant to Section 7.06 hereof, then Boatmen's
$o"A-27"

shall reimburse Worthen, not later than three business days after the date of such termination, for the cost of any reports of phase one environmental investigations undertaken pursuant to Section 4.07 hereof.

    SECTION 8.06.  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND
    ------------   ----------------------------------------------
AGREEMENTS.  Except for and as provided in this Section 8.06, no
- ----------
representation, warranty or agreement contained in this Agreement shall survive the Effective Time or the earlier termination of this Agreement. The agreements set forth in Sections 5.04, 5.05 and
5.06 shall survive the Effective Time and the agreements set forth in Sections 1.07, the last sentence of 5.01, 7.09, 7.10, 8.01, 8.02, 8.03 and 8.05 shall survive the Effective Time or the earlier termination of this Agreement.

    SECTION 8.07.  ENTIRE AGREEMENT.  This Agreement constitutes
    ------------   ----------------
the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings, agreements in principle or other agreements between the parties relating to the subject matter hereof.

    SECTION 8.08.  HEADINGS AND CAPTIONS.  The captions of
    ------------   ---------------------
Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

    SECTION 8.09.  WAIVER, AMENDMENT OR MODIFICATION.  The con-
    ------------   ---------------------------------
ditions of this Agreement which may be waived may only be waived by notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may be amended or modified by the parties hereto, at any time before or after approval of the Agreement by the shareholders of Worthen; provided, however, that after any such approval no such amendment or modification shall alter the amount or change the form of the Merger Consideration contemplated by this Agreement to be received by shareholders of Worthen. This Agreement not be amended or modified except by a written document duly executed by the parties hereto.

    SECTION 8.10.  RULES OF CONSTRUCTION.  Unless the context
    ------------   ---------------------
otherwise requires:  (i) a term has the meaning assigned to it;
(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles; (iii) "or" is not exclusive; (iv) words in the singular may include the plural and in the plural include the singular; and
(v) "to the best knowledge of Worthen" shall mean the actual knowledge of any director or officer of Worthen of the rank of senior vice president or above.

    SECTION 8.11.  COUNTERPARTS.  This Agreement may be executed
    ------------   ------------
in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

    SECTION 8.12.  SUCCESSORS AND ASSIGNS.  This Agreement shall
    ------------   ----------------------
be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. There shall be no third party beneficiaries hereof except for the Indemnified Parties entitled to indemnification pursuant to Section 5.05 hereof and those persons entitled to Stock Options and Stock Appreciation Rights under Section 5.04 hereof, each of whom shall have the right to enforce such agreements.

    SECTION 8.13.  SEVERABILITY.  In the event that any provisions
    ------------   ------------
of this Agreement or any portion thereof shall be finally determined to be unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision, and any portion of a provision, that is not invalidated by such determination, shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the State whose laws are deemed to cover enforceability. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

    SECTION 8.14.  GOVERNING LAW; ASSIGNMENT.  This Agreement
    ------------   -------------------------
shall be governed by the laws of the State of Missouri, except to the extent that the Corporate Law must govern the Merger procedures, and applicable federal laws and regulations. This Agreement may not be assigned by either of the parties hereto.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                      WORTHEN BANKING CORPORATION



                      By /s/ Curt Bradbury
                         -------------------------------------------------
                           Curt Bradbury
                           Chairman and Chief Executive Officer



                      BOATMEN'S BANCSHARES, INC.



                      By /s/ Gregory L. Curl
                         -------------------------------------------------
                           Gregory L. Curl
                           Vice Chairman



                      BBI ACQUISITIONCO, INC.



                      By:/s/ Gregory L. Curl
                         -------------------------------------------------
                           Gregory L. Curl
                           President

                                                  EXHIBIT 1.09(A)
                                                  ---------------

                 WORTHEN'S LEGAL OPINION MATTERS


    1. The due incorporation, valid existence and good standing of Worthen under the laws of the State of Arkansas, its power and authority to own and operate its properties and to carry on its business as now conducted, and its power and authority to enter into the Agreement, to merge with AcquisitionCo in accordance with the terms of the Agreement and to consummate the transactions contemplated by the Agreement.

    2. The due incorporation or organization, valid existence and good standing of each of the other subsidiaries of Worthen and any subsidiary of any such subsidiary listed in Section 2.03 of the Disclosure Schedule, their power and authority to own and operate their properties, the possession of all licenses, permits and authorizations necessary to carry on their respective businesses as now conducted.

    3. With respect to Worthen, (i) the number of authorized, issued and outstanding shares of capital stock of Worthen on the Closing Date, (ii) the nonexistence of any violation of the preemptive or subscription rights of any person, (iii) the number of outstanding Stock Options, warrants, or other rights to acquire, or securities convertible into, any equity security of Worthen,
(iv) the nonexistence of any obligation, contingent or otherwise, to reacquire any shares of capital stock of Worthen, and (v) the nonexistence of any outstanding stock appreciation, phantom stock or similar rights, except as disclosed in the Agreement.

    4. The due and proper performance of all corporate acts and other proceedings necessary or required to be taken by Worthen to authorize the execution, delivery and performance of the Agreement, the due execution and delivery of the Agreement by Worthen, and the Agreement as a valid and binding obligation of Worthen, enforceable against Worthen in accordance with its terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

    5. The execution of the Agreement by Worthen, and the consummation of the Merger and the other transactions contemplated therein, does not violate or cause a default under Worthen's articles of incorporation or bylaws, or to the best knowledge of such counsel any statute, regulation or rule or any judgment, order or decree against or any material agreement binding upon Worthen or its subsidiaries.

    6. To the best knowledge of such counsel, the receipt of all required consents, approvals (including the requisite approval of the shareholders of Worthen), orders or authorizations of, or registrations, declaration or filings with or notices to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person or entity required to be obtained or made by Worthen or its subsidiaries in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated therein.

                                    A-Ex. 1.09(a)-1

                                                 EXHIBIT 1.09(B)
                                                 ---------------

                 BOATMEN'S LEGAL OPINION MATTERS


    1. The due incorporation, valid existence and good standing of Boatmen's and AcquisitionCo under the laws of the States of Missouri and Arkansas, respectively, and their respective power and authority to enter into the Agreement and to consummate the transactions contemplated thereby.

    2. The due incorporation or organization, valid existence and good standing of each of the significant subsidiaries of Boatmen's, their power and authority to own and operate their properties, the possession of all licenses, permits and authorizations necessary to carry on their respective businesses as now conducted.

    3. With respect to Boatmen's, (i) the number of authorized, issued and outstanding shares of capital stock of Boatmen's on a date shortly before the Closing Date, (ii) the nonexistence of any violation of the preemptive or subscription rights of any person, and (iii) the number of outstanding stock options, warrants, or other rights to acquire, or securities convertible into any equity security of Boatmen's.

    4. The due and proper performance of all corporate acts and other proceedings required to be taken by each of Boatmen's and AcquisitionCo to authorize the execution, delivery and performance of the Agreement, their due execution and delivery of the Agreement, and the Agreement as a valid and binding obligation of Boatmen's and AcquisitionCo enforceable against Boatmen's and AcquisitionCo in accordance with its terms (subject to the provisions of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

    5. The due authorization and, when issued to the shareholders of Worthen in accordance with the terms of the Agreement, the valid issuance of the shares of Boatmen's Common to be issued pursuant to the Merger, such shares being fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

    6. The execution and delivery of the Agreement by Boatmen's and the consummation of the transactions contemplated therein, as neither conflicting with, in breach of or in default under, resulting in the acceleration of, creating in any party the right to accelerate, terminate, modify or cancel, or violate, any provision of Boatmen's articles of incorporation or bylaws, or to the best knowledge of such counsel any statute, regulation, rule, judgment, order or decree binding upon Boatmen's which would be materially adverse to the business of Boatmen's and its subsidiaries taken as a whole.

    7. To the best knowledge of such counsel, the receipt of all required consents, approvals, orders or authorizations of, or registrations, declarations or filings with or without notices to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person or entity required to be obtained or made by or with respect to Boatmen's or AcquisitionCo in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated by the Agreement.

                                    A-Ex. 1.09(b)-1

                                                     EXHIBIT 4.08
                                                     ------------

                    -------------------, 1994


Boatmen's Bancshares, Inc.
One Boatmen's Plaza
800 Market Street
St. Louis, Missouri  63101
Attention:   Gregory L. Curl
         Vice Chairman

    Re: Agreement and Plan of Merger, dated as of August 18, 1994 (the "Merger Agreement"), by and among Worthen Banking
         Corporation ("Worthen"), Boatmen's Bancshares, Inc.
         ("Boatmen's"), and BBI AcquisitionCo, Inc.
         ("AcquisitionCo")

Gentlemen:

    I have been advised that I may be deemed to be an affiliate of Worthen, as that term is defined for purposes of paragraphs (c) and
(d) of Rule 145 ("Rule 145") of the Rules and Regulations of the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act of 1933, as amended (the "Securities Act").

    Pursuant to the terms and conditions of the Merger Agreement, each share of common stock of Worthen owned by me as of the effective time of the merger contemplated by the Merger Agreement (the "Merger") may be converted into the right to receive one (1) share of common stock of Boatmen's and cash in lieu of any fractional share. As used in this letter, the shares of common stock of Worthen owned by me as of the date which is thirty (30) days prior to the anticipated effective time of the Merger are referred to as the "Pre-Merger Shares" and the shares of common stock of Boatmen's which may be received by me in the Merger in exchange for my Pre-Merger Shares are referred to as the "Post-Merger Shares." This letter is delivered to Boatmen's pursuant to
Section 4.08 of the Merger Agreement.

    A.   I represent and warrant to Boatmen's and agree that:

         1. I shall not make any sale, transfer or other disposition of the Post-Merger Shares I receive pursuant to the Merger in violation of Rule 145 under the Securities Act
    (or any successor rule or regulations promulgated by the Commission).

         2. I understand that the issuance of the Post-Merger Shares to me pursuant to the Merger will be registered with the Commission under the Securities Act. I also understand that because I may be deemed an "affiliate" of Worthen and because any distributions by me of the Post-Merger Shares will not be registered under the Securities Act, such Post-Merger Shares must be held by me unless (i) the sale, transfer or other distribution has been registered under the Securities Act, (ii) the sale, transfer or other distribution of such Post-Merger Shares is made in accordance with the provisions of Rule 145 (or any successor rule or regulations promulgated by the Commission), or (iii) in the opinion of counsel reasonably acceptable to Boatmen's some other exemption from

                                    A-Ex. 4.08-1

Boatmen's Bancshares, Inc.
- --------------------, 1994
Page 2

    registration under the Securities Act is available with respect to any such proposed distribution, sale, transfer or other disposition of such Post-Merger Shares.

         3. In no event will I sell the Pre-Merger Shares or the Post-Merger Shares, as the case may be, or otherwise transfer or reduce my risk relative to the Pre-Merger Shares or Post-Merger Shares, as the case may be, during the period beginning 30 days prior to the date on which the Merger is consummated (the "Commencement Date") and ending on the date that Boatmen's has published financial results covering at least 30 days of the combined operations of Boatmen's and Worthen. I understand that Worthen has undertaken, in the Merger Agreement, to give me as much advance notice of the Commencement Date as is practicable under the circumstances.

    B.   I understand and agree that:

         1. Stop transfer instructions will be issued with respect to the Post-Merger Shares and there will be placed on the certificates representing such Post-Merger Shares, or any certificate delivered in substitution therefor, a legend stating in substance:

         "The shares represented by this Certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement dated -----------------, 1994, by the registered holder in favor of Boatmen's Bancshares, Inc., a copy of which agreement is on file at the principal offices of Boatmen's Bancshares, Inc."

         2. Unless the transfer by me of Post-Merger Shares is a sale made in compliance with the provisions of paragraph A.2 above, Boatmen's reserves the right to place the following legend on the Certificates issued to my transferee:

         "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and may not be sold, pledged or otherwise transferred unless the shares have been registered under the Securities Act of 1933, as amended, or an exemption from registration is available."

    I understand and agree that the legends set forth in paragraphs 1 and 2 above shall be removed by delivery of substitute Certificates without any legend if I deliver to Boatmen's a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Boatmen's, to the effect that no such legend is required for the purpose of the Securities Act.

                                    A-Ex. 4.08-2

Boatmen's Bancshares, Inc.
- --------------------, 1994
Page 3

    I have carefully read this letter and have had an adequate opportunity to review the Merger Agreement and understand the requirements and the limitations imposed upon the distribution, sale, transfer or other disposition of Pre-Merger Shares or Post-Merger Shares by me.

                                        Very truly yours,


                                    A-Ex. 4.08-3

                                                       APPENDIX B
                                                       ----------



Investment Banking

PaineWebber Incorporated
1285 Avenue of the Americas
New York, NY  10019
212 713-2000

                                                      PaineWebber

                                        August 18, 1994


Board of Directors
Worthen Banking Corporation
200 West Capitol Avenue
Little Rock, Arkansas  77201

Gentlemen:

     Worthen Banking Corporation (the "Company"), Boatmen's Bancshares, Inc. (the "Acquiring Company") and BBI Acquisition Co., Inc., a wholly-owned subsidiary of the Acquiring Company (the "Purchaser"), propose to enter into an agreement (the "Agreement") pursuant to which the Company will be merged with the Purchaser in a transaction (the "Merger") in which each share of the Company's common stock, par value $1.00 per share (the "Shares") will be converted into the right to receive one share of the Acquiring Company's common stock, par value $1.00 per share (the "Acquiring Company Shares"). The Merger is expected to be considered by the shareholders of the company at a special meeting and consummated shortly thereafter.

     You have asked us whether or not, in our opinion, the proposed consideration to be received by the shareholders of the Company pursuant to the Merger is fair to the shareholders of the Company from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1993 and the Company's Form 10-Q and the related unaudited financial information for the six months ended June 30, 1994;

     (2) Reviewed the Acquiring Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1993 and the Acquiring Company's Form 10-Q and the related unaudited financial information for the six months ended June 30, 1994;

     (3) Reviewed certain information including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company;

     (4) Conducted discussions with members of senior management of the Company concerning its businesses and prospects;

     (5) Reviewed the historical market prices and trading activity for the Shares and the Acquiring Company shares and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to the Company and the Acquiring Company, respectively;

     (6) Compared the results of operations of the Company and the Acquiring Company with those of certain companies which we deemed to be reasonably similar to the Company and the Acquiring Company, respectively;

     (7) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

     (8)  Reviewed a draft of the Agreement dated August 15, 1994;
          and

     (9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and the Acquiring Company and from generally recognized public sources, and we have not independently verified such information or undertaken an independent appraisal of the assets of the Company or the Acquiring Company. We have not reviewed the loan files of either the Company or the Acquiring Company. This opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Merger. No opinion is expressed herein as to the price at which the securities to be issued in the Merger to the shareholders of the Company may trade at any time.

     Further, as of this date, our review of information regarding the Acquiring Company has been limited to the publicly-available information set forth above and we have not yet undertaken review of certain other information regarding the Acquiring Company. Our opinion set forth below is made expressly subject to the foregoing limitation on the scope of our review to date of information regarding the Acquiring Company. The conclusion we reach in any further opinion we may hereafter express as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of the company pursuant to the Merger may be affected by the additional information regarding the Acquiring Company and the further review of any such information heretofore furnished to us that we undertake after this date.

     In rendering this opinion, we have not been engaged to act as an agent or fiduciary of, and the Company has expressly waived any duties or liabilities we may otherwise be deemed to have had to, the Company's equity holders or any other third party.

     On the basis of, and subject to the foregoing, we are of the opinion that the proposed consideration to be received by the shareholders of the Company pursuant to the Merger, taken as a whole, is fair to such shareholders from a financial point of view.

                                        Very truly yours,

                                        PAINEWEBBER INCORPORATED

                                    /s/ PAINEWEBBER INCORPORATEDao

                                                       APPENDIX C
                                                       ----------

      EXCERPTS OF ARKANSAS BUSINESS CORPORATION ACT (DISSENTERS' RIGHTS)

                       SUBCHAPTER 13 -- DISSENTERS' RIGHTS

                  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

4-27-1301  DEFINITIONS.-- In this subchapter:

    1. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

    2. "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 4-27-1302 and who exercises that right when and in the manner required by Sections
4-27-1320--4-27-1328;

    3. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

    4. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances;

    5. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation;

    6. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder;

    7. "Shareholder" means the record shareholder or the beneficial shareholder.


4-27-1302 RIGHT OF DISSENT.-- A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

    1. Consummation of a plan of merger to which the corporation is a party:

    (i)  If shareholder approval is required for the merger by
Section 4-27-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

    (ii) If the corporation is a subsidiary that is merged with its parent under Section 4-27-1104;

    2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

    3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

    4. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

    (i)  Alters or abolishes a preferential right of the shares;

    (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

    (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

    (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

    (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 4-27-604; or

    5. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    B. A shareholder entitled to dissent and obtain payment for his shares under this subchapter may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.


4-27-1303 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.-- A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights.
The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

    B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

    1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

4-27-1304--4-27-1319  [RESERVED.]


          PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

4-27-1320 NOTICE OF DISSENTERS' RIGHTS.-- A. If proposed corporate action creating dissenters' rights under Section
4-27-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

    B.   If corporate action creating dissenters' rights under
Section 4-27-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 4-27-1322.


4-27-1321 NOTICE OF INTENT TO DEMAND PAYMENT.-- A. If proposed corporate action creating dissenters' rights under Section
4-27-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

    (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

    (2) Must not vote his shares in favor of the proposed action.

    B. A shareholder who does not satisfy the requirements of subsection A. of this section is not entitled to payment for his shares under this subchapter.


4-27-1322 DISSENTERS NOTICE.-- A. If proposed corporate action creating dissenters' rights under Section 4-27-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 4-27-1321.

    B.   The dissenters' notice must be sent no later than ten
(10) days after the corporate action was taken, and must:

    1. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

    2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

    4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the notice required by subsection A. of this section is delivered; and

    5.   Be accompanied by a copy of this subchapter.


4-27-1323 DUTY TO DEMAND PAYMENT.-- A. A shareholder sent a dissenters' notice described in Section 4-27-1322 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to Section 4-27-1322B.3., and deposit his certificates in accordance with the terms of the notice.

    B. The shareholder who demands payment and deposits his share certificates under subsection A. of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

    C. A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subchapter.


4-27-1324 SHARE RESTRICTIONS.-- A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Section 4-27-1326.

    B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.


4-27-1325 PAYMENT.-- A. Except as provided in Section 4-27-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with Section 4-27-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

    B.   The payment must be accompanied by:

    1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    2. A statement of the corporation's estimate of the fair value of the shares;

    3.   An explanation of how the interest was calculated;

    4. A statement of the dissenter's right to demand payment under Section 4-27-1328; and

    5.   A copy of this subchapter.

4-27-1326 FAILURE TO TAKE ACTION.-- A. If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    B. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 4-27-1322 and repeat the payment demand procedure.


4-27-1327 AFTER-ACQUIRED SHARES.-- A. A corporation may elect to withhold payment required by Section 4-27-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first an-nouncement to news media or to shareholders of the terms of the proposed corporate action.

    B. To the extent the corporation elects to withhold payment under subsection A. of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under Section 4-27-1328.


4-27-1328 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.-- A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Section 4-27-1325), or reject the corporation's offer under Section 4-27-1327 and demand payment of the fair value of his shares and interest due, if

    1.   The dissenter believes that the amount paid under
Section 4-27-1325, or offered under Section 4-27-1327, is less than the fair value of his shares or that the interest due is incorrectly calculated;

    2.   The corporation fails to make payment under Section
4-27-1325 within sixty (60) days after the date set for demanding payment; or

    3. The corporation, having failed to take the proposed action does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

    B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A. of this section within thirty (30) days after the corporation made or offered payment of his shares.

4-27-1329  [RESERVED.]


                  JUDICIAL APPRAISAL OF SHARES

4-27-1330  COURT ACTION.-- A. If a demand for payment under
Section 4-27-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    B. The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    C. The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

    D. The jurisdiction of the court in which the proceeding is commenced under subsection B. of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    E. Each dissenter made a party to the proceeding is entitled to judgment:

    (1) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

    (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Section 4-27-1327.


4-27-1331 COURT COSTS AND COUNSEL FEES.-- A. The court in an appraisal proceeding commenced under Section 4-27-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 4-27-1328.

    B. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

    1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 4-27-1320-
4-27-1328; or

    2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

    C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a Missouri corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.
Article XIII of the Restated Articles of Incorporation of registrant provides that registrant shall extend to its directors and certain of its executive officers the indemnification specified in subsections (1) and (2) and the additional indemnification authorized in subsection (7) and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

    Pursuant to a policy of directors' and officers' liability insurance, with total annual limits of $55 million, registrant's officers and directors are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers of registrant in the discharge of their duties solely in their capacity as directors or officers of registrant, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of registrant.

ITEM 21.  APPENDICES AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following exhibits are filed as part of this Registration Statement:

         (2)(a)    Agreement and Plan of Merger, dated August 18,
                   1994, by and among Worthen Banking
                   Corporation, Boatmen's Bancshares, Inc. and
                   BBI AcquisitionCo, Inc. (Appendix A to Proxy
                   Statement/Prospectus);

         (5) Opinion of Lewis, Rice & Fingersh regarding legality;

         (8) Form of opinion of Lewis, Rice & Fingersh regarding federal income tax consequences;

         (23)(a)   Consent of Ernst & Young LLP;

         (23)(b)   Consent of KPMG Peat Marwick LLP;

         (23)(c)   Consent of Frost & Company;

         (23)(d)   Consent of KPMG Peat Marwick LLP;

         (23)(e)   Consent of KPMG Peat Marwick LLP;

         (23)(f)   Consent of KPMG Peat Marwick LLP;

         (23)(g) Consent of Lewis, Rice & Fingersh (in opinion regarding legality);

         (23)(h) Consent of Lewis, Rice & Fingersh (in opinion regarding federal income tax consequences);

         (23)(i)   Consent of PaineWebber Incorporated;

         (24)      Power of Attorney;

         (99)(a)   Form of Proxy Card;

         (99)(b)   Form of Letter to Shareholders to Accompany
                   Proxy Statement/Prospectus;

         (99)(c)   Form of Notice of Special Meeting;

         (99)(d)   Fairness Opinion (Appendix B to Proxy
                   Statement/Prospectus); and

         (99)(e)   Excerpts of the Arkansas Business Corporation
                   Act (Dissenters' Rights) (Appendix C to Proxy
                   Statement/Prospectus).

         The following exhibits are incorporated herein by reference:

         (3)(a)    Restated Articles of Incorporation of
                   Boatmen's Bancshares, Inc.;

         (3)(b)    Change of Designation of Registered Agent;

         (3)(c)    Amended Bylaws of Boatmen's Bancshares, Inc.;

         (4) Rights Agreement, dated as of August 14, 1990, of Boatmen's Bancshares, Inc.;

                   Note: No long-term debt instrument issued by Boatmen's Bancshares, Inc. exceeds 10% of the consolidated total assets of Boatmen's Bancshares, Inc. and its subsidiaries. In accordance with paragraph 4(iii) of Item 601 of Regulation S-K, Boatmen's Bancshares, Inc. will furnish to the S.E.C. upon request copies of long-term debt instruments and related agreements.

    (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form.


ITEM 22.  UNDERTAKINGS.

    (1) The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated document by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (5) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 20 -- Indemnification of Directors and Officers), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                           SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on October 13, 1994.


                              BOATMEN'S BANCSHARES, INC.



                              By /s/ Andrew B. Craig, III
                                -----------------------------------------
                                   Andrew B. Craig, III
                                   Chairman of the Board and
                                   Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on October 13, 1994.

    /s/ Andrew B. Craig, III
- ------------------------------------     Chairman of the Board and Chief Executive Officer
      Andrew B. Craig, III               (principal executive officer)

       /s/ James W. Kienker
- ------------------------------------     Executive Vice President and Chief Financial Officer
         James W. Kienker                (principal financial and accounting officer)

                *
- ------------------------------------     President and Director
       Samuel B. Hayes, III

                *
- ------------------------------------     Vice Chairman and Director
       John Peters MacCarthy

                *
- ------------------------------------     Director
         Richard L. Battram

                *
- ------------------------------------     Director
         B. A. Bridgewater, Jr.

                *
- ------------------------------------     Director
         William E. Cornelius

                                    II-5

                *
- ------------------------------------     Director
            Ilus W. Davis

                *
- ------------------------------------     Director
           John E. Hayes, Jr.


- ------------------------------------     Director
           Lee M. Liberman


- ------------------------------------     Director
         William E. Maritz

                *
- ------------------------------------     Director
           Andrew E. Newman

                *
- ------------------------------------     Director
           Jerry E. Ritter

                *
- ------------------------------------     Director
         William P. Stiritz

                *
- ------------------------------------     Director
           Albert E. Suter


- ------------------------------------     Director
       Dwight D. Sutherland

                *
- ------------------------------------     Director
         Theodore C. Wetterau

/s/ James W. Kienker
- ------------------------------------
James W. Kienker
Attorney-in-fact

                            INDEX TO EXHIBITS

Number                         Exhibit
- ------                         -------

(2)(a) Agreement and Plan of Merger, dated August 18, 1994, by and among Worthen Banking Corporation, Boatmen's
         Bancshares, Inc. and BBI AcquisitionCo, Inc.
         (Appendix A to Proxy Statement/Prospectus).

(3)(a)   Restated Articles of Incorporation of Boatmen's
         Bancshares, Inc. is incorporated by reference from the Boatmen's Bancshares, Inc. Registration Statement on
         Form S-4 (Registration Statement No. 33-55625).

(3)(b) Change of Designation of Registered Agent is incorporated by reference from Boatmen's Bancshares, Inc. Registration Statement on Form S-4 (Registration
         Statement No. 33-55625).

(3)(c) Amended Bylaws of Boatmen's Bancshares, Inc. is incorporated by reference from the Boatmen's
         Bancshares, Inc. Registration Statement on Form S-4
         (Registration Statement No. 33-55625).

(4)      Rights Agreement, dated as of August 14, 1990, of
         Boatmen's Bancshares, Inc., is incorporated herein by reference from the Boatmen's Bancshares, Inc.
         Registration Statement on Form 8-A, dated August 14,
         1990.

(5)      Form of opinion of Lewis, Rice & Fingersh regarding legality.

(8) Opinion of Lewis, Rice & Fingersh regarding federal income tax consequences.

(23)(a)  Consent of Ernst & Young LLP.

(23)(b)  Consent of KPMG Peat Marwick LLP.

(23)(c)  Consent of Frost & Company.

(23)(d)  Consent of KPMG Peat Marwick LLP.

(23)(e)  Consent of KPMG Peat Marwick LLP.

(23)(f)  Consent of KPMG Peat Marwick LLP.

(23)(g) Consent of Lewis, Rice & Fingersh (in opinion regarding legality).

(23)(h) Consent of Lewis, Rice & Fingersh (in opinion regarding federal income tax consequences).

(23)(i)  Consent of PaineWebber Incorporated

(24)     Power of Attorney.



Number                         Exhibit
- ------                         -------

(99)(a)  Form of Proxy Card.

(99)(b)  Form of Letter to Shareholders to Accompany Proxy Statement/
         Prospectus.

(99)(c)  Form of Notice of Special Meeting.

(99)(d)  Fairness Opinion (Appendix B to Proxy Statement/Prospectus).

(99)(e)  Excerpts of the Arkansas Business Corporation Act
         (Dissenters' Rights)
         (Appendix C to Proxy Statement/Prospectus).